                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          TESORO PETROLEUM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

    --------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

   (3)  Filing Party:

    --------------------------------------------------------------------------

   (4)  Date Filed:

   ---------------------------------------------------------------------------

                          TESORO PETROLEUM CORPORATION

                             ---------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 29, 1998
                             ---------------------

     The 1998 Annual Meeting of Stockholders of Tesoro Petroleum Corporation (the "Company") will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, at 10:00 A.M. Central time on Wednesday, July 29, 1998, for the following purposes:

          1. To elect seven directors of the Company;

          2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000;

          3. To consider and act upon a proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan and increase the limit on the number of shares of restricted stock which can be granted under such plan;

          4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998; and

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of record at the close of business on June 9, 1998, are entitled to notice of and to vote at the annual meeting.

                                            By Order of the Board of Directors,

                                               JAMES C. REED, JR.
                                                    Secretary

June 29, 1998
San Antonio, Texas
                             ---------------------

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                          TESORO PETROLEUM CORPORATION

                                PROXY STATEMENT
                             ---------------------

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 29, 1998
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (sometimes referred to herein as the "Board") of Tesoro Petroleum Corporation ("Tesoro" or the "Company") of proxies to be voted at the 1998 Annual Meeting of Stockholders to be held on Wednesday, July 29, 1998, and at any adjournment thereof.

     Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted (i) for the directors nominated for election at the meeting, (ii) in favor of the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000,
(iii) in favor of the proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan and increase the limit on the number of shares of restricted stock which can be granted under such plan, and (iv) for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998. A stockholder giving a proxy may revoke it by written notice to the Secretary of the Company at any time before it is voted.

     At the close of business on June 9, 1998, the record date for the 1998 annual meeting, there were outstanding and entitled to vote 26,558,068 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held by them on all matters submitted to them. The Company has no other voting securities outstanding.

     A copy of the Company's Summary Annual Report for fiscal year 1997 has previously been mailed to all stockholders as of the record date. The Company's complete Consolidated Financial Statements, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 are included in Appendix A to this document. Such Summary Annual Report and Appendix A hereto do not constitute a part of the proxy materials.

     The principal executive offices of the Company are located at 8700 Tesoro Drive, San Antonio, Texas 78217-6218. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about June 29, 1998.

                           1.  ELECTION OF DIRECTORS

     At the 1998 annual meeting, the stockholders are requested to elect seven directors to hold office until the 1999 Annual Meeting of Stockholders or until their successors are elected and qualified. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. Each of such nominees has indicated his willingness to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

     The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors ("Abstentions"), and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") on the election of directors, will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

     On December 26, 1995, the Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee"), comprised at that time of five holders of the Company's Common Stock, announced its intention to engage in a solicitation of written consents for the primary purpose of removing the then current members of the Board and replacing them with a new board. On April 4, 1996, a settlement agreement was reached between the Committee and certain related parties (the "Solicitation Parties"), the Company and Ardsley Advisory Partners ("Ardsley"), the Company's then largest stockholder. Pursuant to the settlement agreement, the Solicitation Parties severally agreed, among other things, that for a period beginning as of April 4, 1996, and ending on the earlier of the day after the Company's 1999 annual meeting or June 30, 1999 (the "Standstill Period"), he or it shall not in any way, directly or indirectly, without the approval of the Board, make, encourage, participate or assist in (a) any attempt to take control of the Company, (b) any consent solicitation to remove any member of the Company's Board of Directors, (c) any solicitation of proxies to vote or become a participant in any election contest to remove any member of the Company's Board of Directors, (d) the nomination or election of any alternate director or slate of directors proposed from the floor at any meeting of the Company's stockholders, or (e) any offers or indications of interest with respect to the acquisition or disposition of the Company or any of its business units. In accordance with the settlement agreement, the Board was expanded with the addition on April 12, 1996, of Alan J. Kaufman, M.D., a Committee member, and Sanford B. Prater, a Partner of Ardsley, and William J. Johnson who was selected by the Governance Committee of the Board of Directors on June 6, 1996. On October 23, 1996, Mr. Prater resigned from the Board pursuant to a provision in the settlement agreement which provided that, if Ardsley's holdings of Tesoro Common Stock declined by more than 50 percent, Mr. Prater was obligated to tender his resignation from the Board. The settlement agreement further provides that Dr. Kaufman and Mr. Johnson shall continue subject to the terms of the settlement agreement to be nominated for election as part of the Board's recommended slate throughout the Standstill Period. In the case of Dr. Kaufman, the settlement agreement provides that, in the event any of the Solicitation Parties breaches the terms of the standstill, confidentiality and non-disparagement provisions of the settlement agreement or in the event Dr. Kaufman reduces his holdings of Company Common Stock below 400,000 shares or votes for any nominee for director other than those supported by a majority of the Board, Dr. Kaufman shall immediately tender his resignation and, at the option of the Company, be removed from the Board.

     The stockholders are being asked to elect seven directors, constituting the whole Board of Directors, to hold office until the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified, and proxies cannot be voted for more than seven nominees.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Certain information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the notes thereto has been furnished to the Company by the respective nominees.

                                                 SERVED AS
                                                DIRECTOR OF
                                    AGE AT      THE COMPANY
                                    JUNE 9,    OR PREDECESSOR         OTHER POSITIONS AND OFFICES
              NAME                   1998      COMPANIES FROM               WITH THE COMPANY
              ----                 ---------   --------------         ---------------------------
Steven H. Grapstein..............     40            1992             Vice Chairman of the Board of
                                                                           Directors(a)(b)(c)
William J. Johnson...............     63            1996                         (b)(d)
Alan J. Kaufman..................     60            1996                         (b)(d)
Raymond K. Mason, Sr.............     71            1983                         (a)(d)
Bruce A. Smith...................     54            1995          Chairman of the Board of Directors,
                                                                President and Chief Executive Officer(a)
Patrick J. Ward..................     67            1996                         (c)(d)
Murray L. Weidenbaum.............     71            1992                         (a)(c)

---------------

(a)  Member of the Executive Committee (Mr. Smith, Chairman).

(b)  Member of the Audit Committee (Mr. Grapstein, Chairman).

(c)  Member of the Governance Committee (Dr. Weidenbaum, Chairman).

(d)  Member of the Compensation Committee (Mr. Mason, Chairman).
                            ------------------------

     Steven H. Grapstein has been Chief Executive Officer of Kuo Investment Company and subsidiaries ("Kuo"), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Kuo. He is also a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville N.V. ("Oakville") since 1989. Mr. Grapstein is also a director of Baldwin Plc., which is an entertainment and leisure-related entity.

     William J. Johnson has been a petroleum consultant and investor since 1994. From 1990 through 1994, Mr. Johnson served as President, Chief Operating Officer and a director of Apache Corporation, a large independent oil and gas company. Mr. Johnson is on the Board of Directors of Camco International, Inc., an oil field equipment and services company; Snyder Oil Corporation, an exploration and production company; and J. Ray McDermott, S.A., an engineering and construction company.

     Alan J. Kaufman, M.D., is an investor in a number of companies and a retired neurosurgeon. Since 1987, he has been a director of Newpark Resources, Inc., a company engaged primarily in providing oil field services.

     Raymond K. Mason, Sr., has been Chairman of the Board of Directors of American Banks of Florida, Inc., since 1978.

     Bruce A. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1996. He has been a director of the Company since July 1995. Mr. Smith was President and Chief Executive Officer of the Company from September 1995 to June 1996; Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company from July 1995 to September 1995; Executive Vice President responsible for Exploration and Production and Chief Financial Officer of the Company from September 1993 to July 1995; and Vice President and Chief Financial Officer of the Company from September 1992 to September 1993.

     Patrick J. Ward has 47 years of experience in international energy operations with Caltex Petroleum Corporation, a 50/50 joint venture of Chevron Corp. and Texaco, Inc., engaged in the business of refining and marketing. Prior to his retirement in August 1995, he was Chairman, President and Chief Executive Officer of

Caltex, positions he had held since 1990. Mr. Ward served on the Board of Directors of Caltex from 1989 to 1995.

     Murray L. Weidenbaum, an economist and educator, has been the Mallinckrodt Distinguished University Professor and Chairman of the Center for the Study of American Business at Washington University in St. Louis, Missouri, since 1975. Dr. Weidenbaum is a director of May Department Stores Company.

     No director of the Company has a family relationship with any other director or executive officer of the Company.
                            ------------------------

     The Board of Directors met six times during fiscal year 1997. Each member of the Board of Directors attended at least 75 percent of the meetings of the Board and committees on which such director served during fiscal year 1997. The Board of Directors has an Executive Committee and the following standing committees: Audit Committee, Compensation Committee and Governance Committee.

     The Executive Committee, between meetings of the Board and while the Board is not in session, has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company as provided in Article III of the By-laws of the Company and has and may exercise such other powers and authority as may be lawfully delegated to such committee by the Board, including the power and authority (i) to declare a dividend on the Company's capital stock, (ii) to authorize the issuance of the Company's capital stock, (iii) to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law, and (iv) to the extent authorized in any resolution or resolutions providing for the issuance of shares of stock adopted by the Board or the Executive Committee as provided in subsection (a) of
Section 151 of the Delaware General Corporation Law, to fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series. The Executive Committee met one time during fiscal year 1997.

     The Audit Committee's primary purposes are (i) to aid the individual directors of the Board of Directors as a whole in performing and fulfilling their oversight responsibilities for financial reporting to the public; (ii) to aid in maintaining the corporate image and credibility as it relates to financial reporting; (iii) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to improve and maintain standards and procedures for financial control and quality financial reporting; (iv) to provide communication, as necessary, between the Board of Directors and control and accounting, legal, internal auditing and the external auditors; and (v) to recommend and support, with management and/or the Board of Directors, as appropriate, efforts to assure the Company's compliance with the requirements of the Foreign Corrupt Practices Act of 1977, as amended. The Audit Committee met four times during fiscal year 1997.

     The Compensation Committee's primary purposes are (i) to review and approve all areas of senior executive compensation including but not limited to salary adjustments, cash incentive awards and stock incentives, and to review and approve the aggregate amount of all merit increases, cash incentive awards and stock incentives for the Company's other executives; (ii) to administer and interpret the Company's Amended Incentive Stock Plan of 1982 (the "1982 Plan"), Amended and Restated Executive Long-Term Incentive Plan (the "1993 Plan") and any future incentive plans, to the extent set forth in such plans; (iii) to review Company retirement matters, consider amendments to the Company's retirement plans based on cost and benefit considerations, make recommendations to the Board of Directors in respect to such amendments and proposals, and review and approve any overall changes in retirement benefit formulas; (iv) to review new employment agreements, amendments and extensions of existing employment agreements, and to make recommendations to the Board of Directors with respect to such agreements; (v) to administer and interpret employment agreements and make recommendations to the Board of Directors with respect thereto; and (vi) to consult with the Board of Directors and review with the Board the actions of the Compensation Committee as appropriate. The Compensation Committee met four times during fiscal year 1997.

     The Governance Committee considers and recommends to the Board from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. Stockholders wishing to submit a recommendation should write to the Governance Committee. Stockholders may also make nominations for director at annual or certain special stockholder meetings if they comply with the procedures described below. The Governance Committee also reviews and makes recommendations to the Board annually regarding (i) the organization and structure of the Board and the committees of the Board and director compensation and (ii) the role and effectiveness of the Chief Executive Officer, the Board and each committee of the Board. The Governance Committee met three times during fiscal year 1997.

     Under the Company's By-laws, a stockholder of the Company entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholder meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in the Company's By-laws. The following summary is qualified in its entirety by reference to the full text of the By-laws. Written notice of such stockholder's intent to make such nomination must be delivered to the Company (Attention: Corporate Secretary) on a timely basis as set forth below and must contain (i) the name and address of the stockholder as it appears on the Company's books and of the beneficial owner, if any, on behalf of whom such nomination is made, and (ii) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, by Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

     In the case of an annual meeting of stockholders, the required notice must be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the tenth day following the day on which the public announcement is first made by the Company. In the case of a special meeting of stockholders at which directors are proposed to be elected in the notice of meeting, the stockholder wishing to make a nomination for director must deliver the required written notice to the Company (Attention: Corporate Secretary) not earlier than the ninetieth day prior to the special meeting and not later than the close of business on the later of the sixtieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
                            ------------------------

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an officer of the Company receives a base retainer of $18,000 per year, and an additional $2,000 for each meeting of the Board of Directors or any committee thereof attended in person, and $1,000 for each telephone meeting, including committee meetings held on the same day as a meeting of the Board of Directors. The non-executive Vice Chairman of the Board of Directors receives $25,000 per year for his service. In addition, the Chairman of the Audit Committee, Chairman of the Compensation Committee and Chairman of the Governance Committee each receive $5,000 per year for their service in such positions. During 1997, Robert J. Caverly received an aggregate of $17,473 for his service as Chairman Emeritus of the Board until his retirement from the Board in May 1997. The Company provides group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not employees of the Company. The premium for such insurance ranged from $144 to $3,286 for each of these directors during fiscal year 1997. Commencing with the 1997 Annual Meeting of Stockholders, one-half of each of the director's annual retainer is paid in Common Stock of the Company on an annual basis. The Company issues to each director within 30 days after the annual meeting of stockholders of the Company at which the director is elected a number of shares equal to one-half of the annual retainer in effect on the date of such meeting divided by the average of the closing prices for the Common Stock, as reported on the New York Stock Exchange ("NYSE") composite tape, for the ten trading days prior to such annual meeting. The shares of Common Stock issued to the directors will be held by the Company and will not be sold, pledged or otherwise disposed of and will not be delivered to the directors until the earlier of (i) the first anniversary date of the annual meeting which immediately preceded the issuance of such shares or (ii) the date on which the person ceases to be a director. The directors will have full voting rights with respect to such shares of Common Stock.

     The Company had established an unfunded Non-Employee Director Retirement Plan (the "Director Retirement Plan") in December 1994 which provided that any eligible non-employee director who elected to participate in the Director Retirement Plan and who had served on the Company's Board of Directors for at least three full years would be entitled to a retirement payment in cash beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ended. However, to more closely align director compensation with shareholders' interests, in March 1997, the Board of Directors amended the Director Retirement Plan to freeze the plan and convert the accrued benefits of each current director under the plan to a lump-sum present value which was transferred to an account ("Account") for each director in the Tesoro Petroleum Corporation Board of Directors Deferred Phantom Stock Plan (the "Phantom Stock Plan"). After the amendment and transfer, only those retired directors or beneficiaries who had begun receiving benefits remained participants in the Director Retirement Plan. By participating in the Phantom Stock Plan, each director waives any and all rights under the Director Retirement Plan. Commencing with 1997, each current and future non-employee director ("Participant") shall have credited to his Account as of the last day of the year a yearly accrual equal to $7,250, prorated to $6,042 for 1997 (limited to 15 accruals, including previous accruals of retirement benefits under the Director Retirement Plan); and each Participant who is serving as a chairman of a committee of the Board of Directors immediately prior to his termination as director and who has served at least three years as a director shall have an additional $5,000 credited to his Account. The Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a Participant may elect to defer any part or all of the cash portion of his annual director retainer into his Account. Each transfer, accrual or deferral shall be credited quarterly to the Participant's Account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of the Company's Common Stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the Participant's Account. Participants are vested 100 percent at all times with respect to deferrals and, if applicable, the chairman fee portion of his Account. Participants vest in amounts transferred from the Director Retirement Plan and the yearly accruals upon completion of three full years of service (including all service prior to March 6, 1997) as a member of the Board. If a Participant voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires or becomes disabled, he shall be 100 percent vested in his Account without regard to service. Distributions from the Phantom Stock Plan shall be made in cash, in either a lump-sum distribution or annual installments not exceeding ten years, based on the closing market price of the Company's Common Stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made. Death, disability, retirement or cessation of a Participant as a director of the Company constitute an event requiring a distribution. Upon the death of a Participant, the Participant's beneficiary will receive the cash value of the Participant's Account as of the date of death. At December 31, 1997, each Participant's Account was comprised of 3,253 units, 1,169 units, 1,389 units, 13,515 units, 1,611 units and 6,835 units of phantom stock for Messrs. Grapstein, Johnson, Kaufman, Mason, Ward and Weidenbaum, respectively.

     Under the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan (the "Deferred Compensation Plan"), a director electing to participate may defer between 20 percent and 100 percent of his total cash compensation for the ensuing year, which deferred fees are credited to an interest-bearing account maintained by the Company. Interest is applied to each quarter's deferral at the prime rate published in The Wall Street Journal on the last business day of such quarter plus two percentage points

(10.5 percent at December 31, 1997). All payments under the Deferred Compensation Plan are the sole obligation of the Company. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is paid to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as "change of control" is defined in the Deferred Compensation Plan), the balance in each participating director's account will be distributed to him as a lump sum within 30 days after the date of the change of control. The Company also has an agreement with Frost National Bank of San Antonio, Texas, under which the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust was established for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "1995 Plan") provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of the Common Stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995, or elected thereafter, initially receives an option to purchase 5,000 shares of the Company's Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, will be granted an option to purchase 1,000 shares of Common Stock on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2005. Under the 1995 Plan, stock options for 1,000 shares with an exercise price of $12.125 per share were granted to each non-employee director of the Company on May 8, 1997. At June 9, 1998, the Company had 56,000 options outstanding and 77,000 shares available for future grants under the 1995 Plan.

STOCK OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of June 9, 1998, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director and nominee, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1997 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

                                                               BENEFICIAL OWNERSHIP OF
                                                                   COMMON STOCK ON
                                                                    JUNE 9, 1998
                                                              -------------------------
                                                                               PERCENT
                                                               SHARES          OF CLASS
                                                              ---------        --------
Steven H. Grapstein.........................................    855,118(a)(b)   3.219
William J. Johnson..........................................      6,818(a)      0.026
Alan J. Kaufman.............................................    572,318(a)(c)   2.154
Raymond K. Mason, Sr. ......................................     26,246(a)      0.099
Bruce A. Smith..............................................    371,711(d)      1.387
Patrick J. Ward.............................................     13,818(a)(e)   0.052
Murray L. Weidenbaum........................................      9,818(a)      0.037
William T. Van Kleef........................................    120,289(f)      0.452
James C. Reed, Jr. .........................................    110,491(g)      0.415
Stephen L. Wormington.......................................    109,475(h)      0.411
Robert W. Oliver............................................     94,738(i)      0.356
All directors, nominees for election as a director and
  executive officers as a group (16 individuals)............  2,505,230(j)      9.161

---------------

 (a) The shares shown for Mr. Grapstein, Mr. Mason and Dr. Weidenbaum include 8,000 shares each which such directors had the right to acquire through the exercise of stock options on June 9, 1998, or within 60 days thereafter. The shares shown for Mr. Johnson, Dr. Kaufman and Mr. Ward include 6,000 shares, 7,000 shares and 7,000 shares, respectively, which such directors had the right to acquire through the exercise of stock options on June 9, 1998, or within 60 days thereafter. In addition, the shares shown for each director include 818 shares of Common Stock as payment of one-half of each director's annual retainer for fiscal year 1997 (see page 5). Units of phantom stock payable in cash which have been credited to the directors under the Phantom Stock Plan are not included in the shares shown above (see page 6).

 (b) The shares shown include 846,300 shares of the Company's Common Stock owned by Oakville. Mr. Grapstein is an officer of Oakville. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares.

 (c) The shares shown include 9,000 shares held in the name of Dr. Kaufman's spouse for which he disclaims beneficial ownership, and 20,000 shares owned by the Kaufman Children's Trust for which Dr. Kaufman has sole power to vote and direct the disposition thereof.

 (d) The shares shown include 2,696 shares credited to Mr. Smith's account under the Company's Thrift Plan and 239,267 shares which Mr. Smith had the right to acquire through the exercise of stock options on June 9, 1998, or within 60 days thereafter.

 (e) The shares shown include 6,000 shares owned by the P&L Family Partnership Ltd. which Mr. Ward and his spouse control through 90 percent ownership.

 (f) The shares shown include 1,906 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 66,913 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on June 9, 1998, or within 60 days thereafter.

(g) The shares shown include 1,171 shares credited to Mr. Reed's account under the Company's Thrift Plan and 50,267 shares which Mr. Reed had the right to acquire through the exercise of stock options on June 9, 1998, or within 60 days thereafter.

(h) The shares shown include 1,142 shares credited to Mr. Wormington's account under the Company's Thrift Plan and 108,333 shares which Mr. Wormington had the right to acquire through the exercise of stock options on June 9, 1998, or within 60 days thereafter.

(i) The shares shown include 405 shares credited to Mr. Oliver's account under the Company's Thrift Plan and 93,333 shares which Mr. Oliver had the right to acquire through the exercise of stock options on June 9, 1998, or within 60 days thereafter. The shares shown also include 1,000 shares held in the name of Mr. Oliver's spouse for which he disclaims beneficial ownership.

(j) The shares shown include 9,999 shares credited to the accounts of executive officers and directors under the Company's Thrift Plan and 787,903 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on June 9, 1998, or within 60 days thereafter. The shares shown also include 1,334 shares held in the name of an executive's spouse for which such executive disclaims beneficial ownership and 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.
                             ---------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information based on filings made with the Securities and Exchange Commission ("SEC") as to each person or group who on June 9, 1998, beneficially owned more than 5 percent of the outstanding shares of Common Stock of the Company.

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL
                                                                                 OWNERSHIP
                                                                            --------------------
                                                                             NUMBER     PERCENT
          TITLE OF CLASS              NAME AND ADDRESS OF BENEFICIAL OWNER  OF SHARES   OF CLASS
          --------------              ------------------------------------  ---------   --------
Common Stock......................    Wanger Asset Management, L.P.(a)      2,571,000      9.681
                                      227 West Monroe Street, Suite 3000
                                      Chicago, IL 60606
Common Stock......................    Heartland Advisors, Inc.(b)           1,721,620      6.482
                                      790 North Milwaukee Street
                                      Milwaukee, WI 53202

---------------

(a) According to Amendment No. 1 to a Schedule 13G filed with the SEC, Wanger Asset Management, L.P. ("WAM"), states that it is a Delaware limited partnership and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and Wanger Asset Management Ltd. states that it is a Delaware corporation and the General Partner of the Investment Adviser. Amendment No. 1 to the Schedule 13G indicates that the shares reported therein have been acquired on behalf of discretionary clients of WAM and that persons other than WAM are entitled to receive all dividends from, and proceeds from, the sale of those shares. According to Amendment No. 1 to the Schedule 13G, WAM, within the meaning of Rule 13d-3 of the Exchange Act, beneficially owns the shares shown in the table above and possesses shared power to vote or to direct the vote and shared power to dispose or direct the disposition of these shares.

(b) According to Amendment No. 1 to a Schedule 13G filed with the SEC, Heartland Advisors, Inc. ("Heartland"), states that it is a corporation organized under the laws of the state of Wisconsin and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. In Amendment No. 1 to the Schedule 13G, Heartland states that the shares of the Company's Common Stock are held in investment advisory accounts of Heartland, and as a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5 percent of the class. Within the meaning of Rule 13d-3 of the Exchange

     Act, 1,721,620 shares of the Company's Common Stock may be deemed beneficially owned by Heartland. According to Amendment No. 1 to the
     Schedule 13G, Heartland has sole voting power with respect to 1,677,420 of these shares and sole dispositive power with respect to 1,721,620 of these shares.
                             ---------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock or other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1997, its directors, executive officers and holders of more than 10 percent of the Company's voting stock complied with all Section 16(a) filing requirements with the following exceptions: Mr. Smith failed to timely report a grant of phantom stock options made to him on October 29, 1997. Mr. Grapstein failed to file two Form 4s for an aggregate of 21 transactions in October and December 1997 with respect to 245,600 shares of the Company's Common Stock sold by Oakville, of which Mr. Grapstein is a Vice President. Mr. Oliver failed to report on Form 3 shares of Common Stock held in the name of his spouse. Mr. Oliver disclaims beneficial ownership of such shares. Mr. Oliver has subsequently amended his Form 3 to report such shares. In connection with stock options granted on October 29, 1997 under the 1993 Plan, Messrs. Van Kleef, Reed, Wormington, Oliver, Nyberg, Beere and Wright each failed to timely report single transactions on Form 5s for the fiscal year ended December 31, 1997.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table contains information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended December 31, 1997, 1996 and 1995, of those persons who were on December 31, 1997, (i) the Chief Executive Officer and (ii) the other four most highly compensated officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                          ANNUAL COMPENSATION             COMPENSATION AWARDS
                                    --------------------------------   -------------------------
                                                        OTHER ANNUAL   RESTRICTED       STOCK       ALL OTHER
         NAME AND                   SALARY     BONUS    COMPENSATION      STOCK        OPTIONS     COMPENSATION
    PRINCIPAL POSITION       YEAR     ($)       ($)        ($)(A)      AWARD(S)($)   (SHARES)(B)      ($)(D)
    ------------------       ----   -------   -------   ------------   -----------   -----------   ------------
Bruce A. Smith.............  1997   578,269   715,000          --          --          175,000      1,142,017
  Chairman of the Board of   1996   510,096   680,960          --          (c)         170,000        790,751
  Directors, President       1995   347,692   350,000          --          --          100,000        320,612
  and Chief Executive
  Officer
William T. Van Kleef.......  1997   290,231   320,000          --          --           60,000        369,341
  Executive Vice President,  1996   236,269   248,900          --          (c)         100,000        216,207
  Operations                 1995   169,635   129,000          --          --           20,000         60,962
James C. Reed, Jr..........  1997   278,269   295,000          --          --           45,000        914,363
  Executive Vice President,  1996   243,673   232,750          --          (c)          50,000      1,004,676
  General Counsel and        1995   192,539   161,000          --          --           20,000        568,312
  Secretary
Stephen L. Wormington(e)...  1997   268,269   280,000          --          --           45,000             --
  President, Tesoro Alaska   1996        --        --          --          --               (c)            --
  Petroleum Company          1995        --        --          --          --               --             --
Robert W. Oliver(e)........  1997   208,269   210,000          --          --           25,000             --
  President, Tesoro          1996        --        --          --          --               (c)            --
  Exploration and
  Production                 1995        --        --          --          --               --             --
  Company

---------------

(a) No payments were made to the named executive officers which are reportable in Other Annual Compensation. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officers for all periods shown.

(b) Amounts include 175,000 phantom stock options granted to Mr. Smith in fiscal year 1997 (see page 16). At the discretion of the Compensation Committee of the Board of Directors, these phantom stock options may be converted to traditional stock options upon sufficient shares becoming available under the 1993 Plan. All other amounts represent traditional stock options.

(c) In 1996, the Compensation Committee of the Board approved a special incentive strategy comprised of long-term performance-vested restricted stock and stock options for the executive officers. Under this strategy, Messrs. Smith, Van Kleef and Reed were awarded 200,000, 75,000 and 75,000 shares, respectively, of restricted Common Stock, and Messrs. Wormington and Oliver were each granted 75,000 stock options at an exercise price of $11.375 per share (the fair market value as defined in the 1993 Plan of a share of the Company's Common Stock on the date of grant). Under the strategy, awards would be earned only if the market price of the Company's Common Stock reaches an average price of $20 or higher over any 20 consecutive trading days after June 30, 1997 and before December 31, 1998 (the "Performance Target") (see page 15). On May 12, 1998, the Performance Target was achieved which resulted in the lapse of restrictions on the restricted Common Stock and vesting of the stock options which had been awarded under the special incentive strategy.

(d) All Other Compensation for 1997 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan (see "Retirement Benefits" on page 18) of $1,135,617, $362,941 and $907,963 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively; and amounts contributed to the Company's Thrift Plan of $6,400 for each of these officers. All Other Compensation for 1996 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $786,251, $211,707 and $1,000,176 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively; and amounts contributed to the Company's Thrift Plan of $4,500 for each of these executive officers. All Other Compensation for 1995 includes amounts contributed by the Company and earnings on the respective executive officer's account in the Funded Executive Security Plan of $316,112, $56,462 and $563,812 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively; and amounts contributed to the Company's Thrift Plan of $4,500 for each of these executive officers.

(e) Since Mr. Wormington and Mr. Oliver were not executive officers during 1996 and 1995, information is not given for those years.

                             ---------------------

OPTION GRANTS IN 1997

     The following table sets forth information concerning individual grants of traditional stock options pursuant to the Company's 1993 Plan to the named executive officers and a grant of phantom stock options to the Chief Executive Officer during the year ended December 31, 1997. No Stock Appreciation Rights ("SARs") were granted under the 1993 Plan during 1997.

                             OPTION GRANTS IN 1997

                                              INDIVIDUAL GRANTS
                            -----------------------------------------------------    POTENTIAL REALIZABLE
                            NUMBER OF                                                  VALUE AT ASSUMED
                            SECURITIES    % OF TOTAL                                 ANNUAL RATES OF STOCK
                            UNDERLYING     OPTIONS                                  PRICE APPRECIATION FOR
                             OPTIONS      GRANTED TO    EXERCISE OR                       OPTION TERM
                             GRANTED      EMPLOYEES      BASE PRICE    EXPIRATION   -----------------------
           NAME                (#)         IN 1997      ($/SHARE)(A)      DATE        5%($)        10%($)
           ----             ----------   ------------   ------------   ----------   ----------   ----------
Bruce A. Smith............  175,000(b)       29.2         16.9844       10/28/07    1,869,245    4,737,033
William T. Van Kleef......   60,000(c)       10.0         16.9844       10/28/07      640,884    1,624,126
James C. Reed, Jr.........   45,000(c)        7.5         16.9844       10/28/07      480,663    1,218,094
Stephen L. Wormington.....   45,000(c)        7.5         16.9844       10/28/07      480,663    1,218,094
Robert W. Oliver..........   25,000(c)        4.2         16.9844       10/28/07      267,035      676,719

---------------

(a) The exercise price per share of these traditional options and phantom stock options is the average of the high and low prices of the Company's Common Stock on the NYSE on the date of grant.

(b) The options granted to Mr. Smith represent phantom stock options, which at the discretion of the Compensation Committee of the Board of Directors may be converted to traditional stock options upon sufficient shares becoming available under the 1993 Plan. The phantom stock options vest in 15 percent increments in each of the first three years and the remaining 55 percent increment vests in the fourth year. Upon exercise, Mr. Smith would be entitled to receive in cash the difference between the fair market value of the Common Stock on the date of the phantom stock option grant (exercise price) and the fair market value of Common Stock on the date of exercise (see page 16).

(c) The traditional options granted to Messrs. Van Kleef, Reed, Wormington and Oliver during 1997 are exercisable in four equal annual installments beginning one year from the date of grant.

                             ---------------------

AGGREGATED OPTION/SAR EXERCISES IN 1997 AND OPTION/SAR VALUES AT DECEMBER 31,
1997

     The following table reflects the number of unexercised stock options (excluding long-term performance-vested options granted in 1996 in connection with the special incentive compensation strategy (see page 15)) and SARs remaining at year-end and the potential value thereof based on the year-end market price of the Company's Common Stock of $15 1/2 per share. No stock options or SARs were exercised by the named executive officers during 1997.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                           OPTIONS/ SARS AT              OPTIONS/ SARS AT
                            SHARES                       DECEMBER 31, 1997(#)          DECEMBER 31, 1997($)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   -----------   -----------   -------------   -----------   -------------
Bruce A. Smith..........        --            --        239,267        376,733(a)    1,744,975       684,150
William T. Van Kleef....        --            --         60,913        146,387         254,444       189,963
James C. Reed, Jr.......        --            --         50,267        105,733         265,475       222,400
Stephen L. Wormington...        --            --         33,333        103,667         125,750       193,500
Robert W. Oliver........        --            --         18,333         56,667          77,187       118,125

---------------

(a) The number of unexercised options/SARs include 175,000 phantom stock options which were granted to Mr. Smith on October 29, 1997 (see page 16).

                             ---------------------

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of Tesoro Petroleum Corporation has prepared the following report regarding 1997 executive compensation. The Compensation Committee, which is composed entirely of non-employee directors, is responsible for all components of the Company's senior executive compensation programs and the aggregate cost-related aspects of other executive compensation. The members of the Compensation Committee for 1997 were Raymond K. Mason, Sr. (Chairman), William J. Johnson, Alan J. Kaufman and Patrick J. Ward. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for the Company's Chairman, President and Chief Executive Officer and the other officers named in the Summary Compensation Table, as well as compensation information of all executive officers of the Company.

   COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Compensation Committee that all compensation programs should (i) link pay and performance and (ii) attract, motivate, reward and retain the executive talent required to achieve corporate objectives. Tesoro also focuses strongly on stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Compensation Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans.

     The Company determines competitive levels of compensation using published compensation surveys (for energy and general industry companies of comparable size to the Company as measured by revenues), information obtained from compensation consultants and an analysis of compensation data contained in the proxy statements for the energy industry peer companies included in the Company's Total Shareholder Return Graph (the "Performance Graph").

     The elements of the Company's compensation program for executives include base salaries, annual performance-based incentives, long-term incentives and certain executive benefits. Each of these elements is further described below.

             DESCRIPTION OF THE 1997 EXECUTIVE COMPENSATION PROGRAM

     This section of the Compensation Committee's report describes each of the principal elements of the Company's executive compensation program with specific reference to the objectives discussed above.

Base Salaries

     Base salaries for the Company's senior executives in 1997 were reviewed through comparisons with the market survey data described above. The Compensation Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Compensation Committee, using its discretion, considers market base salary rates at the fiftieth percentile, average annual salary increases for executives in companies of all sizes across the country, and overall corporate financial performance. The Compensation Committee also makes a subjective review of individual performance in making base salary increase decisions for senior executives. These criteria are assessed in a non-formula fashion and are not weighted. The current base salary level for each of the named executive officers is, overall, consistent with the Company's philosophy of targeting the fiftieth percentile of the published compensation survey data previously described.

Annual Performance-Based Incentives

     Under the Company's 1997 annual incentive strategy, executive target awards were set to bring total annual compensation to the seventy-fifth percentile of the market survey data upon the achievement of target performance. The strategy was structured so that 60 percent of annual incentive award opportunities were tied to corporate performance for corporate positions (and for business unit positions, a combination of corporate and business unit performance) and 40 percent of the award opportunities are tied to a qualitative assessment of individual performance.

     The corporate financial objectives for 1997 were return on total capital compared to the industry peers shown in the Performance Graph and earnings before interest expense, income taxes and depreciation, depletion and amortization ("EBITDA") relative to the Company's business plan. These measures were weighted equally. For business unit positions, the quantitative performance measures, also weighted equally, were return on capital employed and EBITDA relative to the business plan.

     The individual, subjective performance measures varied by executive but included such items as total shareholder return, acquisitions success, strategy development and organizational development. In addition to these items, business unit positions were also evaluated on various cost, safety, environmental and operating objectives. These objectives were not weighted. Annual incentive awards in 1997 for executive officers were paid between target and maximum levels since the Company's performance was well above targeted levels. Payouts for business unit officers also fell between target and maximum based on combined corporate and unit results.

Long-Term Incentives

     The Company believes that its executive officers should have an ongoing stake in the success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance since stock-related compensation is directly tied to stockholder value.

     In 1997, the Compensation Committee provided stock option and/or phantom stock option grants to key executives and selected other employees under its ongoing long-term incentive program. Phantom stock options were provided to the Chief Executive Officer rather than traditional stock options because an insufficient number of stock options existed in the 1993 Plan. Upon exercise of the phantom stock options, the Chief Executive Officer would be entitled to receive in cash the difference between the fair market value of Common Stock on the date of the phantom stock option grant and the fair market value of Common Stock on the date of exercise. These phantom stock options may at the discretion of the Compensation Committee be converted to traditional stock options upon sufficient shares becoming available under the 1993 Plan. Phantom stock options and traditional stock options provide a strong tie between pay and performance, since recipients only realize value from stock options/phantom options if the Company's share price rises after the date of grant. All stock options (traditional and phantom) in 1997 were granted at 100 percent of fair market value at the time of grant. The traditional stock options vest in 25 percent increments per year, and the phantom stock options vest in 15 percent increments in each of the first three years and the remaining 55 percent increment vests in the fourth year.

     In determining the size of stock option/phantom option grants for executive officers in 1997, the Compensation Committee considered market data on typical stock option grants at the market twenty-fifth, fiftieth and seventy-fifth percentiles. The 1997 stock option/phantom option grants made to executives ranged between the twenty-fifth and seventy-fifth percentiles based on the Chief Executive Officer's and Compensation Committee's assessment of the participant's ability to affect long-term results.

     In addition to its ongoing stock option/phantom option program, the Company has a special incentive compensation strategy comprised of performance-vested restricted stock and stock options for the executive officers which was established in 1996. The intent of this strategy is to provide an extraordinary incentive for achieving outstanding stock price performance. Under this strategy, executive officers received from the 1993 Plan a significant number of restricted shares (for three of the named executive officers) or stock options (for other executive officers) which vest only if the Company's share price reaches an average of $20 or higher over 20 consecutive trading days after June 30, 1997, and before December 31, 1998. If this share price target is not achieved, these special performance-vested restricted stock and stock options are canceled. The intent of this program is to provide market ninetieth percentile total pay if the Company achieves outstanding stock price growth.

Other Executive Benefits and Perquisites

     The Company also provides certain benefits and perquisites to its key executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, change-in-control arrangements, and, for certain senior executive officers, a flexible perquisites program (with a dollar limit placed on perquisite expenses) and employment agreements. Levels of company benefits and perquisites for executives were in line with market fiftieth and seventy-fifth percentile levels.

        DISCUSSION OF 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The discussion below applies to Mr. Smith's 1997 compensation.

Base Salary

     Mr. Smith's annual base salary was increased from $575,000 to $600,000 in 1997. This base salary adjustment placed Mr. Smith's base salary at a level consistent with the fiftieth percentile for the Company's peer group in the published compensation surveys previously described. The base salary adjustment was intended to keep Mr. Smith's base pay at a competitive level and reflected the Compensation Committee's subjective assessment that Mr. Smith's performance was very strong.

Annual Incentive Award

     Based on the Company's outstanding performance on the measures described under the Annual Performance-Based Incentives section above (as well as outstanding individual performance in the areas of progress in establishing the Company's strategy and taking steps to enhance shareholder values), the Compensation Committee provided Mr. Smith with an annual incentive of $715,000 for 1997. This award was between the targeted and maximum levels provided under the program.

Stock Options

     Mr. Smith received a grant of 175,000 phantom stock options in 1997. These phantom stock options were granted at 100 percent of the fair market value of the Company's Common Stock on the grant date and vest in 15 percent increments in each of the first three years and the remaining 55 percent increment vests in the fourth year. The size of the phantom stock option grant was established near the market fiftieth percentile of the published compensation survey data. The performance sensitivity of phantom stock options is a result of phantom options only producing income for the recipient if the Company's stock price rises after the grant date.

             POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Under Section 162(m) of the Internal Revenue Code of 1996, as amended (the "Code"), publicly traded companies may not receive a tax deduction on non-performance based compensation to executive officers in excess of $1 million. The Company's stock option and phantom stock option grants qualify as performance-based compensation under the law. No specific actions have been taken with regard to cash compensation to comply with Section 162(m) at this time.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Raymond K. Mason, Sr., Chairman
William J. Johnson
Alan J. Kaufman
Patrick J. Ward

Approved: April 9, 1998

PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares the cumulative total return of the Company's Common Stock to the cumulative total return of the S&P 500 Composite Index and to a composite peer group of companies. Due to a number of mergers and consolidations in the energy industry, a new composite peer group (the "New Peer Group") was selected for 1997 which included the following: Holly Corporation; The Louisiana Land and Exploration Company; MAPCO Inc.; Murphy Oil Corporation; Oryx Energy Company; Quaker State Corporation; Seagull Energy Corporation; Tosco Corporation; Ultramar Diamond Shamrock Corporation; Union Texas Petroleum Holdings, Inc.; and Valero Energy Corporation. Companies in the old peer group (the "Old Peer Group") were as follows: Diamond Shamrock Corporation (currently Ultramar Diamond Shamrock Corporation); Getty Petroleum Marketing Inc. (spinoff from Getty Petroleum Corporation); Holly Corporation; The Louisiana Land and Exploration Company; Maxus Energy Corporation (through
1994); Murphy Oil Corporation; Oryx Energy Company; Quaker State Corporation; Tosco Corporation; Total Petroleum (North America) Ltd. (through 1996); Union Texas Petroleum Holdings, Inc.; and Valero Energy Corporation. This line graph is for the period of five fiscal years commencing December 31, 1992, and ending December 31, 1997.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG THE COMPANY, S&P 500 INDEX AND COMPOSITE PEER GROUPS
                                    [GRAPH]

                                         TESORO
        MEASUREMENT PERIOD             PETROLEUM          S&P 500           NEW PEER          OLD PEER
      (FISCAL YEAR COVERED)             CORP. .            INDEX             GROUP             GROUP
12/31/92                                         100               100               100               100
12/31/93                                      183.33            110.08            113.28            109.34
12/31/94                                      308.33            111.53            104.76            102.38
12/31/95                                      287.50            153.45            115.84            111.51
12/31/96                                      466.67            188.68            161.44            160.09
12/31/97                                      516.67            251.63            190.89            192.94

---------------

* Assumes that the value of the investment in Common Stock and each index was $100 on December 31, 1992, and that all dividends were reinvested. Investment is weighted on the basis of market capitalization.

NOTE: The stock price performance shown on the graph is not necessarily indicative of future price performance.

                             ---------------------

RETIREMENT BENEFITS

     The Company maintains a noncontributory qualified Retirement Plan which covers officers and other eligible employees. Benefits under the plan are payable on a straight life annuity basis and are based on the average monthly earnings and years of service of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonus received by the participating employee during the 36 consecutive months of the last 120 months of service which produces the highest average monthly rate of earnings.

     In addition, the Company maintains an unfunded executive security plan, the Amended Executive Security Plan ("Amended Plan"), for executive officers and other key personnel selected by the Chief Executive Officer. The Amended Plan provides for a monthly retirement income payment during retirement equal to a percentage of a participant's Earnings. "Earnings" is defined under the Amended Plan to mean a participant's average monthly rate of total compensation, primarily salary and bonus earned, including performance bonuses and incentive compensation paid after December 1, 1993, in the form of stock awards of the Company's Common Stock (excluding stock awards under the special incentive compensation strategy), for the 36 consecutive calendar months within the last ten-year period which produce the highest average monthly rate of compensation for the participant. The monthly retirement benefit percentage is defined as the sum of 4 percent of Earnings for each of the first ten years of employment, plus 2 percent of Earnings for each of the next ten years of employment, plus 1 percent of Earnings for each of the next ten years of employment. The maximum percentage is 70 percent. The Amended Plan provides for the payment of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from the Company's Retirement Plan and Social Security benefits.

     The Company also maintains the Funded Executive Security Plan ("Funded Plan") which covers only selected persons approved by the Chief Executive Officer who are also participants in the Amended Plan and provides participants with substantially the same after-tax benefits as the Amended Plan. Advance payments are made to the extent a participant is expected to incur a pre-retirement tax liability as a result of his participation in the Funded Plan. The Funded Plan is funded separately for each participant on an actuarially determined basis through a bank trust whose primary asset is an insurance contract providing for a guaranteed rate of return for certain periods. Amounts payable to participants from the Funded Plan reduce amounts otherwise payable under the Amended Plan.

     The following table shows the estimated annual benefits payable upon retirement under the Company's Retirement Plan, Amended Plan and the Funded Plan for employees in specified compensation and years of benefit service classifications without reference to any amount payable upon retirement under the Social Security law or any amount advanced before retirement. The estimated annual benefits shown are based upon the assumption that the plans continue in effect and that the participant receives payment for life. As of January 1, 1998, the federal tax law generally limits maximum annual retirement benefits payable by the Retirement Plan to any employee to $130,000, adjusted annually to reflect increases in the cost of living and adjusted actuarially for retirement. However, since the Amended Plan and the Funded Plan are not qualified under Section 401 of the Code, it is possible for certain retirees to receive annual benefits in excess of this tax limitation.

HIGHEST AVERAGE                                NUMBER OF YEARS OF BENEFIT SERVICE
ANNUAL RATE                               --------------------------------------------
OF COMPENSATION                              10          15          20          25
---------------                           --------    --------    --------    --------
$ 100,000...............................  $ 40,000      50,000      60,000      65,000
$ 200,000...............................  $ 80,000     100,000     120,000     130,000
$ 300,000...............................  $120,000     150,000     180,000     195,000
$ 400,000...............................  $160,000     200,000     240,000     260,000
$ 500,000...............................  $200,000     250,000     300,000     325,000
$ 600,000...............................  $240,000     300,000     360,000     390,000
$ 700,000...............................  $280,000     350,000     420,000     455,000
$ 800,000...............................  $320,000     400,000     480,000     520,000
$ 900,000...............................  $360,000     450,000     540,000     585,000
$1,000,000..............................  $400,000     500,000     600,000     650,000
$1,100,000..............................  $440,000     550,000     660,000     715,000
$1,200,000..............................  $480,000     600,000     720,000     780,000
$1,300,000..............................  $520,000     650,000     780,000     845,000

     The years of benefit service as of December 31, 1997, for the named executive officers were as follows: Mr. Smith, 5 years; Mr. Van Kleef, 4 years; Mr. Reed, 23 years; Mr. Wormington, 3 years; and Mr. Oliver, 2 years.

     In addition to the retirement benefits described above, the Amended Plan provides for a pre-retirement death benefit payable over eight years of four times a participant's annual base pay as of December 1 preceding a participant's date of death, less the amount payable from the Funded Plan at the date of death. The amount payable from the Funded Plan at death is based on the actuarial value of the participant's vested accrued benefit, payable in 96 monthly installments or as a life annuity if a surviving spouse is the designated beneficiary.

EMPLOYMENT CONTRACTS, MANAGEMENT STABILITY AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under an employment agreement dated November 1, 1997, Mr. Smith is employed until November 1, 2000, at an annual base salary of $600,000. Under separate employment agreements, Mr. Van Kleef and Mr. Reed are employed until December 31, 1998, at annual base salaries of $325,000 and $300,000, respectively. In addition to their base salaries, each of the employment agreements for the above executives provide that the Company shall establish an annual incentive compensation strategy for executive officers in which each executive shall be entitled to participate in a manner consistent with his position with the Company and the evaluations of his performance by the Board of Directors or any appropriate committee thereof. The target incentive bonus under the 1997 annual incentive compensation strategy was a percentage of the respective executive officer's annual base salary and was 85 percent for Mr. Smith, 70 percent for Mr. Van Kleef and 70 percent for Mr. Reed. Each of the employment agreements also provide that the executive will receive an annual amount (the "flexible perquisite amount") to cover various business-related expenses such as dues for country, luncheon or social clubs; automobile expenses; and financial and tax planning expenses. The executive may elect at any time by written notice to the Company to receive in cash any of such flexible perquisite amount which has not been paid to or on behalf of the executive. The annual flexible perquisite amount is $30,000, $20,000 and $20,000 for Mr. Smith, Mr. Van Kleef and Mr. Reed, respectively. Each employment agreement also provides that the Company will pay initiation fees for social clubs and reimburse the executive for related tax expenses to the extent the Board of Directors or a duly authorized committee thereof determines such fees are reasonable and in the best interest of the Company.

     Each of the employment agreements with Mr. Smith, Mr. Van Kleef and Mr. Reed provides that in the event the Company should terminate such executive officer's employment without cause, if he should resign his employment for "good reason" (as "good reason" is defined in the employment agreements), or if the

Company shall not have offered to such executive officer prior to the termination date of his employment agreement the opportunity to enter into a new employment agreement, with terms, in all respects, no less favorable to the executive than the terms of his current employment agreement, such executive will be paid a lump-sum payment equal to (i) two times the sum of (a) his base salary at the then current rate and (b) the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs and (ii) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. Each executive shall also receive all unpaid bonuses for the year prior to the year in which the termination occurs and shall receive
(i) for a period of two years continuing coverage and benefits comparable to all life, health and disability insurance plans which the Company from time to time makes available to its management executives and their families, (ii) a lump-sum payment equal to two times the flexible perquisites amount and (iii) two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. All unvested stock options held by the executive on the date of the termination shall become immediately vested and all restrictions on "restricted stock" then held by the executive shall terminate, except for the restrictions on restricted stock awards granted under the special incentive compensation strategy which vest on a pro-rata basis relative to the period of time of the Performance Target that such executive was an employee, until it is determined whether the vesting requirement established in the award has been satisfied.

     Each employment agreement further provides that, in the event such executive officer's employment is involuntarily terminated within two years of a change of control or if the executive officer's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in each of the employment agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to three times his base salary at the then current rate; (ii) a lump-sum payment equal to the sum of (a) three times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to such executive for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination; and (iii) a lump-sum payment equal to the amount of any accrued but unpaid bonuses. The Company (or its successor) shall also provide (i) for a period of three years continuing coverage and benefits comparable to all life, health and disability plans of the Company in effect at the time a change of control is deemed to have occurred; (ii) a lump-sum payment equal to three times the flexible perquisites amount; and (iii) three years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     In the case of Mr. Smith, his employment agreement further provides that if remuneration or benefits of any form paid to him by the Company or any trust funded by the Company during or after his employment with the Company are excess parachute payments as defined in Section 280G of the Code, and are subject to the 20 percent excise tax imposed by Section 4999 of the Code, the Company shall pay Mr. Smith a bonus no later than seven days prior to the due date for the excise tax return in an amount equal to the excise tax payable as a result of the excess parachute payment and any additional federal income taxes (including any additional excise taxes) payable by him as a result of the bonus, assuming that he will be subject to federal income taxes at the highest individual margin rate.

     The Company has separate Management Stability Agreements ("Stability Agreements") with Mr. Wormington and Mr. Oliver which are only operative in the event of a change of control of the Company. The Stability Agreements provide that, if Mr. Wormington's or Mr. Oliver's employment is involuntarily terminated within two years of a change of control or if Mr. Wormington's or Mr. Oliver's employment is voluntarily terminated within two years of a change of control "for good reason," as defined in the Stability Agreements, he shall be paid within ten days of such termination (i) a lump-sum payment equal to two times his base salary at the then current rate and (ii) a lump-sum payment equal to the sum of (a) two times the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Wormington and Mr. Oliver for the year in which the termination occurs or the year in which the change of control occurred, whichever is greater, and (b) if termination occurs in the fourth quarter of a calendar year, the sum of the target bonuses under all of the Company's incentive bonus plans applicable to Mr. Wormington and Mr. Oliver for the year in which the termination occurs prorated daily based on the number of days from the beginning of the calendar year in which the termination occurs to and including the date of termination. The Company (or its successor) shall also provide continuing coverage and benefits comparable to all life, health and disability plans of the Company for a period of 24 months from the date of termination and Mr. Wormington and Mr. Oliver would each receive two years additional service credit under the Amended Plan and the Funded Plan, or successors thereto, of the Company applicable to such executive on the date of termination. A change of control shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (b) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one year thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by the Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or (iv) there shall be, in the cases of Mr. Wormington or Mr. Oliver, the Company's refining and marketing business or exploration and production business, respectively, (A) a direct or indirect sale of all or substantially all of the assets of the Company's refining and marketing business or exploration and production business, or (B) the sale of stock of a subsidiary (or affiliate) of the Company that conducts all or substantially all of the Company's refining and marketing business or exploration and production business, or (C) a merger, joint venture or other business combination involving the Company's refining and marketing business or exploration and production business, and as a result of such sale of assets, sale of stock, merger, joint venture or other business combination, the Company shall cease to have the power to elect a majority of the Board of Directors (or the other equivalent governing or managing body) of the entity which acquires, or otherwise controls or conducts, the Company's refining and marketing business or exploration and production business.

                 2. AMEND THE COMPANY'S RESTATED CERTIFICATE OF
          INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
           THE COMPANY'S COMMON STOCK FROM 50,000,000 TO 100,000,000

     The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company has the authority to issue from 50,000,000 to 100,000,000 (the "Common Stock Amendment"). The Board of Directors further directed that the Common Stock Amendment be submitted for consideration by stockholders at the Company's 1998 annual meeting of stockholders. In the event the Common Stock Amendment is approved by stockholders, the Company will thereafter amend its Restated Certificate of Incorporation with the Delaware Secretary of State with a filing reflecting such Common Stock Amendment, which will become effective at the close of business on the date such filing is accepted by the Secretary of State.

     In the event stockholders approve the Common Stock Amendment, the Company will be authorized to amend the first paragraph of Article IV and subsection (A) of Article IV of the Restated Certificate of Incorporation by deleting all of the present first paragraph of Article IV and subsection (A) of Article IV and inserting in lieu thereof the following first paragraph of Article IV and subsection (A) of Article IV:

                                  "ARTICLE IV

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares consisting of

          One Hundred Million (100,000,000) shares of the par value $.16 2/3 per share; and

          Five Million (5,000,000) shares with no par value.

     (A) Designation of Each Class of Shares.

          (1) The One Hundred Million (100,000,000) authorized shares of a par value of $.16 2/3 shall be designated Common Stock; and

          (2) The Five Million (5,000,000) authorized shares with no par value shall be designated Preferred Stock."

     As of June 9, 1998, the Company had 26,558,068 shares of Common Stock issued and outstanding and 2,200,633 shares reserved for future issuance under the Company's employee incentive stock plans, of which currently 2,119,760 shares are covered by outstanding grants and approximately 80,873 shares are available to grant. The Company also has a shelf registration statement on file with the SEC covering the issuance from time to time of approximately 14,950,000 additional securities, including Common Stock or securities convertible into Common Stock. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 6,291,299 shares remaining available for other purposes.

     The Board believes that it is in the Company's best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available for issuance to meet the Company's future business needs as they arise. The availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of proper corporate purposes as the Board may deem advisable without further action by the Company's stockholders, except as may be required by law, regulation or the rules of any national securities exchange or quotation system on which the shares of the Company's Common Stock are then listed. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition or merger into the Company of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or distributions, effecting a stock split and other bona fide corporate purposes. Were these situations to arise, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share, and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power in the Company.

     Although an increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the current proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock is not in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders.

     Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the annual meeting is required to adopt this proposal. With respect to this proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000 shares, all such shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000 shares. Under Delaware law and the Restated Certificate of Incorporation and By-laws, Abstentions and Broker Non-Votes to proposal two will have the same effect as votes against such proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000.

       3. INCREASE IN THE NUMBER OF SHARES WHICH CAN BE GRANTED UNDER THE
          TESORO PETROLEUM CORPORATION AMENDED AND RESTATED EXECUTIVE
      LONG-TERM INCENTIVE PLAN ("1993 PLAN") AND INCREASE THE LIMIT ON THE
               NUMBER OF SHARES OF RESTRICTED STOCK WHICH CAN BE
                            GRANTED UNDER SUCH PLAN

     The Board of Directors is unanimously recommending that the Company's stockholders approve an amendment to the 1993 Plan which would increase the total number of shares of Common Stock available for grant under the 1993 Plan from 2,650,000 to 4,250,000 and which would increase the limit on the number of shares of restricted stock which can be granted under the 1993 Plan to no more than 750,000 shares of Common Stock. The increase in the total number of shares available is necessary because, as of June 9, 1998, only 80,873 shares of Common Stock were available for grant under the 1993 Plan. The Board of Directors believes that, based upon advice from its independent compensation consultant, this number is insufficient to provide for the future participation of employees who are eligible for grants under the 1993 Plan and is below the market median of shares reserved for stock-based pay. As of June 9, 1998, restricted stock granted under the 1993 Plan aggregated 350,000 shares. The Board of Directors has approved this amendment, subject to stockholder approval.

     If stock incentives covering the additional 1,600,000 shares of Common Stock are granted by the Company, participants upon exercise of such grants and outstanding grants under the 1993 Plan and upon issuance of additional securities, including Common Stock or securities convertible into Common Stock under a shelf registration on file with the SEC, would hold approximately 10 percent of the outstanding Common Stock (excluding their Common Stock ownership outside of the 1993 Plan). Persons eligible to participate in the 1993 Plan include all full-time active employees of the Company and its subsidiaries as determined by the Compensation Committee of the Board of Directors of the Company. It is presently estimated that approximately 60 persons, including approximately ten present officers of the Company, would be considered eligible to receive stock incentives.

     The affirmative vote of the holders of a majority of the outstanding shares present, or represented, and entitled to vote at the annual meeting is required to approve the amendment to increase the number of shares which can be granted under the 1993 Plan and increase the limit on the number of shares of restricted stock which can be granted under such plan. Under Delaware law and the Restated Certificate of Incorporation and By-laws, Abstentions as to proposal three will have the same effect as votes against such proposal. Broker Non-Votes, however, will be deemed shares not entitled to vote on such matters, and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE TESORO PETROLEUM CORPORATION AMENDED AND RESTATED EXECUTIVE LONG-TERM INCENTIVE PLAN.

Summary of the 1993 Plan

     The 1993 Plan was approved by the Company's stockholders at the annual meeting of stockholders held on February 9, 1994, and replaced the 1982 Plan, although grants under the 1982 Plan that have not been fully exercised remain outstanding pursuant to their terms. The following summarizes the material provisions of the 1993 Plan, but is qualified in its entirety by reference to the full text of the 1993 Plan. Persons eligible to participate in the 1993 Plan include all full-time, active employees of the Company, including directors who are also employees of the Company. The 1993 Plan is administered by the Compensation Committee of the Board of Directors consisting of directors who are not employees of the Company (the "Compensation Committee"). Subject to the provisions of the 1993 Plan, the Compensation Committee may, from time to time, select from all eligible employees, those to whom awards will be granted.

     The 1993 Plan is a flexible plan that gives the Compensation Committee broad discretion to fashion the terms of awards in order to provide eligible participants with stock-based incentives as the Compensation Committee deems appropriate. It permits the issuance of awards in a variety of forms, including
(i) restricted stock, (ii) incentive stock options, (iii) nonqualified stock options (incentive and nonqualified stock options are referred to collectively as "options"), (iv) SARs, and (v) performance share and performance unit awards.

     The 1993 Plan provides for the grant of up to 2,650,000 shares of the Common Stock of the Company which, subject to stockholder approval at this meeting, will be increased to 4,250,000 shares. The 1993 Plan also provides that no more than 500,000 shares of restricted stock can be granted, which, subject to stockholder approval at this meeting, will be increased to 750,000 shares of restricted stock. The closing price per share of the Company's Common Stock as traded on the NYSE on June 9, 1998, was $19 7/8. If any award granted under the 1993 Plan is canceled, terminates, expires or lapses for any reason, subject to certain limited exceptions, any shares subject to such award will become available for additional awards under the 1993 Plan. However, in the event that prior to the award's cancellation, termination, expiration or lapse, the holder of the award at any time received one or more "benefits of ownership" pursuant to such award (as defined by the SEC, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the shares subject to such award will not be made available for regrant under the 1993 Plan. In the event of a stock dividend, stock split, recapitalization or similar event, the Compensation Committee will equitably adjust the aggregate number of shares subject to the 1993 Plan, the number of shares subject to each outstanding award and the exercise prices of outstanding options.

     The 1993 Plan may be amended, modified or terminated by the Board of Directors. However, without stockholder approval, no such amendment, modification or termination may: (a) with limited exceptions, materially increase the total number of shares which may be issued, (b) materially modify the eligibility requirements for participation or (c) materially increase the benefits accruing to participants. Unless earlier terminated by the Board of Directors or stockholders, the issuance of awards under the 1993 Plan will cease as of September 15, 2003.

     Stock options granted under the 1993 Plan provide for purchase of shares of Common Stock at prices determined by the Compensation Committee; provided that the option price shall not be less than the fair market value thereof on the date the option is granted unless such option is granted in connection with a deferral election under the 1993 Plan. On May 4, 1995, the stockholders adopted an amendment to the 1993 Plan which limits the number of stock option shares that an individual participant may be granted to 500,000 shares during any fiscal year of the Company.

     Options granted under the 1993 Plan are exercisable at such times and subject to such restrictions and conditions as the Compensation Committee shall approve, but in no event may any option be exercisable prior to six months following its grant. Options may only be transferred under the laws of descent and distribution and shall be exercisable only by the participant during the participant's lifetime. The option exercise price is payable in cash or in shares of Common Stock having a fair market value equal to the exercise price or in a combination of cash and such shares. The Compensation Committee may also allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws. Upon the death, disability or retirement of a participant, all outstanding options shall immediately vest and shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability, and three years after termination of employment in the case of retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all options held by the participant which are not vested as of the effective date of termination shall be forfeited and options which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, the Compensation Committee, in its sole discretion, may immediately vest all or any portion of the options of a participant not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding options held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the options are vested.

     There are generally no federal tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the stock option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a nonqualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the stock option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a nonqualified stock option will generally result in a capital gain or loss for the optionee but will have no tax consequences for the Company.

     SARs granted under the 1993 Plan may take the form of affiliated SARs, freestanding SARs, tandem SARs, or any combination of these forms of SARs. Affiliated SARs may be granted in connection with related stock options and may be automatically exercised upon exercise of the related stock option, with the grant price being equal to the option price of the related stock option. Freestanding SARs may be granted independent of the grant of any stock option with a grant price at least equal to the fair market value of a share of Common Stock on the date of grant. Tandem SARs are granted in conjunction with a related stock option at a grant price equal to the option price of the related stock option. Either the stock option or the tandem SAR will be adjusted for exercise of the other since the exercise of a stock option or the tandem SAR requires the surrender of the right to exercise the equivalent portion of the stock option or the tandem SAR, as applicable. The term of any SAR granted under the 1993 Plan may not exceed ten years.

     Upon exercise of an SAR, the participant will receive the difference between the fair market value of one share of Common Stock on the date of exercise and the grant price, multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise of an SAR may be in cash, in shares of Common Stock having a fair market value equal to the value of the SAR being exercised, or partly in cash and partly in shares of Common Stock, as determined by the Compensation Committee in its discretion. The Compensation Committee may impose restrictions on the exercise of SARs, including the imposition of window periods for exercise of an SAR for persons required to file reports pursuant to the provisions of Section 16 of the Exchange Act. Upon the death, disability or retirement of a participant, all outstanding SARs which are exercisable on the termination date shall remain exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability and three years after termination of employment in the case of retirement. Upon the death, disability or retirement of a participant, all outstanding SARs which are not exercisable on the termination date shall be forfeited regardless of whether termination is due to death, disability or retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all SARs held by the participant which are not vested as of the effective date of termination shall be forfeited and SARs which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, that the Compensation Committee, in its sole discretion, may immediately vest all or any portion of the SARs of a participant not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding SARs held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the SARs are vested. SARs may only be transferred under the laws of descent and distribution and shall be exercisable during his or her lifetime only by the participant.

     The Compensation Committee may grant restricted shares of Common Stock to eligible employees, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Compensation Committee shall determine in its discretion. Subject to stockholder approval at this meeting, the total amount of restricted stock which could be awarded would be limited to 750,000 shares of Common Stock. Certificates for the shares of Common Stock covered by the award shall have appropriate restrictive legends placed on them with respect to such restrictions. Subject to the applicable restrictions, the grantee shall have the rights of a stockholder with respect to such shares. The shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable restriction period established by the Compensation Committee or upon earlier satisfaction of any other conditions specified by the Compensation Committee in its sole discretion. In addition, no restricted stock granted under the 1993 Plan may become vested in a participant sooner than six months following the date of its grant. In the event employment of a participant is terminated by reason of death, disability or retirement, all unvested shares of restricted stock shall immediately be forfeited; provided, however, that the Compensation Committee, in its sole discretion, shall have the right to provide for accelerated vesting of some or all unvested shares of restricted stock. In the event employment of a participant shall terminate for any other reason, all shares of restricted stock held by the participant which are not vested as of the effective date of the termination of employment shall be immediately forfeited and returned to the Company; provided, however, that the Compensation Committee, in its sole discretion, shall have the right, except in the case of termination of employment for cause, to provide for the lapse of restrictions on the restricted stock following employment termination, upon such terms and provisions as it deems proper.

     The Compensation Committee may grant performance shares and performance units awards to eligible employees, in such amounts, and subject to such terms and conditions as the Compensation Committee shall in its discretion determine. The grantee of such awards shall receive payment of the value of performance shares and performance units earned in cash or shares of Common Stock, or in a combination of cash and shares of Common Stock, which have an aggregate fair market value equal to the value of the earned performance shares at the close of the applicable performance period, in such combination as the Compensation Committee shall, in its sole discretion, determine. In the event the employment of a participant is terminated by reason of death, disability, retirement or involuntary termination without cause during the performance period, the participant shall receive a prorated payout of the performance units and performance shares earned, which shall be determined by the Compensation Committee in its sole discretion, and shall be based upon the length of time the participant held the award during the performance period and shall be further adjusted based upon the achievement of the preestablished performance goals. Such payment in the event of termination shall be made at the same time as payments are made to participants who did not terminate employment during the applicable performance period; provided, however, that the Compensation Committee, in its sole discretion, shall have the power to accelerate the payment of the performance units and performance shares to participants whose employment has terminated. In the event that a participant's employment terminates for any reason other than the foregoing reasons, all performance units and performance shares shall be forfeited by the participant to the Company. Performance units and performance shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During the participant's lifetime, the participant's rights under the 1993 Plan shall be exercisable only by the participant or the participant's legal representative.

     In the event that (i) any "person," as that term is defined under the Exchange Act (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires beneficial ownership of more than 50 percent of the outstanding voting securities, (ii) a majority of the individuals who constitute the Board of Directors at any time shall cease to be made up of "qualified directors," and (iii) the stockholders of the Company approve a merger or consolidation with or involving any other corporation, other than in a transaction that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 50 percent of the outstanding voting securities of the Company immediately after such transaction, then any stock option or SAR outstanding shall become fully vested and fully exercisable, any restriction periods and restrictions imposed on restricted stock shall lapse, the target value obtainable under all performance units and performance shares shall be deemed to have been fully earned for the entire performance period and the Compensation Committee may, in its discretion, make any other modifications to any awards as determined by the Compensation Committee to be deemed appropriate before the effective date of such transaction.

     A "qualified director" is a director who meets any of the following criteria: (1) was a director immediately after the effective date of the Reclassification (as defined in the Company's Registration Statement on Form S-4, relating to the 1993 Annual Meeting of Stockholders), including the three new directors elected in connection therewith; (2) was a director immediately after the Company's 1994 Annual Meeting of Stockholders; or (3) any director nominated for election as a director or elected to the Board of Directors by the directors to fill a vacancy by a vote of directors, and at the time of such nomination or election at least a majority of the directors were qualified directors.

                          4.  APPOINTMENT OF AUDITORS

     The Board of Directors considers it desirable that its appointment of the firm of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for fiscal year 1998 be ratified by the stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the 1998 Annual Meeting of Stockholders and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the annual meeting if they desire to do so. Under Delaware law, the Restated Certificate of Incorporation and By-laws, a majority of the votes cast are required to approve the appointment of Deloitte & Touche LLP as auditors. Abstentions and Broker Non-Votes are not votes "cast" on the question and therefore will not count as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF THE FIRM OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 1998.

                          5. EXPENSES OF SOLICITATION

     The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person, by telephone or telegram. All expenses in connection with the solicitation of proxies will be borne by the Company. Arrangements will be made by the Company for the forwarding, at the Company's expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. The Company has retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone, telegram or mail. The Company will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

                           6. STOCKHOLDERS' PROPOSALS

     Proposals of stockholders to be presented at the annual meeting to be held in 1999 must be received for inclusion in the Company's proxy statement and form of proxy by February 28, 1999.

                                7. OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                               JAMES C. REED, JR.
                                                    Secretary

June 29, 1998

                          TESORO PETROLEUM CORPORATION

                                   APPENDIX A

                         TO THE PROXY STATEMENT FOR THE

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                                   APPENDIX A

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this Appendix and the information contained herein is taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

     The information contained in this Appendix contains statements with respect to the Company's expectations or beliefs as to future events. These type of statements are forward-looking and subject to uncertainties. See
"Forward-Looking Statements" on page A-22.

FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT MAY BE OBTAINED FREE OF CHARGE FROM CORPORATE COMMUNICATIONS, TESORO PETROLEUM CORPORATION, 8700 TESORO DRIVE, SAN ANTONIO, TEXAS 78217-6218,
TELEPHONE: (800) 837-6768.

INDEX TO APPENDIX A

                                                                    PAGE
                                                                    ----
I.    Selected Financial Data.....................................   A-3

II.   Management's Discussion and Analysis of Financial Condition
      and Results of Operations:
      General.....................................................   A-5
      Results of Operations.......................................   A-6
      Capital Resources and Liquidity.............................  A-17
      Forward-Looking Statements..................................  A-22

III.  Financial Statements:
      Independent Auditors' Report................................  A-23
      Statements of Consolidated Operations --
      Years Ended December 31, 1997, 1996 and 1995................  A-24
      Consolidated Balance Sheets --
      December 31, 1997 and 1996..................................  A-25
      Statements of Consolidated Stockholders' Equity --
      Years Ended December 31, 1997, 1996 and 1995................  A-26
      Statements of Consolidated Cash Flows --
      Years Ended December 31, 1997, 1996 and 1995................  A-27
      Notes to Consolidated Financial Statements..................  A-28

I. SELECTED FINANCIAL DATA

     The selected consolidated financial data of Tesoro Petroleum Corporation and subsidiaries ("Tesoro" or the "Company") should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements, including the notes thereto, included in this Appendix.

                                                                     YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                           1997       1996       1995      1994     1993
                                                          -------   --------   --------   ------   ------
                                                          (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
REVENUES
Gross Operating Revenues:
  Refining and Marketing
    Refined products....................................  $ 643.7   $  620.8   $  664.5   $582.7   $590.9
    Other, primarily crude oil resales and
      merchandise.......................................     77.2      124.6      106.5    104.3     96.3
  Exploration and Production
    U.S.(a).............................................     73.6       93.8      113.0     90.6     49.4
    Bolivia.............................................     11.2       13.7       11.7     13.2     12.6
  Marine Services(b)....................................    132.2      122.5       74.5     77.9     80.7
                                                          -------   --------   --------   ------   ------
    Total Gross Operating Revenues......................    937.9      975.4      970.2    868.7    829.9
Income from Settlement of a Natural Gas Contract and
  Other(a)..............................................      5.5       64.4       32.7      3.2      0.5
                                                          -------   --------   --------   ------   ------
    Total Revenues......................................  $ 943.4   $1,039.8   $1,002.9   $871.9   $830.4
                                                          =======   ========   ========   ======   ======
SEGMENT OPERATING PROFIT (LOSS)(C)
  Refining and Marketing................................  $  20.5   $    6.0   $    0.7   $  2.4   $ 15.2
  Exploration and Production
    U.S.(a).............................................     37.3      123.9      102.0     55.0     32.3
    Bolivia.............................................      8.6        8.8        7.6      9.3      8.4
  Marine Services(b)....................................      6.3        6.1       (4.4)    (2.3)    (3.6)
                                                          -------   --------   --------   ------   ------
    Total Segment Operating Profit......................  $  72.7   $  144.8   $  105.9   $ 64.4   $ 52.3
                                                          =======   ========   ========   ======   ======
EARNINGS BEFORE EXTRAORDINARY ITEM......................  $  30.7   $   76.8   $   57.5   $ 20.5   $ 17.0
EXTRAORDINARY LOSS ON DEBT EXTINGUISHMENTS,
  NET OF INCOME TAXES(D)................................       --       (2.3)      (2.9)    (4.8)      --
                                                          -------   --------   --------   ------   ------
NET EARNINGS............................................  $  30.7   $   74.5   $   54.6   $ 15.7   $ 17.0
                                                          =======   ========   ========   ======   ======
NET EARNINGS APPLICABLE TO COMMON STOCK.................  $  30.7   $   74.5   $   54.6   $ 13.0   $  7.8
                                                          =======   ========   ========   ======   ======
NET EARNINGS PER SHARE -- BASIC(E)......................  $  1.16   $   2.87   $   2.22   $ 0.58   $ 0.55
NET EARNINGS PER SHARE -- DILUTED(E)....................  $  1.14   $   2.81   $   2.18   $ 0.56   $ 0.54
WEIGHTED AVERAGE COMMON SHARES -- BASIC.................     26.4       26.0       24.6     22.6     14.1
WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY DILUTIVE
  COMMON SHARES -- DILUTED..............................     26.9       26.5       25.1     23.2     14.3
EBITDA, CONSOLIDATED(F).................................  $ 102.2   $  172.0   $  125.4   $ 80.8   $ 55.8
CASH FLOWS FROM (USED IN)
  Operations............................................  $  95.6   $  178.9   $   35.4   $ 60.3   $ 21.8
  Investing.............................................   (151.5)     (94.2)       2.4    (91.2)   (23.4)
  Financing.............................................     41.5      (75.9)     (37.8)     8.3     (8.7)
                                                          -------   --------   --------   ------   ------
    Increase (Decrease) in Cash and Cash Equivalents....  $ (14.4)  $    8.8   $     --   $(22.6)  $(10.3)
                                                          =======   ========   ========   ======   ======
CAPITAL EXPENDITURES
  Refining and Marketing................................  $  43.9   $   11.1   $    9.3   $ 32.0   $  7.1
  Exploration and Production
    U.S.................................................     65.4       59.7       49.6     65.6     29.3
    Bolivia.............................................     27.5        6.9        3.8       --       --
  Marine Services.......................................      9.4        6.9        0.4      0.2      0.3
  Other.................................................      1.3        0.4        0.8      1.8      0.8
                                                          -------   --------   --------   ------   ------
    Total Capital Expenditures..........................  $ 147.5   $   85.0   $   63.9   $ 99.6   $ 37.5
                                                          =======   ========   ========   ======   ======

                                                                     YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                           1997       1996       1995      1994     1993
                                                          -------   --------   --------   ------   ------
                                                          (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET
  Current Assets........................................  $ 181.8   $  237.3   $  182.5   $182.1   $196.5
  Property, Plant and Equipment, Net....................  $ 413.8   $  316.5   $  261.7   $273.3   $213.2
  Total Assets..........................................  $ 627.8   $  582.6   $  519.2   $484.4   $434.5
  Current Liabilities...................................  $ 107.5   $  137.8   $  105.0   $ 96.2   $ 72.0
  Long-Term Debt and Other Obligations, Less Current
    Maturities(d)(g)....................................  $ 115.3   $   79.3   $  155.0   $192.2   $180.7
  Redeemable Preferred Stock(g).........................  $    --   $     --   $     --   $   --   $ 78.1
  Stockholders' Equity(g)(h)............................  $ 333.0   $  304.1   $  216.5   $160.7   $ 58.5
  Current Ratio.........................................   1.69:1     1.72:1     1.74:1   1.89:1   2.73:1
  Working Capital.......................................  $  74.3   $   99.5   $   77.5   $ 85.9   $124.5
  Long-Term Debt and Redeemable Preferred
    Stock to Capitalization(d)(g).......................      26%        21%        42%      54%      82%
  Common Stock Outstanding (millions)(g)................     26.3       26.4       24.8     24.4     14.1
  Book Value Per Common Share...........................  $ 12.66   $  11.51   $   8.74   $ 6.59   $ 1.81

---------------

(a) Results for 1996, 1995, 1994 and 1993 include revenues from above-market pricing provisions of a natural gas contract which was terminated effective October 1, 1996. Operating profit included $25 million, $47 million, $39 million and $20 million in 1996, 1995, 1994 and 1993, respectively, from the excess of these contract prices over spot market prices. Upon termination of the contract, the Exploration and Production segment recorded other income and operating profit of $60 million. In 1995, the Exploration and Production segment recorded other income and operating profit of $33 million from the sale of certain interests in the Bob West Field. See Notes C and D of Notes to Consolidated Financial Statements.

(b) Beginning in February 1996, the Marine Services segment includes the results of operations of an acquired entity. See Note C of Notes to Consolidated Financial Statements.

(c) Segment operating profit (loss) is gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation, depletion and other items. Income taxes, interest expense and corporate general and administrative expenses are not included in determining operating profit.

(d) Extraordinary losses on debt extinguishments, net of income tax benefits, were $2.3 million ($0.09 per basic and diluted share), $2.9 million ($0.12 per basic share, $0.11 per diluted share) and $4.8 million ($0.21 per basic and diluted share) in 1996, 1995 and 1994, respectively. See Note I of Notes to Consolidated Financial Statements.

(e) Earnings per share amounts for periods prior to 1997 have been restated, where appropriate, to conform with the requirements of Statement of Financial Accounting Standard ("SFAS") No. 128. See Note A of Notes to Consolidated Financial Statements.

(f) EBITDA, consolidated, represents earnings before extraordinary item, interest expense, income taxes and depreciation, depletion and amortization. While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis.

(g) In 1994, the Company restructured its outstanding debt and preferred stock by completing a recapitalization and equity offering.

(h)  The Company has not paid dividends on its Common Stock since 1986.

II. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Those statements in the Management's Discussion and Analysis of Tesoro Petroleum Corporation and subsidiaries ("Tesoro" or the "Company") that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See "Forward-Looking Statements" on page A-22 for discussion of the factors which could cause actual results to differ materially from those projected in such statements.

GENERAL

     The Company is focused on its long-term strategy to maximize returns and develop full value of its assets through strategic expansions, acquisitions and diversifications in all of its operating segments. In the Refining and Marketing segment, the Company has been engaged in studies to improve profitability and continues to explore and evaluate opportunities for possible expansion through acquisitions, as well as joint ventures and strategic alliances. Operating strategies have been implemented to optimize the refinery product slate, improve efficiencies and reliability, and expand marketing to increase placement of products in Alaska. In 1998, the Company plans to further improve profitability in the Refining and Marketing segment by enhancing processing capabilities, strengthening marketing channels and improving supply and transportation functions. In the Exploration and Production segment, the strategy includes evaluating ways in which the Company can continue to diversify its oil and gas reserve base through both acquisitions and activities at the drill bit and enhance its technical capabilities. The Company has made significant progress in diversifying its U.S. operations to areas other than the mature Bob West Field and has taken steps to begin serving emerging markets in South America. In the Marine Services segment, improved profitability has positioned this segment to participate in the consolidation of the industry by pursuing opportunities for expansion, as well as optimizing existing operations.

     In March 1998, the Company entered into an agreement to acquire the Hawaiian refining and marketing assets of BHP Petroleum Americas Refining Inc. ("BHP Refining") and BHP Petroleum South Pacific Inc. ("BHP South Pacific"). The acquisition, if consummated, will nearly double Tesoro's annual revenues and significantly increase the scope of Tesoro's refining and marketing operations. The Company expects that the results of the acquisition will be accretive to earnings and cash flows, although it may be neutral in 1998 primarily due to a scheduled maintenance turnaround at the Hawaii refinery to begin in June. The Company is currently in discussions with its investment bankers to arrange for financing of the acquisition and associated working capital and letter of credit requirements, and in connection with such discussions, the Company has been advised that sufficient funds will be made available. The Company will continue to pursue other opportunities that are operationally and geographically complementary with its asset base. For further information regarding the proposed acquisition, see "Capital Resources and Liquidity" herein and Note O of Notes to Consolidated Financial Statements.

     As part of the Company's long-term strategy, growth initiatives are planned in 1998 with a capital budget of $195 million, excluding the acquisition discussed above. The 1998 capital budget represents an increase of 33% over 1997 capital expenditures. Approximately 70% of the 1998 capital budget is directed toward increased drilling, both in Bolivia and the U.S. Another 25% is planned for downstream operations, primarily improvements in the Alaska marketing operations. External growth initiatives are primarily aimed at acquisitions which would add value from the combination with the Company's existing assets, such as strengthening marketing opportunities, reducing logistic expenses or, in the downstream operations, offering increased processing opportunities. Initiatives to improve the profitability of each of the business segments, together with a debt-to-capitalization ratio of 26%, have positioned the Company to fund possible acquisitions and the capital budget with low-cost capital.

     The Company operates in an environment where its results and cash flows are sensitive to volatile changes in energy prices. Major shifts in the cost of crude oil used for refinery feedstocks and the price of refined products can result in a change in margin from the Refining and Marketing operations, as prices received for refined products may or may not keep pace with changes in crude oil costs. These energy prices, together with volume levels, also determine the carrying value of crude oil and refined product inventory. The

Company uses the last-in, first-out ("LIFO") method of accounting for inventories of crude oil and U.S. wholesale refined products in its Refining and Marketing segment. This method results in inventory carrying amounts that are less likely to represent current values and in costs of sales which more closely represent current costs. Likewise, changes in natural gas, condensate and oil prices impact revenues and the present value of estimated future net revenues and cash flows from the Company's Exploration and Production operations. The Company may increase or decrease its natural gas production in response to market conditions. The carrying value of oil and gas assets may be subject to noncash write-downs based on changes in natural gas prices and other determining factors. Changes in natural gas prices also influence the level of drilling activity in the Gulf of Mexico. The Company's Marine Services operation, whose customers include offshore drilling contractors and related industries, could be impacted by significant fluctuations in natural gas prices. The Company's Marine Services segment uses the first-in, first-out ("FIFO") method of accounting for inventories of fuels. Changes in fuel prices can significantly impact inventory valuations and costs of sales in this segment.

RESULTS OF OPERATIONS

SUMMARY

     Tesoro's net earnings for 1997 were $30.7 million ($1.16 per basic share, $1.14 per diluted share) compared to $74.5 million ($2.87 per basic share, $2.81 per diluted share) in 1996 and $54.6 million ($2.22 per basic share, $2.18 per diluted share) in 1995. In 1996 and 1995, the Company incurred noncash aftertax extraordinary losses of $2.3 million and $2.9 million, respectively, for early extinguishments of debt. Earnings before extraordinary losses amounted to $76.8 million ($2.96 per basic share, $2.90 per diluted share) and $57.5 million ($2.34 per basic share, $2.29 per diluted share) in 1996 and 1995, respectively. Results for 1996 and 1995 included revenues from sales of natural gas at above-market prices under a contract with Tennessee Gas Pipeline Company ("Tennessee Gas") which was terminated effective October 1, 1996. Results of operations in 1997 and future years no longer benefit from above-market revenues under this contract. Significant items, including the impact of the Tennessee Gas contract, which affect the comparability between results for the years ended December 31, 1997, 1996 and 1995 are highlighted in the table below (in millions except per share amounts):

                                                             1997     1996      1995
                                                             -----    -----    ------
Net Earnings as Reported...................................  $30.7    $74.5    $ 54.6
Extraordinary Loss on Debt Extinguishments, Net of Income
  Tax Benefit..............................................     --      2.3       2.9
                                                             -----    -----    ------
Earnings Before Extraordinary Item.........................   30.7     76.8      57.5
                                                             -----    -----    ------
Significant Items Affecting Comparability, Pretax:
  Income from retroactive severance tax refunds............    1.8      5.0        --
  Income from collection of Bolivian receivable............    2.2       --        --
  Income from settlement of a natural gas contract.........     --     60.0        --
  Operating profit from excess of contract prices over spot
     market prices.........................................     --     24.6      47.1
  Interest and reimbursement of fees and costs from
     resolution of litigation..............................     --      8.1        --
  Gain (loss) on sale of assets............................     --     (0.8)     33.5
  Costs to resolve shareholder consent solicitation........     --     (2.3)       --
  Employee termination costs and other.....................     --     (4.5)     (5.2)
                                                             -----    -----    ------
     Total Significant Items, Pretax.......................    4.0     90.1      75.4
     Income Tax Effect.....................................    1.2     27.2        --
                                                             -----    -----    ------
     Total Significant Items, Aftertax.....................    2.8     62.9      75.4
                                                             -----    -----    ------
Net Earnings (Loss) Excluding Significant Items and
  Extraordinary Item.......................................  $27.9    $13.9    $(17.9)
                                                             =====    =====    ======

                                                             1997     1996      1995
                                                             -----    -----    ------
Earnings Per Share -- Basic:
  As reported..............................................  $1.16    $2.87    $ 2.22
  Extraordinary loss.......................................     --    (0.09)    (0.12)
  Impact of contract prices over spot market prices and
     settlement income.....................................     --     2.28      1.92
  Effect of other significant items........................   0.10     0.15      1.15
                                                             -----    -----    ------
  Excluding significant items and extraordinary item.......  $1.06    $0.53    $(0.73)
                                                             =====    =====    ======
Earnings Per Share -- Diluted:
  As reported..............................................  $1.14    $2.81    $ 2.18
  Extraordinary loss.......................................     --    (0.09)    (0.11)
  Impact of contract prices over spot market prices and
     settlement income.....................................     --     2.23      1.88
  Effect of other significant items........................   0.10     0.14      1.14
                                                             -----    -----    ------
  Excluding significant items and extraordinary item.......  $1.04    $0.53    $(0.73)
                                                             =====    =====    ======

     As shown above, excluding the significant items, the Company's net earnings would have been $27.9 million ($1.06 per basic share, $1.04 per diluted share) in 1997, as compared to net earnings of $13.9 million ($0.53 per basic and diluted share) in 1996 and a net loss of $17.9 million ($0.73 per basic and diluted share) in 1995. The resulting $14 million increase in net earnings in 1997 was primarily attributable to better refined product margins, higher spot market natural gas prices and lower corporate interest expense.

     When comparing 1996 to 1995, after excluding significant items, the improvement in net earnings of approximately $32 million was primarily attributable to improvements within the Company's Refining and Marketing and Marine Services segments together with reduced general and administrative expenses and interest expense. These improvements were partially offset by an increase in the Company's total effective tax rate in 1996 as earnings subject to U.S. taxes exceeded available net operating loss and tax credit carryforwards.

     A discussion and analysis of the factors contributing to these results are presented below. The accompanying consolidated financial statements and related footnotes, together with the following information, are intended to provide shareholders and other investors with a reasonable basis for assessing the Company's operations, but should not serve as the sole criterion for predicting the future performance of the Company.

REFINING AND MARKETING

                                                           1997          1996          1995
                                                        ----------    ----------    ----------
                                                        (DOLLARS IN MILLIONS EXCEPT PER BARREL
                                                                       AMOUNTS)
GROSS OPERATING REVENUES
  Total refined products............................     $ 643.7       $ 620.8       $ 664.5
  Other, primarily crude oil resales and
     merchandise....................................        77.2         124.6         106.5
                                                         -------       -------       -------
       Gross Operating Revenues.....................     $ 720.9       $ 745.4       $ 771.0
                                                         =======       =======       =======
TOTAL OPERATING PROFIT
  Gross margin:
     Refinery(a)....................................     $  93.3       $  74.6       $  63.5
     Non-refinery(b)(c).............................        36.6          32.7          34.1
                                                         -------       -------       -------
       Total gross margin...........................       129.9         107.3          97.6
  Operating expenses................................        96.0          87.9          84.7
  Depreciation and amortization.....................        12.7          12.5          11.9
  Loss on sales of assets and other.................         0.7           0.9           0.3
                                                         -------       -------       -------
       Operating Profit.............................     $  20.5       $   6.0       $   0.7
                                                         =======       =======       =======
CAPITAL EXPENDITURES................................     $  43.9       $  11.1       $   9.3
                                                         =======       =======       =======
KENAI REFINERY THROUGHPUT
  Barrels per day...................................      50,207        47,486        50,569
  % Alaska North Slope ("ANS") crude oil............         71%           72%           68%
REFINED PRODUCTS MANUFACTURED (average daily
  barrels)
  Gasoline and gasoline blendstocks.................      12,851        12,763        14,298
  Middle distillates, including jet fuel and diesel
     fuel...........................................      21,636        19,975        20,693
  Heavy oils and residual products..................      14,752        13,739        14,516
  Other.............................................       2,279         2,600         2,489
                                                         -------       -------       -------
       Total Refined Products Manufactured..........      51,518        49,077        51,996
                                                         =======       =======       =======
REFINERY PRODUCT SPREAD ($/barrel)(c)...............     $  5.09       $  4.29       $  3.44
                                                         =======       =======       =======
TOTAL SEGMENT PRODUCT SALES (average daily
  barrels)(d)
  Gasoline..........................................      17,393        17,427        24,526
  Middle distillates................................      30,576        29,651        37,988
  Heavy oils and residual products..................      17,929        15,089        14,787
                                                         -------       -------       -------
       Total Product Sales..........................      65,898        62,167        77,301
                                                         =======       =======       =======
TOTAL SEGMENT PRODUCT SALES PRICES ($/barrel)
  Gasoline..........................................     $ 33.71       $ 32.72       $ 28.21
  Middle distillates................................     $ 28.36       $ 29.01       $ 24.40
  Heavy oils and residual products..................     $ 17.30       $ 17.61       $ 13.66
TOTAL SEGMENT GROSS MARGINS ON PRODUCT SALES
  ($/barrel)(e)
  Average sales price...............................     $ 26.76       $ 27.28       $ 23.55
  Average costs of sales............................       21.92         23.15         20.53
                                                         -------       -------       -------
       Gross Margin.................................     $  4.84       $  4.13       $  3.02
                                                         =======       =======       =======

---------------

(a) Represents throughput at the Company's refinery ("Kenai Refinery") times refinery product spread.

(b) Non-refinery margin includes margins on products purchased and resold, margins on products sold in markets outside of Alaska, intrasegment pipeline revenues, retail margins, and adjustments due to selling a volume and mix of products that is different than actual volumes manufactured.

(c) Amounts reported in prior periods have been reclassified to conform with current presentation.

(d) Sources of total product sales include products manufactured at the Kenai Refinery, products drawn from inventory balances and products purchased from third parties. The Company's purchases of refined products for resale averaged approximately 11,300, 11,600 and 25,500 barrels per day in 1997, 1996 and 1995, respectively.

(e) Gross margins on total product sales include margins on sales of purchased products, together with the effect of changes in inventories.

     1997 Compared to 1996. The Refining and Marketing segment's operating profit of $20.5 million in 1997 increased $14.5 million from operating profit of $6.0 million in 1996. The improvement in results from Refining and Marketing has been due in part to the Company's initiatives to enhance its product slate, improve efficiencies and sell a larger portion of the Kenai Refinery's production within the core Alaska market. In these regards, in early October 1997, the Company completed an expansion of the Kenai Refinery's hydrocracker unit, which increased the unit's capacity by approximately 25% and enables the Company to produce more jet fuel, a product in short supply in Alaska. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, began to favorably impact this segment's results in the fourth quarter of 1997. The Company estimates that its yield of middle distillates will average 45% of total products manufactured at the Kenai Refinery during 1998. With respect to crude oil supply, during 1997, the Company negotiated contracts to purchase the remaining Cook Inlet crude oil production available for sale and, in October 1997, began purchasing approximately 25,000 barrels per day of Cook Inlet crude oil in addition to the approximate 9,000 barrels per day under previously existing contracts. Substantially all of the contracts for purchases of Cook Inlet crude oil are for various periods extending through December 1998. As part of a three-year, $50 million retail marketing expansion program initiated in 1997, the Company built two new retail facilities, remodeled three stations, bought two stations and closed two uneconomic outlets. At year-end 1997, the total number of retail stations selling the Company's gasoline totaled 222 as compared to 206 in 1996. Of these stations, 30 are located in the Pacific Northwest, compared to 18 at year-end 1996.

     During 1997, the Company's production of refined products increased in total by 5% due to higher throughput levels at the Kenai Refinery. The operational changes, previously discussed, resulted in an 8% increase in the production of middle distillates, primarily jet fuel, while gasoline production remained flat. Production of heavy oils and residual products increased by 7% in 1997. The improved product slate, which better matches the Company's product supply with demand in Alaska, reflected the change of a hydrocracker catalyst in late 1996 and the hydrocracker expansion and catalyst change in late 1997. The Company's sales of refined products within Alaska increased by 6% in 1997 contributing to higher product margins. The improved product slate and marketing efforts, together with generally favorable industry conditions, resulted in an increase in the Company's refinery spread to $5.09 per barrel in 1997, compared to $4.29 per barrel in 1996, reflecting a 10% decrease in the Company's per barrel feedstock cost with only a 5% decline in per barrel yield value. Both years included scheduled 30-day maintenance turnarounds.

     Revenues from sales of refined products in the Company's Refining and Marketing segment increased during 1997 due primarily to a 6% increase in sales volumes, partially offset by slightly lower average sales prices. Total refined product sales averaged 65,898 barrels per day in 1997 as compared to 62,167 barrels per day in 1996. Other revenues, which included crude oil resales of $44.4 million in 1997 and $93.8 million in 1996, declined due to lower sales volumes and prices. The Company had less crude oil available for resale in 1997 as throughput at the Kenai Refinery increased by 2,721 barrels per day, or 6%, from 1996 and fewer spot purchases of crude oil were made. Export sales of refined products, including sales to the Russian Far East, amounted to $16.1 million in 1997 compared to $22.0 million in 1996. Costs of sales decreased in 1997 due to lower spot purchases of crude oil and lower prices. Margins from non-refinery activities increased to $36.6 million in 1997 due primarily to higher retail sales and improved margins on products sold outside of

Alaska. Operating expenses increased in 1997 due primarily to higher employee costs, professional fees and marketing expenses.

     The Company's initiatives to enhance its product slate and sell more product within Alaska, as discussed above, have improved the fundamental earnings potential of this segment. Certain of these initiatives, such as the hydrocracker expansion and additional crude oil supply contracts, were completed in the fourth quarter of 1997. Future years will benefit from the impact of these initiatives for a full period. Future profitability of this segment, however, will continue to be influenced by market conditions, particularly as these conditions influence costs of crude oil relative to prices received for sales of refined products, and other additional factors that are beyond the control of the Company.

     1996 Compared to 1995. Results from the Company's Refining and Marketing segment improved during 1996 with operating profit of $6.0 million, compared to operating profit of $0.7 million in 1995. This improvement was achieved during a year when the industry was facing rapidly rising prices in the crude oil market. In addition, the Company's production level at the Kenai Refinery was reduced in September 1996 for a scheduled 30-day maintenance turnaround. Despite these factors, the Company was able to achieve a refinery product spread of $4.29 per barrel for 1996, compared to $3.44 per barrel in 1995. The Company's results were helped by its initiatives to control costs, improve the Kenai Refinery's product slate and expand the marketing program for its refined products. The Company's average refined product yield value per barrel increased by 19% in 1996, while the Company's feedstock costs per barrel increased by 17%.

     During 1996, the Company's production of refined products declined in total by 6%, which included the impact of the scheduled maintenance period. Of this decline, gasoline production decreased by 11% and middle distillates decreased by only 3%. These reductions reflected the change of a hydrocracker catalyst during the maintenance period, which allows for increased production of jet fuel and reduced production of gasoline beginning in the fourth quarter of 1996, which better matches the Company's product supply with demand in Alaska.

     During 1996, the Company's marketing efforts added 31 locations in Alaska and eight locations in the Pacific Northwest, bringing the total to 188 branded, unbranded and Company-operated stations in Alaska and 18 branded stations in the Pacific Northwest at year-end 1996. Two uneconomic outlets in these areas were closed in 1996. In addition, the Company began producing and marketing liquid asphalt, which is a seasonal product in Alaska. Export sales of refined products, including sales to the Russian Far East, amounted to $22.0 million in 1996 and $18.5 million in 1995.

     Revenues from sales of refined products in the Company's Refining and Marketing segment decreased in 1996 due primarily to a 20% decline in sales volumes, partially offset by a 16% increase in average sales prices. Total refined product sales averaged 62,167 barrels per day in 1996 as compared to 77,301 barrels per day in 1995. This decline reflected the lower production volumes and the Company's withdrawal from certain U.S. West Coast markets during 1996, which also reduced the Company's purchases from other refiners and suppliers to 11,600 barrels per day in 1996 as compared to 25,500 barrels per day in 1995. One of the U.S. West Coast facilities was sold in 1996 resulting in a loss of $0.8 million. Sales of previously purchased crude oil increased to $93.8 million in 1996, compared to $75.8 million in 1995, due primarily to higher crude oil prices and in part due to sales of excess crude supply volumes during the maintenance period. Costs of sales decreased in 1996 due to lower volumes of refined products, partially offset by higher prices for crude oil and refined products. Operating expenses were higher in 1996 due primarily to higher environmental and employee costs partially offset by lower insurance costs.

EXPLORATION AND PRODUCTION

                                                            1997         1996         1995
                                                         ----------   ----------   -----------
                                                         (DOLLARS IN MILLIONS EXCEPT PER UNIT
                                                                       AMOUNTS)
U.S. (a)(b)
  Gross operating revenues.............................   $  73.6      $  93.8      $  113.0
  Income from settlement of a natural gas contract.....        --         60.0            --
  Other income, including gain on asset sale in 1995...       3.2          4.8          33.5
  Production costs.....................................       7.4          5.3          12.0
  Administrative support and other operating
     expenses..........................................       2.3          3.8           3.2
  Depreciation, depletion and amortization.............      29.8         25.6          29.3
                                                          -------      -------      --------
     Operating Profit -- U.S...........................      37.3        123.9         102.0
                                                          -------      -------      --------
BOLIVIA
  Gross operating revenues.............................      11.2         13.7          11.7
  Other income related to collection of a receivable...       2.2           --            --
  Production costs.....................................       0.9          0.8           0.6
  Administrative support and other operating
     expenses..........................................       2.4          2.8           3.2
  Depreciation, depletion and amortization.............       1.5          1.3           0.3
                                                          -------      -------      --------
     Operating Profit -- Bolivia.......................       8.6          8.8           7.6
                                                          -------      -------      --------
TOTAL OPERATING PROFIT -- EXPLORATION AND PRODUCTION...   $  45.9      $ 132.7      $  109.6
                                                          =======      =======      ========

U.S.
  Average Daily Net Production:
     Natural gas (Mcf).................................    86,052       87,654       114,490
     Oil (barrels).....................................       118           27             1
     Total (thousand cubic feet equivalent "Mcfe").....    86,760       87,816       114,496

  Average Prices:
     Natural gas ($/Mcf) --
       Spot market(c)..................................   $  2.17      $  1.95      $   1.34
       Average(b)......................................   $  2.17      $  2.75      $   2.57
     Oil ($/barrel)....................................   $ 18.90      $ 21.99      $  16.82

  Average Operating Expenses ($/Mcfe):
     Lease operating expenses..........................   $  0.20      $  0.14      $   0.11
     Severance taxes...................................      0.03         0.03          0.18
                                                          -------      -------      --------
          Total production costs.......................      0.23         0.17          0.29
     Administrative support and other..................      0.07         0.10          0.06
                                                          -------      -------      --------
          Total Operating Expenses.....................   $  0.30      $  0.27      $   0.35
                                                          =======      =======      ========
  Depletion ($/Mcfe)...................................   $  0.93      $  0.79      $   0.69

  Capital Expenditures (including U.S. gas
     transportation)...................................   $  65.4      $  59.7      $   49.6

                                                            1997         1996         1995
                                                         ----------   ----------   -----------
                                                         (DOLLARS IN MILLIONS EXCEPT PER UNIT
                                                                       AMOUNTS)
BOLIVIA
  Average Daily Net Production:
     Natural gas (Mcf).................................    19,537       20,251        18,650
     Condensate (barrels)..............................       518          584           567
     Total (Mcfe)......................................    22,645       23,755        22,052

  Average Prices:
     Natural gas ($/Mcf)...............................   $  1.15      $  1.33      $   1.28
     Condensate ($/barrel).............................   $ 15.71      $ 17.98      $  14.39

  Average Operating Expenses ($/Mcfe):
     Production costs..................................   $  0.11      $  0.10      $   0.07
     Value-added taxes.................................        --         0.05          0.06
     Administrative support and other..................      0.31         0.27          0.35
                                                          -------      -------      --------
          Total Operating Expenses.....................   $  0.42      $  0.42      $   0.48
                                                          =======      =======      ========

  Depletion ($/Mcfe)...................................   $  0.19      $  0.15      $   0.03

  Capital Expenditures.................................   $  27.5      $   6.9      $    3.8

---------------

(a) Represents the Company's U.S. oil and gas operations combined with gas transportation activities.

(b) Results for 1996 and 1995 included revenues from above-market pricing provisions of a contract with Tennessee Gas which was terminated effective October 1, 1996. Operating profit for 1996 and 1995 included $24.6 million and $47.1 million, respectively, for the excess of these contract prices over spot market prices. Net natural gas production sold under the contract averaged approximately 11 million cubic feet ("MMcf") per day in 1996 and 20 MMcf per day in 1995. Upon termination of the contract, the Company recorded other income and operating profit of $60 million during the fourth quarter of 1996. See Note D of Notes to Consolidated Financial Statements.

(c) Includes effects of the Company's natural gas commodity price agreements which amounted to losses of $0.05 per thousand cubic feet ("Mcf") and $0.11 per Mcf in 1997 and 1996, respectively, and a gain of $0.01 per Mcf in 1995.

EXPLORATION AND PRODUCTION -- U.S.

     1997 Compared to 1996. Operating profit from the Company's U.S. operations was $37.3 million in 1997, compared with $123.9 million in 1996. Comparability between these years was impacted by several major transactions in 1996, including the favorable resolution in August 1996 of litigation regarding the Tennessee Gas contract and the termination of the remainder of the contract effective October 1, 1996. As provided for in the Tennessee Gas contract, which was to expire in January 1999, the Company was selling a portion of the gas produced in the Bob West Field pursuant to a contract price, which was above the average spot market price. In total, during 1996 the Company received approximately $120 million in cash for the resolution of litigation and termination of the Tennessee Gas contract, with the Company's Exploration and Production segment recording operating profit of $60 million upon termination of the contract. In 1996 and 1995, the Exploration and Production segment's operating profit also included $24.6 million and $47.1 million, respectively, from the excess of Tennessee Gas contract prices over spot market prices. See Note D of Notes to Consolidated Financial Statements.

     Additionally, during 1996, substantially all of the Company's proved producing reserves in the Bob West Field were certified by the Texas Railroad Commission as high-cost gas from a designated tight formation, eligible for state severance tax exemptions from the date of first production through August 2001. Accordingly, no severance tax is recorded on current production from the exempt wells in the Bob West Field beginning in 1996. In 1997 and 1996, the Company recognized income of $1.8 million and $5.0 million, respectively, for retroactive severance tax refunds for production in prior years.

     Excluding the impact of the incremental contract value and income from the severance tax refunds, operating profit from the Company's U.S. operations would have been $35.5 million in 1997 compared to $34.3 million in 1996. The resulting increase of $1.2 million was primarily attributable to higher spot market prices for sales of natural gas, partially offset by higher depletion and operating expenses.

     Prices realized by the Company on its natural gas production sold in the spot market increased 11% to $2.17 per Mcf in 1997 from $1.95 per Mcf in 1996. The Company's weighted average sales price, which included the above-market pricing of the Tennessee Gas contract in 1996, decreased in 1997 due to the termination of the contract. The Company's net production averaged 86.8 MMcfe per day in 1997, a decrease of 1.0 MMcfe per day from 1996. This decrease consisted of a 16.1 MMcf per day decline from the Bob West Field, partially offset by a 15.1 MMcfe per day increase from other U.S. fields. The Company's U.S. production outside of the Bob West Field rose to 50% of its total U.S. production by January 1998, as compared to 7% at 1996 year-end.

     Gross operating revenues from the Company's U.S. operations, after excluding amounts related to Tennessee Gas, increased due to the higher spot market prices. Production costs were higher by $2.1 million ($0.06 per Mcfe) due mainly to costs at the Bob West Field, including increased compression costs and a charge for ad valorem taxes in 1997 as well as the impact of lower processing fees in 1996. Administrative support and other operating expenses decreased by $1.5 million. Depreciation and depletion increased by $4.2 million, or 16%, due to a higher depletion rate.

     From time to time, the Company enters into commodity price agreements to reduce the risk caused by fluctuations in the prices of natural gas in the spot market. During 1997, 1996 and 1995, the Company used such agreements to set the price of 9%, 30% and 38%, respectively, of the natural gas production that it sold in the spot market. During 1997 and 1996, the Company realized losses of $1.6 million ($0.05 per Mcf) and $3.1 million ($0.11 per Mcf), respectively, from these price agreements. In 1995, the effects of natural gas price agreements resulted in a gain of $0.3 million ($0.01 per Mcf). The Company had no remaining price agreements outstanding at December 31, 1997.

     1996 Compared to 1995. Operating profit of $123.9 million from the Company's U.S. operations in 1996 increased $21.9 million from operating profit of $102.0 million in 1995. Comparability between these years was impacted by several major transactions. As discussed above, the 1996 results included the impact of the incremental value of the Tennessee Gas contract. Operating profit for 1995 included a gain of $33.5 million from the sale of certain interests in the Bob West Field (see Note C of Notes to Consolidated Financial Statements). Excluding the impact of the incremental contract value from both years and the gain on sale of assets from 1995, operating profit from the Company's U.S. operations for 1996 would have been $34 million compared to $21 million for 1995. The resulting increase was primarily due to higher spot market prices for sales of natural gas, as industry demand increased due to unusually cold weather combined with below-normal storage levels.

     Prices realized by the Company on its natural gas production sold in the spot market increased 46% to $1.95 per Mcf in 1996 from $1.34 per Mcf in 1995. Excluding 24,500 Mcf per day related to the sold interests from 1995, the Company's spot production increased by 6,600 Mcf per day during 1996. The Company's exploration and acquisition programs outside of the Bob West Field contributed 3,800 Mcf per day of the increase in spot production with the remaining increase attributable to sales to Tennessee Gas at spot prices effective October 1, 1996. The Company's weighted average sales price increased 7% to $2.75 per Mcf in 1996 as compared to $2.57 per Mcf in 1995. For the Bob West Field, production declined by 6,100 Mcf per day after excluding amounts related to sold interests in 1995.

     Gross operating revenues from the Company's U.S. operations, after excluding $11.7 million related to the sold interests from 1995, decreased by $7.5 million due primarily to the decline in volumes sold under the Tennessee Gas contract, and losses under commodity price agreements discussed above, partially offset by increases in spot market sales prices and production. The decline in production costs of $6.7 million, or $0.12 per Mcfe, was mainly attributable to the severance tax exemptions in the Bob West Field. Total depreciation, depletion and amortization was lower in 1996 due to lower production volumes, partially offset by a higher depletion rate.

EXPLORATION AND PRODUCTION -- BOLIVIA

     The Company's Bolivian natural gas production is sold to Yacimientos Petroliferos Fiscales Bolivianos ("YPFB"), a Bolivian governmental agency, which in turn sells the natural gas to Yacimientos Petroliferos Fiscales, SA ("YPF"), a publicly-held company based in Argentina. Currently, the Company's sales of natural gas production are based on the volume and pricing terms in a contract between YPFB and YPF, which was extended in April 1997 for an additional two years to March 31, 1999, with an option to extend the contract a maximum of one additional year if a pipeline being constructed from Bolivia to Brazil is not complete. In the contract extension, YPF negotiated an 11% reduction in the minimum contract volume that it is required to import from Bolivia, which in turn resulted in a corresponding 11% reduction of the Company's minimum contract volume to 36.9 MMcf per day gross (26.2 net). The contract gas prices fluctuate since they are linked to a monthly average fuel oil price posted in the New York spot market.

     A lack of market access has constrained natural gas production in Bolivia. The Company believes that the completion of a 1,900-mile pipeline from Bolivia to Brazil will provide access to larger gas-consuming markets. Upon completion of this pipeline, the Company will face intense competition from major and independent natural gas companies operating in Bolivia for a share of the contractual volumes to be exported to Brazil. It is anticipated that each producer's share of the contractual volumes will be allocated by YPFB according to a number of factors, including each producer's reserve volumes and production capacity. Although the Company expects gas deliveries on the pipeline to begin in early 1999, there can be no assurance that the pipeline will be operational by such date. With the exception of the volumes currently under contract with the Bolivian government, the Company cannot be assured of the amount of additional volumes that will be exported to Brazil upon completion of the pipeline.

     1997 Compared to 1996. Operating profit from the Company's Bolivian operations decreased to $8.6 million in 1997, from $8.8 million operating profit in 1996. Results for 1997 benefited from income of $2.2 million related to the collection of a receivable for prior years' production. Without this income, operating profit would have decreased by $2.4 million in 1997 due to declines in natural gas and condensate production and prices. With the Company's purchase of interests held by its former joint venture participant in July 1997, the Company's share of production from Bolivia increased by approximately 33% beginning in the 1997 third quarter (see Note C of Notes to Consolidated Financial Statements). However, earlier in the year, the Company's Bolivian natural gas production was lower due to a reduction in minimum takes under the new contract between YPFB and YPF and also due to constraints arising from repairs to a non-Company-owned pipeline that transports gas from Bolivia to Argentina. In addition, during 1996, production was higher due to requests from YPFB for additional production from the Company to meet export specifications. Natural gas prices fell 14% to $1.15 per Mcf in 1997, compared to $1.33 per Mcf in 1996. Condensate prices fell 13% to $15.71 per barrel in 1997, compared to $17.98 per barrel in 1996.

     1996 Compared to 1995. Operating profit from the Company's Bolivian operations increased to $8.8 million in 1996, from the $7.6 million operating profit in 1995. This improvement was primarily due to a 9% increase in production of natural gas, primarily due to increased demand from YPFB during the second and third quarters of 1996, together with higher prices received for both natural gas and condensate. Operating expenses declined by 12% on a per unit basis reflecting a 6% decrease in costs combined with the increase in volumes. Partially offsetting these improvements was an increase in depreciation, depletion and amortization of $1.0 million.

MARINE SERVICES

                                                            1997      1996      1995
                                                           ------    ------    ------
                                                             (DOLLARS IN MILLIONS)
Gross Operating Revenues
  Fuels..................................................  $104.5    $ 98.9    $ 61.9
  Lubricants and other...................................    16.4      14.9      12.0
  Services...............................................    11.3       8.7       0.6
                                                           ------    ------    ------
     Gross Operating Revenues............................   132.2     122.5      74.5
Costs of Sales...........................................    96.7      93.0      64.9
                                                           ------    ------    ------
     Gross Profit........................................    35.5      29.5       9.6
Operating Expenses and Other.............................    27.5      22.2      13.7
Depreciation and Amortization............................     1.7       1.2       0.3
                                                           ------    ------    ------
     Operating Profit (Loss).............................  $  6.3    $  6.1    $ (4.4)
                                                           ======    ======    ======
Sales Volumes (millions of gallons):
  Fuels, primarily diesel................................   156.4     142.7     112.5
  Lubricants.............................................     2.7       2.3       2.5
Capital Expenditures.....................................  $  9.4    $  6.9    $  0.4

     1997 Compared to 1996. Gross operating revenues increased by $9.7 million, which included a $7.1 million increase in fuels and lubricant revenues and a $2.6 million increase in service revenues. The increase in fuels and lubricant revenues was primarily due to a 10% increase in sales volumes, partially offset by lower prices. The service revenue increase of 30% was due in part to increased rig activity in the Gulf of Mexico and the Company's focus to serve these customers. Additional terminal locations stemming from an acquisition consummated in February 1996 together with internal growth initiatives have enabled the Company to increase its sales activity. Costs of sales increased in 1997 due to the higher volumes. The improvement of $6.0 million in gross profit was offset by higher operating and other expenses associated with the increased activity together with upgrades to facilities and services.

     The Marine Service's segment business is largely dependent upon the level of oil and gas drilling, workover, construction and seismic activity in the Gulf of Mexico.

     1996 Compared to 1995. In February 1996, the Company acquired Coastwide Energy Services, Inc. ("Coastwide") and combined these operations with the Company's marine petroleum products distribution business, forming a Marine Services segment. Operating results from Coastwide have been included in the Company's Marine Services segment since the date of acquisition. See Note C of Notes to Consolidated Financial Statements.

     The Marine Services segment consisted of 20 terminals at year-end 1996, compared to 14 at the prior year-end. The increase of $39.9 million in fuels and lubricants revenues was primarily due to the added locations and associated volumes combined with higher fuel prices. In addition, revenues from services grew by $8.1 million. These increases in revenues together with improved margins during 1996 were partially offset by higher operating and other expenses associated with the increased activity. Depreciation and amortization increased during 1996 due to capital additions during the year. In total, operating profit of $6.1 million in 1996 reflected a turnaround from the losses incurred in the prior year.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses were $13.6 million in 1997, compared with $12.7 million in 1996 and $16.4 million in 1995. The increase in 1997 was primarily due to higher employee costs partially offset by lower professional fees and insurance costs. When comparing 1996 to 1995, the decrease was primarily due to lower employee and labor costs resulting from cost reduction measures implemented by the Company in late 1995.

INTEREST EXPENSE AND INTEREST INCOME

     Interest expense totaled $6.7 million in 1997, compared with $15.4 million in 1996 and $20.9 million in 1995. The Company's redemption of public debt of $74.1 million in November 1996 and $34.6 million in December 1995 contributed to these interest savings.

     Interest income was $1.6 million in 1997, compared with $8.4 million in 1996 and $1.8 million in 1995. The fluctuation in 1996 included interest of approximately $7 million received from Tennessee Gas in conjunction with the collection of a receivable which resulted from underpayment for natural gas sold in prior periods (see Note D of Notes to Consolidated Financial Statements).

OTHER EXPENSE, NET

     Other expense was $4.9 million in 1997, compared with $10.0 million in 1996 and $8.5 million in 1995. In 1996, the Company incurred costs of $2.3 million to resolve a shareholder consent solicitation, together with a write-off of deferred financing costs and increased expenses related to the Company's former operations. There were no material comparable costs recorded in 1997. When comparing 1996 to 1995, the increase in other expense was due to the costs recorded in 1996, partially offset by lower employee termination and restructuring costs.

INCOME TAX PROVISION

     The income tax provision was $18.4 million in 1997, compared with $38.3 million in 1996 and $4.4 million in 1995. Effective income tax rates were 37%, 33% and 7% in 1997, 1996 and 1995, respectively (see Note H of Notes to Consolidated Financial Statements). The decrease in the income tax provision in 1997 was primarily attributable to lower earnings, partially offset by a higher effective rate due to Bolivian taxes. When comparing 1996 to 1995, the income tax provision increased due to earnings subject to U.S. taxes exceeding available net operating loss and tax credit carryforwards.

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

     The Company's primary sources of liquidity are its cash and cash equivalents, internal cash generation and external financing. During 1997, the Company made capital expenditures of $147 million, which were funded through a combination of cash flows from operations of $96 million, external financing and available cash balances. At December 31, 1997, the Company's debt-to-capitalization ratio was 26% which enhances the Company's ability to access capital markets.

     Additional financing will be required for the proposed acquisition of BHP Refining and BHP South Pacific and associated working capital and letters of credit requirements. The Company is currently in discussions with its investment bankers to arrange for such financing, and in connection with such discussions, the Company has been advised that sufficient funds will be made available. See Note O of Notes to Consolidated Financial Statements.

     The Company operates in an environment where its liquidity and capital resources are impacted by changes in the supply of and demand for crude oil, natural gas and refined petroleum products, market uncertainty and a variety of additional risks that are beyond the control of the Company. These risks include, among others, the level of consumer product demand, weather conditions, the proximity of the Company's natural gas reserves to pipelines, the capacities of such pipelines, fluctuations in seasonal demand, governmental regulations, the price and availability of alternative fuels and overall market and economic conditions. The Company's future capital expenditures as well as borrowings under its credit arrangements and other sources of capital will be affected by these conditions.

CREDIT ARRANGEMENTS

     The Company's amended and restated corporate revolving credit agreement ("Credit Facility"), which expires in April 2000, provides total commitments of $150 million from a consortium of nine banks. The Company, at its option, has currently activated $100 million of these commitments. The Credit Facility provides for the issuance of letters of credit, and for cash borrowings up to $100 million, with the aggregate subject to a borrowing base (which amount exceeded total commitments at December 31, 1997). Outstanding obligations under the Credit Facility are collateralized by first liens on substantially all of the Company's trade receivables, product inventories and South Texas natural gas reserves and by a third lien on the Kenai Refinery.

     At December 31, 1997, the Company had outstanding cash borrowings of $28 million under the Credit Facility. Cash borrowings under the Credit Facility are generally used on a short-term basis to finance working capital requirements and capital expenditures. Under the Credit Facility, at December 31, 1997, the Company had outstanding letters of credit of $34 million, primarily for royalty crude oil purchases from the State of Alaska. Unused availability, including unactivated commitments, under the Credit Facility at December 31, 1997 for additional borrowings and letters of credit totaled $88 million. The Company is also permitted to utilize unsecured letters of credit outside of the Credit Facility up to $40 million (none outstanding at December 31, 1997).

     The Credit Facility, which has been amended from time to time, requires the Company to maintain specified levels of consolidated working capital, tangible net worth, cash flow and interest coverage and contains other covenants customary in credit arrangements of this kind. Among other matters, the terms of the Credit Facility allow for general open market stock repurchases and the payment of cash dividends subject to a cumulative amount available for restricted payments (defined as the difference of (i) the sum since December 31, 1995, of (a) $5 million and (b) 50% of consolidated net earnings of the Company in any calendar year and (ii) any restricted payments made since June 1996). At December 31, 1997, the cumulative amount available for restricted payments was approximately $58 million. In addition to the cumulative restriction, the Credit Facility further limits these general open market stock repurchases and cash dividends to a maximum of $5 million annually. The Credit Facility also permits the Company to repurchase a limited amount of Common Stock, up to $10 million annually, specifically for oddlot buyback programs and employee benefit or compensation plans. The Board of Directors has no present plans to pay dividends. However, from time to time, the Board of Directors reevaluates the feasibility of declaring future dividends.

     For further information on the Company's credit arrangements, see Note I of Notes to Consolidated Financial Statements.

DEBT AND OTHER OBLIGATIONS

     Under an agreement reached in 1993, which settled a contractual dispute with the State of Alaska ("State"), the Company is obligated to make variable monthly payments to the State through December 2001 based on a per barrel charge on the volume of feedstock processed through the Kenai Refinery's crude unit. In 1997 and 1996, based on a per barrel throughput charge of 24 cents, the Company's variable payments to the State totaled $4.4 million and $4.0 million, respectively. In 1995, based on a per barrel throughput charge of 16 cents, the Company's variable payments to the State totaled $2.9 million. The per barrel charge increases to 30 cents in 1998 with one cent annual incremental increases thereafter through 2001. In January 2002, the Company is obligated to pay the State $60 million; provided, however, that such payment may be deferred indefinitely, at the Company's option, by continuing the variable monthly payments to the State beginning at 34 cents per barrel for 2002 and increasing one cent per barrel annually thereafter. Variable monthly payments made after January 2002 will not reduce the $60 million obligation to the State. The $60 million obligation is evidenced by a security bond, and the bond and the throughput barrel obligations are collateralized by a fourth lien on the Kenai Refinery. The Company's obligations under the agreement with the State and the mortgage are subordinated to current and future senior debt of up to $175 million plus any indebtedness incurred subsequent to the date of the agreement to improve the Kenai Refinery. Loans obtained to finance the expansion of the hydrocracker unit and install the vacuum unit, discussed in Note I of Notes to Consolidated Financial Statements, qualify as indebtedness incurred subsequent to this agreement to improve the Kenai Refinery.

STOCK REPURCHASE PROGRAM

     On May 7, 1997, the Company's Board of Directors authorized the repurchase of up to 3 million shares (approximately 11% of outstanding shares) of Tesoro Common Stock in a buyback program that will extend through the end of 1998. Under the program, subject to certain conditions, the Company may repurchase from time to time Tesoro Common Stock in the open market and through privately negotiated transactions. Purchases will depend on price, market conditions and other factors and will be made primarily from cash flows. The repurchased Common Stock is accounted for as treasury stock and may be used for employee benefit plan requirements and other corporate purposes. During 1997, the Company used cash flows of $3.7 million to repurchase 236,800 shares of Common Stock, of which 20,347 shares have been reissued for an employee benefit plan. For information related to restrictions under the Credit Facility, see Note I of Notes to Consolidated Financial Statements.

CAPITAL SPENDING

     Capital spending in 1997 totaled $147 million which was funded from available cash reserves, internally-generated cash flows from operations and external financing. Capital expenditures for the Exploration and Production segment were approximately $93 million, including $65 million for U.S. operations and $28 million for Bolivia operations. In the U.S., capital expenditures were principally for participation in the drilling of eleven development wells (nine completed), 12 exploratory wells (eight completed), the purchase of 33 Bcfe of proved reserves and 82,000 net undeveloped lease acres and seismic activity. In Bolivia, capital expenditures included the purchase of contract interests from its former joint venture participant (see Note C of Notes to Consolidated Financial Statements), exploratory drilling, seismic activity and workovers. Capital projects for the Refining and Marketing segment in 1997 totaled $44 million, primarily for costs related to the hydrocracker expansion and the commencement of a long-term capital program to improve marketing operations. In the Marine Services segment, capital spending totaled $9 million during 1997, primarily for expansion and improvement of operations along the Gulf of Mexico.

     For 1998, the Company has a total capital budget of approximately $195 million, excluding the acquisition of BHP Refining and BHP South Pacific. The Exploration and Production segment accounts for $139 million, or 71%, of the budget with $82 million planned for U.S. activities and $57 million for Bolivia. Planned U.S. expenditures include $25 million for acquisitions, $21 million for development drilling (participation in 30 wells), $17 million for leasehold, geological and geophysical, and $17 million for exploratory drilling (participation in 20 wells). In Bolivia, the drilling program is budgeted at $14 million for development drilling (three wells) and $12 million for exploratory drilling (two wells), with the remainder planned for upgrading a gas processing plant, constructing a liquid petroleum gas plant, workovers and three-dimensional seismic activity. Capital spending, other than acquisitions, for the Refining and Marketing segment is planned at $39 million, which includes $20 million towards the retail marketing expansion program in Alaska started in 1997, $8 million for environmental and $8 million for refinery improvements. The Marine Services capital budget is $9 million, primarily directed towards equipment and facility upgrades together with potential acquisitions. Capital expenditures for 1998 are expected to be financed through a combination of cash flows from operations, available cash reserves and additional borrowings under the Credit Facility. Actual capital expenditures may vary from these projections due to a number of factors, including the timing of drilling projects and the extent to which properties are acquired.

CASH FLOW SUMMARY

     Components of the Company's cash flows are set forth below (in millions):

                                                   1997       1996      1995
                                                  -------    ------    ------
Cash Flows From (Used In):
  Operating Activities..........................  $  95.6    $178.9    $ 35.4
  Investing Activities..........................   (151.5)    (94.2)      2.4
  Financing Activities..........................     41.5     (75.9)    (37.8)
                                                  -------    ------    ------
Increase (Decrease) in Cash and Cash
  Equivalents...................................  $ (14.4)   $  8.8    $   --
                                                  =======    ======    ======

     During 1997, net cash from operating activities totaled $96 million, compared with $179 million in 1996. Operating cash flows in 1997 included a $57 million decrease in receivables due in part to collections related to product and crude oil sales volumes at 1996 year-end, Bolivian production sold in prior years and retroactive severance taxes, partially offset by income tax and other payments. The 1996 operating cash flows included the impact of receipts from Tennessee Gas. Net cash used in investing activities of $151 million in 1997 included capital expenditures of $93 million for the Company's Exploration and Production activities, $44 million for Refining and Marketing activities and $9 million for Marine Services. Net cash from financing activities of $41 million in 1997 included net borrowings of $28 million under the Credit Facility and receipt of $16 million under a loan for the hydrocracker expansion, partially offset by payments of other long-term debt and repurchases of Common Stock. During 1997, gross borrowings under the Credit Facility were $150 million, with $122 million of repayments. At December 31, 1997, the Company's net working capital totaled $74 million, which included cash and cash equivalents of $8 million.

     During 1996, net cash from operating activities totaled $179 million, compared with $35 million in 1995. This increase in operating cash flows in 1996 was primarily due to the receipt of $120 million from Tennessee Gas for the favorable resolution of litigation in August 1996 and termination of the natural gas purchase and sales contract effective October 1, 1996. In addition, improved profitability plus noncash items, such as depreciation, depletion and amortization and deferred income taxes, contributed to higher cash flows from operations. Partially offsetting these increases were higher net working capital balances, particularly receivables which increased primarily due to higher year-end sales volumes together with higher prices. Net cash used in investing activities of $94 million in 1996 included capital expenditures of $85 million and cash consideration of nearly $8 million for the acquisition of Coastwide. Net cash used in financing activities of $76 million during 1996 was primarily due to the redemption of public debt aggregating $74 million together with payments of other long-term debt. During 1996, the Company's gross borrowings and repayments under its corporate revolving credit line amounted to $165 million.

     During 1995, net cash from operating activities totaled $35 million. Although natural gas production from the Company's South Texas operations increased during 1995, lower cash receipts for sales of natural gas adversely affected the Company's cash flows from operations. Net cash from investing activities of $2 million in 1995 included proceeds of $70 million from sales of assets, primarily certain interests in the Bob West Field, partially offset by $64 million of capital expenditures and $3 million for acquisition of the Kenai Pipe Line Company ("KPL"). Net cash used in financing activities of $38 million in 1995 was primarily related to the redemption of $34.6 million of public debt and payments of other long-term debt. The Company's gross borrowings and repayments under the Facility totaled $262 million during 1995.

ENVIRONMENTAL

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved in a remedial response and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties. At December 31, 1997, the Company's accruals for environmental expenses amounted to $8.5 million, which included a noncurrent liability of $2.7 million for remediation of KPL's properties that has been funded by the former owners of KPL through a restricted escrow deposit. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate.

     To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $7 million in 1998 and $2 million in 1999. In addition, capital expenditures for alternative secondary containment systems for existing storage tank facilities are estimated to be $2 million in 1998 and $2 million in 1999 with a remaining $5 million to be spent by 2002.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Kenai Refinery, retail gasoline outlets (current and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act. The amount of such future expenditures cannot currently be determined by the Company. For further information on environmental contingencies, see Note L of Notes to Consolidated Financial Statements.

CRUDE OIL PURCHASE CONTRACTS

     The Company has a contract with the State of Alaska for the purchase of royalty crude oil, a primary feedstock for the Kenai Refinery, covering the period January 1, 1996 through December 31, 1998. This contract provides for the purchase of 30% of the State's ANS royalty crude oil produced from the Prudhoe Bay Unit at prices based on royalty values computed by the State. During 1997, the Company purchased approximately 35,700 barrels per day of ANS crude oil under this contract. The contract contains provisions that, under certain conditions, allow the Company to temporarily or permanently reduce its purchase obligations. Under this contract, the Company is required to utilize in its refinery operations volumes equal to at least 80% of the ANS crude oil purchased from the State. The Company is presently in discussions with the State in regard to extending this contract for an additional year.

     The Company also purchases approximately 6,000 barrels per day of ANS crude oil from a producer under a contract with a term of one year beginning January 1, 1998.

     During October 1997, the Company began purchasing all of the approximately 34,000 barrels per day of Cook Inlet crude oil production from various producers under contracts extending through December 1998. A contract to purchase 4,500 barrels per day, of the 34,000 barrels per day, has been extended through March 31, 2001.

YEAR 2000 COMPLIANCE

     The efficient operation of the Company's business is dependent on its computer hardware, operating systems and software programs (collectively, "Systems and Programs"). These Systems and Programs are used in several key areas of the Company's business, including information management services and financial reporting, as well as in various administrative functions. The Company has been evaluating its Systems and Programs to identify potential year 2000 compliance problems, as well as manual processes, external interfaces with customers and services supplied by vendors. The year 2000 problem refers to the limitations of the programming code in certain existing hardware and software programs to recognize date sensitive information for the year 2000 and beyond. Unless replaced or modified prior to the year 2000, such hardware and systems may not properly recognize such information and could generate erroneous data or cause a system to fail to operate properly.

     Based on current information, the Company expects to attain year 2000 compliance and institute appropriate testing of its modifications and replacements in a timely fashion and in advance of the year 2000 date change. It is anticipated that modification or replacement of the Company's Systems and Programs will be performed in-house by company personnel. The Company believes that, with hardware replacement and modifications to existing software or conversions to new software, the year 2000 problem will not pose a significant operational problem for the Company. It is possible that non-compliant third party computer systems or programs may not interface properly with the Company's computer systems. The Company has requested assurance from third parties that their computers, systems or programs be year 2000 compliant. The Company could, however, be adversely affected by the year 2000 problem if it or unrelated parties fail to successfully address this issue. Management of the Company currently anticipates that the expenses and capital expenditures associated with its year 2000 compliance project will not have a material effect on its financial position or results of operations.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130, which becomes effective for the Company in 1998, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Also, in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that selected information about operating segments be included in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 becomes effective for the Company's 1998 year-end and need not be applied to interim financial information until 1999. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosures related to pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain disclosures previously required. SFAS No. 132 becomes effective for the Company in 1998. All three statements contain provisions for restatement of prior period information. The Company is evaluating the effects that these new statements will have on its financial reporting and disclosures. The new statements will have no effect on the Company's results of operations, financial position or cash flows.

FORWARD-LOOKING STATEMENTS

     Statements in this Appendix A to the Proxy Statement for the 1998 Annual Meeting of Stockholders, including those contained in the foregoing discussion and other items herein, concerning the Company which are (a) projections of revenues, earnings, earnings per share, capital expenditures or other financial items, (b) statements of plans and objectives for future operations, including acquisitions, (c) statements of future economic performance, or (d) statements of assumptions or estimates underlying or supporting the foregoing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The ultimate accuracy of forward-looking statements is subject to a wide range of business risks and changes in circumstances, and actual results and outcomes often differ from expectations. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements herein, including the following: the timing and extent of changes in commodity prices and underlying demand and availability of crude oil and other refinery feedstocks, refined products, and natural gas; actions of customers and competitors; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; execution of planned capital projects; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; future well performance; the extent of Tesoro's success in acquiring oil and gas properties and in discovering, developing and producing reserves; political developments in foreign countries; the conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; earthquakes or other natural disasters affecting operations; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; and adverse changes in the credit ratings assigned to the Company's trade credit. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

III. FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

     We have audited the accompanying consolidated balance sheets of Tesoro Petroleum Corporation and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tesoro Petroleum Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Antonio, Texas
January 28, 1998

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                            1997         1996          1995
                                                          --------    ----------    ----------
REVENUES
  Refining and marketing...............................   $720,868    $  745,413    $  771,035
  Exploration and production...........................     84,798       107,415       124,670
  Marine services......................................    132,251       122,533        74,467
  Income from settlement of a natural gas contract.....         --        60,000            --
  Gain on sale of assets and other income..............      5,543         4,417        32,711
                                                          --------    ----------    ----------
          Total Revenues...............................    943,460     1,039,778     1,002,883
                                                          --------    ----------    ----------
OPERATING COSTS AND EXPENSES
  Refining and marketing...............................    687,036       726,029       758,329
  Exploration and production...........................     13,230        12,968        19,055
  Marine services......................................    124,725       115,314        77,803
  Depreciation, depletion and amortization.............     45,729        40,627        41,776
                                                          --------    ----------    ----------
          Total Operating Costs and Expenses...........    870,720       894,938       896,963
                                                          --------    ----------    ----------
OPERATING PROFIT.......................................     72,740       144,840       105,920
General and Administrative.............................    (13,588)      (12,733)      (16,453)
Interest Expense, Net of Capitalized Interest in
  1997.................................................     (6,699)      (15,382)      (20,902)
Interest Income........................................      1,597         8,423         1,845
Other Expense, Net.....................................     (4,930)      (10,001)       (8,542)
                                                          --------    ----------    ----------
EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM....     49,120       115,147        61,868
Income Tax Provision...................................     18,435        38,347         4,379
                                                          --------    ----------    ----------
EARNINGS BEFORE EXTRAORDINARY ITEM.....................     30,685        76,800        57,489
Extraordinary Loss on Extinguishments of Debt (Net of
  Income Tax Benefit of $886 in 1996)..................         --        (2,290)       (2,857)
                                                          --------    ----------    ----------
NET EARNINGS...........................................   $ 30,685    $   74,510    $   54,632
                                                          ========    ==========    ==========
NET EARNINGS PER SHARE -- BASIC........................   $   1.16    $     2.87    $     2.22
                                                          ========    ==========    ==========
NET EARNINGS PER SHARE -- DILUTED......................   $   1.14    $     2.81    $     2.18
                                                          ========    ==========    ==========
WEIGHTED AVERAGE COMMON SHARES -- BASIC................     26,410        25,999        24,557
                                                          ========    ==========    ==========
WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY DILUTIVE
  COMMON SHARES -- DILUTED.............................     26,868        26,499        25,107
                                                          ========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997          1996
                                                              --------      --------
                                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  8,352      $ 22,796
  Receivables, less allowance for doubtful accounts.........    76,282       128,013
  Inventories...............................................    87,359        74,488
  Prepayments and other.....................................     9,842        12,046
                                                              --------      --------
          Total Current Assets..............................   181,835       237,343
                                                              --------      --------
PROPERTY, PLANT AND EQUIPMENT
  Refining and marketing....................................   370,174       328,522
  Exploration and production, full-cost method of
     accounting:
     Properties being amortized.............................   251,604       179,433
     Properties not yet evaluated...........................    31,918        12,344
     Gas transportation.....................................     7,889         6,703
  Marine services...........................................    43,072        33,820
  Corporate.................................................    13,689        12,531
                                                              --------      --------
                                                               718,346       573,353
     Less accumulated depreciation, depletion and
      amortization..........................................   304,523       256,842
                                                              --------      --------
     Net Property, Plant and Equipment......................   413,823       316,511
                                                              --------      --------
OTHER ASSETS................................................    32,150        28,733
                                                              --------      --------
          Total Assets......................................  $627,808      $582,587
                                                              ========      ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $ 58,767      $ 80,747
  Accrued liabilities.......................................    31,372        33,256
  Current income taxes payable..............................       354        13,822
  Current maturities of long-term debt and other
     obligations............................................    17,002        10,043
                                                              --------      --------
          Total Current Liabilities.........................   107,495       137,868
                                                              --------      --------
DEFERRED INCOME TAXES.......................................    28,824        19,151
                                                              --------      --------
OTHER LIABILITIES...........................................    43,211        42,243
                                                              --------      --------
LONG-TERM DEBT AND OTHER OBLIGATIONS, LESS CURRENT
  MATURITIES................................................   115,314        79,260
                                                              --------      --------
COMMITMENTS AND CONTINGENCIES (Note L)
STOCKHOLDERS' EQUITY
  Preferred stock, no par value; authorized 5,000,000 shares including redeemable preferred shares; none issued or
     outstanding
  Common stock, par value $0.16 2/3; authorized 50,000,000
     shares; 26,506,601 shares issued (26,414,134 in
     1996)..................................................     4,418         4,402
  Additional paid-in capital................................   190,925       189,368
  Retained earnings.........................................   140,980       110,295
  Treasury stock, 216,453 common shares in 1997, at cost....    (3,359)           --
                                                              --------      --------
     Total Stockholders' Equity.............................   332,964       304,065
                                                              --------      --------
          Total Liabilities and Stockholders' Equity........  $627,808      $582,587
                                                              ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                           RETAINED
                                           COMMON STOCK     ADDITIONAL     EARNINGS      TREASURY STOCK
                                          ---------------    PAID-IN     (ACCUMULATED   ----------------
                                          SHARES   AMOUNT    CAPITAL       DEFICIT)     SHARES   AMOUNT
                                          ------   ------   ----------   ------------   ------   -------
BALANCE AT DECEMBER 31, 1994............  24,390   $4,065    $175,514      $(18,847)       --    $    --
  Net earnings..........................      --       --          --        54,632        --         --
  Shares issued pursuant to exercise of
     stock options and stock awards.....     390       65       1,085            --        --         --
                                          ------   ------    --------      --------      ----    -------
BALANCE AT DECEMBER 31, 1995............  24,780    4,130     176,599        35,785        --         --
  Net earnings..........................      --       --          --        74,510        --         --
  Issuance of Common Stock..............   1,308      218      11,054            --        --         --
  Shares issued pursuant to exercise of
     stock options and stock awards.....     326       54       1,715            --        --         --
                                          ------   ------    --------      --------      ----    -------
BALANCE AT DECEMBER 31, 1996............  26,414    4,402     189,368       110,295        --         --
  Net earnings..........................      --       --          --        30,685        --         --
  Shares repurchased....................      --       --          --            --      (236)    (3,701)
  Shares issued pursuant to exercise of
     stock options and stock awards and
     employee benefit plans.............      45        7         440            --        20        342
  Other.................................      48        9       1,117            --        --         --
                                          ------   ------    --------      --------      ----    -------
BALANCE AT DECEMBER 31, 1997............  26,507   $4,418    $190,925      $140,980      (216)   $(3,359)
                                          ======   ======    ========      ========      ====    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997        1996       1995
                                                              ---------   --------   --------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  Net earnings..............................................  $  30,685   $ 74,510   $ 54,632
  Adjustments to reconcile net earnings to net cash from
     operating activities:
     Depreciation, depletion and amortization...............     46,363     41,459     42,620
     Loss (gain) on sales of assets.........................        523        835    (32,659)
     Amortization of deferred charges and other.............        951      1,601      1,556
     Extraordinary loss on extinguishments of debt, net of
       income tax benefit...................................         --      2,290      2,857
     Changes in operating assets and liabilities:
       Receivables..........................................     56,785    (42,542)     9,746
       Receivable from Tennessee Gas Pipeline Company.......         --     50,680    (37,456)
       Inventories..........................................    (11,517)     7,210    (11,599)
       Other assets.........................................        296     (3,521)    (3,573)
       Accounts payable and accrued liabilities.............    (37,854)    28,165      4,605
       Deferred income taxes................................      9,673     14,649        807
       Obligation payments to State of Alaska...............     (4,401)    (4,047)    (2,892)
       Other liabilities and obligations....................      4,131      7,673      6,769
                                                              ---------   --------   --------
          Net cash from operating activities................     95,635    178,962     35,413
                                                              ---------   --------   --------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
  Capital expenditures......................................   (147,498)   (84,957)   (63,930)
  Proceeds from sales of assets.............................        112      2,569     69,786
  Other.....................................................     (4,159)   (11,812)    (3,452)
                                                              ---------   --------   --------
          Net cash from (used in) investing activities......   (151,545)   (94,200)     2,404
                                                              ---------   --------   --------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Payments of long-term debt................................     (4,095)    (3,838)    (2,979)
  Net borrowings under revolving credit facilities..........     32,728        883         --
  Issuance of long-term debt................................     16,200         --         --
  Repurchase of common stock................................     (3,701)        --         --
  Repurchase of debentures and notes........................         --    (74,116)   (34,634)
  Other.....................................................        334      1,164       (281)
                                                              ---------   --------   --------
          Net cash from (used in) financing activities......     41,466    (75,907)   (37,894)
                                                              ---------   --------   --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    (14,444)     8,855        (77)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     22,796     13,941     14,018
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   8,352   $ 22,796   $ 13,941
                                                              =========   ========   ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid, net of $419 capitalized in 1997............  $   2,127   $ 12,450   $ 18,132
                                                              =========   ========   ========
  Income taxes paid.........................................  $  22,412   $  6,285   $  4,046
                                                              =========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying Consolidated Financial Statements include the accounts of Tesoro Petroleum Corporation and its subsidiaries (collectively, the "Company" or "Tesoro"). All significant intercompany accounts and transactions have been eliminated. Tesoro is a natural resource company engaged in petroleum refining, distributing and marketing of petroleum products, marine logistics services and the exploration and production of natural gas and oil.

  Use of Estimates and Presentation

     The preparation of the Company's Consolidated Financial Statements in conformity with generally accepted accounting principles required the use of management's best estimates and judgment that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash equivalents consist of highly-liquid debt instruments such as commercial paper and certificates of deposit purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates market value. The Company's policy is to invest cash in conservative, highly-rated instruments and to invest in various institutions to limit the amount of credit exposure in any one institution. The Company performs ongoing evaluations of the credit standing of these financial institutions.

  Inventories

     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method was used to determine the cost of the Company's refining and marketing inventories of crude oil and U.S. wholesale refined products. The cost of remaining refined product inventories, including fuel at the Company's marine service terminals, was determined principally on the first-in, first-out ("FIFO") method. Merchandise and materials and supplies are valued at average cost, not in excess of market value. See Note F.

  Property, Plant and Equipment

     Additions to property, plant and equipment and major improvements and modifications are capitalized at cost. Maintenance and repairs are charged to operations when incurred. Depletion of oil and gas producing properties is determined principally by the unit-of-production method and is based on estimated recoverable reserves. Depreciation of other property, plant and equipment is generally computed on the straight-line method based upon the estimated useful life of each asset. The weighted average lives range from 12 to 30 years for refining, marketing and pipeline assets, 11 to 16 years for service equipment and marine fleets, and five to seven years for corporate and other assets.

     Oil and gas properties are accounted for using the full-cost method of accounting. Under this method, all costs associated with property acquisition and exploration and development activities are capitalized into cost centers that are established on a country-by-country basis. For each cost center, the capitalized costs are subject to a limitation so as not to exceed the present value of future net revenues from estimated production of proved oil and gas reserves, net of income tax effect, plus the lower of cost or estimated fair value of unproved properties included in the cost center. Capitalized costs within a cost center, together with estimates of costs for future development, dismantlement and abandonment, are amortized on a unit-of-production method using the proved oil and gas reserves for each cost center. The Company's investment in certain oil and gas properties is excluded from the amortization base until the properties are evaluated. Gain or loss is

                          TESORO PETROLEUM CORPORATION
recognized only on the sale of oil and gas properties involving significant reserves. Proceeds from the sale of insignificant reserves and undeveloped properties are applied to reduce the costs in the cost centers.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future income tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Environmental Expenditures

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that extend the life, increase the capacity, or mitigate or prevent environmental contamination, are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated. Such amounts are based on the estimated timing and extent of remedial actions required by applicable governing agencies, experience gained from similar sites on which environmental assessments or remediation has been completed, and the amount of the Company's anticipated liability considering the proportional liability and financial abilities of other responsible parties. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action. Estimated liabilities are not discounted to present value.

  Financial Instruments

     The carrying amount of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt and other obligations approximated the Company's estimates of the fair value of such items.

                          TESORO PETROLEUM CORPORATION

  Earnings Per Share

     Earnings per share have been determined in accordance with Statement of Financial Accounting Standard ("SFAS") No. 128 which establishes standards for computing and presenting basic and diluted earnings per share calculations. Basic earnings per share is determined by dividing net earnings by the weighted average number of common shares outstanding during the period. The Company's calculation of diluted earnings per share takes into account the effect of potentially dilutive shares, principally stock options, outstanding during the period. Prior period amounts have been restated to conform with the requirements of SFAS No. 128. Earnings per share calculations for the years ended December 31, 1997, 1996 and 1995 are presented below (in thousands except per share amounts):

                                                         1997       1996       1995
                                                        -------    -------    -------
Earnings Applicable to Common Shareholders (Basic and
  Diluted Numerator):
  Earnings before extraordinary item..................  $30,685    $76,800    $57,489
  Extraordinary loss on extinguishments of debt,
     aftertax.........................................       --     (2,290)    (2,857)
                                                        -------    -------    -------
     Net earnings.....................................  $30,685    $74,510    $54,632
                                                        =======    =======    =======
Basic:
  Weighted average common shares (Basic
     denominator).....................................   26,410     25,999     24,557
                                                        =======    =======    =======
  Basic earnings per share --

     Before extraordinary item........................  $  1.16    $  2.96    $  2.34
     Extraordinary loss, aftertax.....................       --      (0.09)     (0.12)
                                                        -------    -------    -------
     Net..............................................  $  1.16    $  2.87    $  2.22
                                                        =======    =======    =======
Diluted:
  Weighted average common shares......................   26,410     25,999     24,557
  Incremental shares from assumed conversion of stock
     options and other................................      458        500        550
                                                        -------    -------    -------
  Total diluted shares (Diluted denominator)..........   26,868     26,499     25,107
                                                        =======    =======    =======
  Diluted earnings per share --
     Before extraordinary item........................  $  1.14    $  2.90    $  2.29
     Extraordinary loss, aftertax.....................       --      (0.09)     (0.11)
                                                        -------    -------    -------
     Net..............................................  $  1.14    $  2.81    $  2.18
                                                        =======    =======    =======

     In accordance with SFAS No. 128, restricted Common Stock awards totaling 350,000 shares and options to purchase 340,000 shares of Common Stock under the Company's special incentive compensation strategy (see Note K) were not included in the computations of earnings per share in 1997 and 1996. No shares were issuable under this strategy since the attainment of a specified market price of the Company's Common Stock had not been reached during the periods presented. These awards and options remained outstanding at December 31, 1997.

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as included in Note K.

                          TESORO PETROLEUM CORPORATION

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130, which becomes effective for the Company in 1998, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Also, in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that selected information about operating segments be included in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 becomes effective for the Company's 1998 year-end and need not be applied to interim financial information until 1999. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosures related to pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain disclosures previously required. SFAS No. 132 becomes effective for the Company in 1998. All three statements contain provisions for restatement of prior period information. The Company is evaluating the effects that these new statements will have on its financial reporting and disclosures. The new statements will have no effect on the Company's results of operations, financial position or cash flows.

NOTE B -- BUSINESS SEGMENTS

     The Company's revenues are derived from three business segments: Refining and Marketing, Exploration and Production, and Marine Services.

     Refining and Marketing operates a petroleum refinery at Kenai, Alaska, which manufactures gasoline, jet fuel, diesel fuel, heavy oils and residual products. These products, together with products purchased from third parties, are sold at wholesale through terminal facilities and other locations in Alaska and the Pacific Northwest. In addition, Refining and Marketing markets gasoline, other petroleum products and convenience store items at retail through 35 Company-operated stations in Alaska. Refining and Marketing also markets petroleum products through 129 branded and 28 unbranded stations located in Alaska and the Pacific Northwest. Revenues from export sales, primarily to Far East markets, amounted to $16.1 million, $22.0 million and $18.5 million in 1997, 1996 and 1995, respectively. The Company at times resells previously purchased crude oil, sales of which amounted to $44.4 million, $93.8 million and $75.8 million in 1997, 1996 and 1995, respectively.

     The Exploration and Production segment is engaged in the exploration, production and development of natural gas and oil onshore in Texas, Louisiana and Bolivia. This segment also includes the transportation of natural gas, including the Company's production, to common carrier pipelines in South Texas. In Bolivia, the Company operates under four contracts with the Bolivian government to explore for and produce hydrocarbons. The Company's Bolivian natural gas production is sold under contract to the Bolivian government for export to Argentina. The majority of the Company's Bolivian natural gas and oil reserves are shut-in awaiting access to gas-consuming markets. Major developments in South America indicate that new markets may open for the Company's production in the near future. Construction of a new 1,900-mile pipeline that will link Bolivia's gas reserves with markets in Brazil commenced in 1997 and is expected to be operational in early 1999.

     Marine Services markets and distributes petroleum products and provides logistics services, primarily to the marine and offshore exploration and production industries operating in the Gulf of Mexico. This segment

                          TESORO PETROLEUM CORPORATION
currently operates through 20 terminals along the Texas and Louisiana Gulf Coast and three terminals on the U.S. West Coast.

     Segment operating profit is gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation, depletion and other items. Income taxes, interest expense, interest income and corporate general and administrative expenses are not included in determining operating profit. In the Exploration and Production segment, operating profit in 1997 included income of $1.8 million for severance tax refunds and $2.2 million related to the collection of a receivable for prior years Bolivian production. Operating profit in the Exploration and Production segment in 1996 included $60 million of income from termination of a natural gas contract and $5 million for retroactive severance tax refunds, and 1995 included a gain of $33 million from the sale of certain interests in the Bob West Field. In 1996 and 1995, the Exploration and Production segment's operating profit included $24.6 million and $47.1 million, respectively, from the excess of natural gas contract prices over spot market prices (see Note D).

     Identifiable assets are those assets utilized by the segment. Corporate assets are principally cash, investments and other assets that cannot be directly associated with the operations of a business segment. Segment information for the years ended December 31, 1997, 1996 and 1995 is as follows (in millions):

                                                            1997      1996       1995
                                                           ------   --------   --------
REVENUES
  Gross operating revenues:
     Refining and Marketing --
       Refined products..................................  $643.7   $  620.8   $  664.5
       Other, primarily crude oil resales and
          merchandise....................................    77.2      124.6      106.5
     Exploration and Production --
       U.S., including gas transportation................    73.6       93.8      113.0
       Bolivia...........................................    11.2       13.7       11.7
     Marine Services.....................................   132.2      122.5       74.5
                                                           ------   --------   --------
       Total Gross Operating Revenues....................   937.9      975.4      970.2
  Income from settlement of a natural gas contract and
     other...............................................     5.5       64.4       32.7
                                                           ------   --------   --------
          Total Revenues.................................  $943.4   $1,039.8   $1,002.9
                                                           ======   ========   ========
OPERATING PROFIT (LOSS)
  Refining and Marketing.................................  $ 20.5   $    6.0   $    0.7
  Exploration and Production --
     U.S., including gas transportation..................    37.3      123.9      102.0
     Bolivia.............................................     8.6        8.8        7.6
  Marine Services........................................     6.3        6.1       (4.4)
                                                           ------   --------   --------
          Total Operating Profit.........................    72.7      144.8      105.9
  Corporate and Unallocated Costs........................   (23.6)     (29.7)     (44.0)
                                                           ------   --------   --------
  Earnings Before Income Taxes and Extraordinary Item....  $ 49.1   $  115.1   $   61.9
                                                           ======   ========   ========

                          TESORO PETROLEUM CORPORATION

                                                            1997      1996       1995
                                                           ------   --------   --------
IDENTIFIABLE ASSETS
  Refining and Marketing.................................  $337.4   $  317.0   $  313.3
  Exploration and Production --
     U.S., including gas transportation..................   158.2      143.6      136.7
     Bolivia.............................................    50.8       27.0       17.8
  Marine Services........................................    59.3       56.0       18.0
  Corporate..............................................    22.1       39.0       33.4
                                                           ------   --------   --------
          Total Assets...................................  $627.8   $  582.6   $  519.2
                                                           ======   ========   ========
DEPRECIATION, DEPLETION AND AMORTIZATION
  Refining and Marketing.................................  $ 12.7   $   12.5   $   11.9
  Exploration and Production --
     U.S., including gas transportation..................    29.8       25.6       29.3
     Bolivia.............................................     1.5        1.3        0.3
  Marine Services........................................     1.7        1.2        0.3
  Corporate..............................................     0.7        0.9        0.8
                                                           ------   --------   --------
          Total Depreciation, Depletion and
            Amortization.................................  $ 46.4   $   41.5   $   42.6
                                                           ======   ========   ========
CAPITAL EXPENDITURES
  Refining and Marketing.................................  $ 43.9   $   11.1   $    9.3
  Exploration and Production --
     U.S., including gas transportation..................    65.4       59.7       49.6
     Bolivia.............................................    27.5        6.9        3.8
  Marine Services........................................     9.4        6.9        0.4
  Corporate..............................................     1.3        0.4        0.8
                                                           ------   --------   --------
          Total Capital Expenditures.....................  $147.5   $   85.0   $   63.9
                                                           ======   ========   ========

NOTE C -- ACQUISITIONS, EXPANSIONS AND DIVESTITURES

  Refining and Marketing

     In October 1997, the Company completed an expansion of its refinery hydrocracker unit which enables the Company to increase its jet fuel production. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, was completed at a cost of approximately $19 million. For information on financing of this expansion, see Note I.

     In December 1997, the Refining and Marketing segment purchased the Union 76 marketing assets in Southeast Alaska, consisting of one terminal, two retail stations and the rights to use the Union 76 trademark within Alaska. The Company also expanded its Alaskan retail operations throughout the year with construction of two new facilities and remodeling of three existing stations. Two uneconomic outlets in Alaska were closed in 1997.

  Exploration and Production

     In July 1997, the Company purchased the interests held by its former joint venture participant in the then existing two contract blocks in southern Bolivia, consisting of a 25% interest in Block 18 and a 27.4% interest in Block
20. The purchase price was approximately $20 million, which included $11.9 million for proved reserves and $3.4 million for undeveloped acreage with the remainder for working capital and assumption of certain liabilities.

                          TESORO PETROLEUM CORPORATION

     In the U.S., the Exploration and Production segment purchased proved and unproved properties totaling $22 million during 1997. These purchases included the acquisition of interests in the Kent Bayou Field in Terrebonne Parish in southern Louisiana for $5 million and interests in the La Blanca, San Salvador and San Carlos Fields in the Frio/Vicksburg Trend of Hildago County in South Texas for $3.1 million during November 1997. Also included was the acquisition of interests in three natural gas fields in East Texas, including the Carthage Field in Panola County, the Woodlawn Field in Harrison County and the Oak Hill Field in Rusk County, for $5.1 million in December 1997.

     During 1996, the Company's Exploration and Production segment recorded acquisitions of proved and unproved properties totaling $25.7 million. The most significant of these was the purchase in December 1996 of interests in the Los Indios and La Reforma Fields, located in Hidalgo and Starr counties of South Texas, for $15 million. These two fields are in the Frio/Vicksburg Trend, which lies immediately adjacent to the Wilcox Trend. Other acquisitions in 1996 included the purchase of interests in the Berry R. Cox and the West Goliad Fields, both located in the Wilcox Trend, for $5.4 million and the purchase of acreage in East Texas for $5.3 million.

     In September 1995, the Company sold, effective April 1, 1995, certain interests in its producing and non-producing oil and gas properties located in the Bob West Field in South Texas. The interests sold included the Company's approximate 55% net revenue interest and 70% working interest in Units C, D and E and a convertible override in Unit F of the Bob West Field. Excluded from the sale were the Company's interests in the State Park and Sanchez-O'Brien leases and the Ramirez USA E-6 well within the Bob West Field. In total, the sale included interests in 14 gross producing wells amounting to 77 Bcf, or 40%, of the Company's total net proved domestic reserves at the time of the sale (see Note N). For 1995, natural gas production from the interests sold had contributed approximately $11.7 million to revenues and $4 million to operating profit in the Company's Exploration and Production segment. Consideration for the sale was $74 million, which was adjusted for production, capital expenditures and certain other items after the effective date to approximately $68 million in cash received at closing, resulting in a gain of approximately $33 million in the 1995 third quarter. The consideration received by the Company was used to redeem $34.6 million of the Company's outstanding 12 3/4% Subordinated Debentures in 1995, reduce borrowings under the Company's revolving credit facility and improve corporate liquidity (see Note I).

     For further information related to exploration and production activities, see Note N.

  Marine Services

     In February 1996, the Company purchased 100% of the capital stock of Coastwide Energy Services, Inc. ("Coastwide"). The consideration included approximately 1.4 million shares of Tesoro's Common Stock and $7.7 million in cash. The market price of Tesoro's Common Stock was $9.00 per share at closing of this transaction. In addition, Tesoro repaid approximately $4.5 million of Coastwide's outstanding debt. Coastwide was primarily a provider of logistical support services and a distributor of petroleum products to the offshore oil and gas industry in the Gulf of Mexico. The Company combined the Coastwide operation with its marine petroleum distribution operations, forming a Marine Services segment. The acquisition was accounted for as a purchase whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values.

NOTE D -- GAS PURCHASE AND SALES CONTRACT

  Resolution of Litigation in 1996

     On August 16, 1996, the Supreme Court of Texas issued a mandate that denied a motion for rehearing by Tennessee Gas Pipeline Company ("Tennessee Gas") and upheld all aspects of a Gas Purchase and Sales Agreement ("Tennessee Gas Contract") which had been the subject of litigation since 1990. As provided for

                          TESORO PETROLEUM CORPORATION
in the Tennessee Gas Contract, the Company was selling a portion of the gas produced from the Bob West Field to Tennessee Gas at a maximum price as calculated in accordance with Section 102(b)(2) ("Contract Price") of the Natural Gas Policy Act of 1978. Subsequent to the mandate, the Company received cash of $67.7 million from Tennessee Gas, which included collection of a $59.6 million bonded receivable for underpayment for natural gas sold in prior periods. The remaining $8.1 million received was for interest and reimbursement of legal fees and court costs, which resulted in income during the 1996 third quarter. Tennessee Gas resumed paying the Contract Price to the Company for gas taken beginning with May 1996 volumes up until termination of the Tennessee Gas Contract discussed below.

  Settlement and Termination of Contract in 1996

     On December 24, 1996, the Company settled all other claims and disputes with Tennessee Gas, including litigation in Zapata County, Texas filed by Tennessee Gas, and agreed to terminate the Tennessee Gas Contract effective October 1, 1996. The Tennessee Gas Contract would have extended through January 1999. Under the settlement, the Company received $51.8 million and the right to recover severance taxes paid by Tennessee Gas of approximately $8.2 million, which resulted in income of $60 million to the Company during the 1996 fourth quarter. The severance taxes were subsequently collected in 1997.

NOTE E -- RECEIVABLES

     Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company's customer base and their dispersion across the Company's industry segments and geographic areas of operations. The Company performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit or other collateral arrangements. The Company's allowance for doubtful accounts is reflected as a reduction of receivables in the Consolidated Balance Sheets. The following table reconciles the change in the Company's allowance for doubtful accounts for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                            1997      1996      1995
                                                           ------    ------    ------
Balance at Beginning of Year.............................  $1,515    $1,842    $1,816
Charged to Costs and Expenses............................      23       589       300
Recoveries of Amounts Previously Written Off and Other...     189       (44)      122
Write-off of Doubtful Accounts...........................    (354)     (872)     (396)
                                                           ------    ------    ------
  Balance at End of Year.................................  $1,373    $1,515    $1,842
                                                           ======    ======    ======

NOTE F -- INVENTORIES

     Components of inventories at December 31, 1997 and 1996 were as follows (in thousands):

                                                               1997       1996
                                                              -------    -------
Crude Oil and Wholesale Refined Products, at LIFO...........  $68,227    $55,858
Merchandise and Other Refined Products......................   13,377     13,539
Materials and Supplies......................................    5,755      5,091
                                                              -------    -------
  Total Inventories.........................................  $87,359    $74,488
                                                              =======    =======

     At December 31, 1997 and 1996, inventories valued using LIFO were lower than replacement cost by approximately $4.4 million and $17.7 million, respectively.

                          TESORO PETROLEUM CORPORATION

NOTE G -- ACCRUED LIABILITIES

     The Company's current accrued liabilities and noncurrent other liabilities as shown in the Consolidated Balance Sheets at December 31, 1997 and 1996 included the following (in thousands):

                                                               1997       1996
                                                              -------    -------
Accrued Liabilities -- Current:
  Accrued environmental costs...............................  $ 5,817    $ 5,367
  Accrued employee costs....................................   12,406      7,759
  Accrued taxes other than income taxes.....................    4,137      5,988
  Accrued interest..........................................    1,349      1,155
  Other.....................................................    7,663     12,987
                                                              -------    -------
     Total Accrued Liabilities -- Current...................  $31,372    $33,256
                                                              =======    =======
Other Liabilities -- Noncurrent:
  Accrued postretirement benefits...........................  $32,206    $30,508
  Accrued environmental costs...............................    2,659      3,496
  Other.....................................................    8,346      8,239
                                                              -------    -------
     Total Other Liabilities -- Noncurrent..................  $43,211    $42,243
                                                              =======    =======

NOTE H -- INCOME TAXES

     The income tax provision for the years ended December 31, 1997, 1996 and 1995 included the following (in thousands):

                                                          1997       1996       1995
                                                         -------    -------    ------
Federal -- Current.....................................  $ 3,413    $16,206    $  708
Federal -- Deferred....................................    9,421     17,405        --
Foreign................................................    4,920      3,654     3,183
State..................................................      681      1,082       488
                                                         -------    -------    ------
  Income Tax Provision.................................  $18,435    $38,347    $4,379
                                                         =======    =======    ======

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax assets and liabilities at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                                                1997        1996
                                                              --------    --------
Deferred Federal Tax Assets:
  Investment tax and other credits..........................  $  9,639    $ 11,962
  Accrued postretirement benefits...........................    10,480       9,941
  Settlement with Department of Energy......................     3,233       3,694
  Environmental reserve.....................................     3,048       3,335
  Other.....................................................     5,265       1,523
                                                              --------    --------
     Total Deferred Federal Tax Assets......................    31,665      30,455
Deferred Federal Tax Liabilities:
  Accelerated depreciation and property-related items.......   (57,778)    (47,147)
                                                              --------    --------
Net Deferred Federal Liability..............................   (26,113)    (16,692)
State Income and Other Taxes................................    (2,711)     (2,459)
                                                              --------    --------
  Net Deferred Tax Liability................................  $(28,824)   $(19,151)
                                                              ========    ========

                          TESORO PETROLEUM CORPORATION

     The following tables set forth the components of the Company's results of operations (in thousands) and a reconciliation of the normal statutory federal income tax rate with the Company's effective tax rate:

                                                        1997        1996       1995
                                                       -------    --------    -------
Earnings Before Income Taxes and Extraordinary Item:
  U.S................................................  $40,200    $106,675    $55,221
  Foreign............................................    8,920       8,472      6,647
                                                       -------    --------    -------
     Total Earnings Before Income Taxes and
       Extraordinary Item............................  $49,120    $115,147    $61,868
                                                       =======    ========    =======
Statutory U.S. Corporate Tax Rate....................       35%         35%        35%
Effect of:
  Foreign income taxes, net of tax benefit...........        5           2          5
  State income taxes, net of tax benefit.............        1           1          1
  Accounting recognition of operating loss tax
     benefits........................................       --          (4)       (33)
  Other..............................................       (4)         (1)        (1)
                                                       -------    --------    -------
Effective Income Tax Rate............................       37%         33%         7%
                                                       =======    ========    =======

     At December 31, 1997, the Company had approximately $6.9 million of investment tax credits and employee stock ownership credits available for carryover to subsequent years, which, if not used, will expire in the years 1999 through 2006. Additionally, at December 31, 1997, the Company had approximately $2.7 million of alternative minimum tax credit carryforwards, with no expiration dates, to offset future regular tax liabilities.

NOTE I -- LONG-TERM DEBT AND OTHER OBLIGATIONS

     Long-term debt and other obligations at December 31, 1997 and 1996 consisted of the following (in thousands):

                                                                1997       1996
                                                              --------    -------
Liability to State of Alaska................................  $ 62,016    $62,079
Corporate Revolving Credit Facility.........................    28,000         --
Marine Services Loan Facility...............................     5,611        883
Hydrocracker Loan...........................................    16,200         --
Vacuum Unit Loan............................................     9,107     11,250
Liability to Department of Energy...........................     9,235     10,555
Other.......................................................     2,147      4,536
                                                              --------    -------
                                                               132,316     89,303
Less Current Maturities.....................................    17,002     10,043
                                                              --------    -------
                                                              $115,314    $79,260
                                                              ========    =======

     Aggregate maturities of long-term debt and obligations for each of the five years following December 31, 1997 are as follows: 1998 -- $17.0 million;
1999 -- $11.9 million; 2000 -- $40.1 million; 2001 -- $13.6 million; and
2002 -- $5.6 million. In addition, in the year 2002, a $60 million payment is due to the State of Alaska, but may be deferred indefinitely, at the Company's option, by continuing a variable per barrel throughput charge described below.

                          TESORO PETROLEUM CORPORATION

  State of Alaska

     In 1993, the Company entered into an agreement ("Agreement") with the State of Alaska ("State") that settled a contractual dispute with the State. Under the Agreement, the Company is obligated to make variable monthly payments to the State through December 2001 based on a per barrel charge on the volume of feedstock processed through the Company's refinery crude unit. In 1997 and 1996, based on a per barrel throughput charge of 24 cents, the Company's variable payments to the State totaled $4.4 million and $4.0 million, respectively. In 1995, based on a per barrel throughput charge of 16 cents, the Company's variable payments to the State totaled $2.9 million. The per barrel charge increases to 30 cents in 1998 with one cent annual incremental increases thereafter through 2001. In January 2002, the Company is obligated to pay the State $60 million; provided, however, that such payment may be deferred indefinitely, at the Company's option, by continuing the variable monthly payments to the State beginning at 34 cents per barrel for 2002 and increasing one cent per barrel annually thereafter. Variable monthly payments made after January 2002 will not reduce the $60 million obligation to the State. The imputed rate of interest used by the Company on the $60 million obligation was 13%. The $60 million obligation is evidenced by a security bond, and the bond and the throughput barrel obligations are collateralized by a fourth lien on the Company's refinery. The Company's obligations under the Agreement and the mortgage are subordinated to current and future senior debt of up to $175 million plus any indebtedness incurred subsequent to the date of the Agreement to improve the Company's refinery. Loans obtained to finance the expansion of the hydrocracker unit and install the vacuum unit, both discussed below, qualify as indebtedness incurred subsequent to the Agreement to improve the Company's refinery.

  Corporate Revolving Credit Facility

     The Company's amended and restated corporate revolving credit agreement ("Credit Facility"), which expires in April 2000, provides total commitments of $150 million from a consortium of nine banks. The Company, at its option, has currently activated $100 million of these commitments. The Credit Facility provides for the issuance of letters of credit, and for cash borrowings up to $100 million, with the aggregate subject to a borrowing base (which amount exceeded total commitments at December 31, 1997). Outstanding obligations under the Credit Facility are collateralized by first liens on substantially all of the Company's trade receivables, product inventories and South Texas natural gas reserves and by a third lien on the Company's refinery.

     At December 31, 1997, the Company had outstanding cash borrowings of $28 million under the Credit Facility. During 1997, gross borrowings under the Credit Facility were $150 million, with $122 million of repayments. During 1996 and 1995, the Company's gross borrowings equaled repayments under the Credit Facility and totaled $165 million and $262 million, respectively. These cash borrowings are generally used on a short-term basis to finance working capital requirements and capital expenditures. Under the Credit Facility, at December 31, 1997, the Company had outstanding letters of credit of $34 million, primarily for royalty crude oil purchases from the State of Alaska. Unused availability, including unactivated commitments, under the Credit Facility at December 31, 1997 for additional borrowings and letters of credit totaled $88 million. The Company is also permitted to utilize unsecured letters of credit outside of the Credit Facility up to $40 million (none outstanding at December 31, 1997).

     Cash borrowings under the Credit Facility bear interest at (i) the London Interbank Offered Rate ("LIBOR") plus 1.0% per annum or (ii) the prime rate per annum, at the Company's option. Fees on outstanding letters of credit under the Credit Facility are 1.0% per annum.

     The Credit Facility, which has been amended from time to time, requires the Company to maintain specified levels of consolidated working capital, tangible net worth, cash flow and interest coverage and contains other covenants customary in credit arrangements of this kind. Among other matters, the terms of the Credit Facility allow for general open market stock repurchases and the payment of cash dividends subject to a

                          TESORO PETROLEUM CORPORATION
cumulative amount available for restricted payments (defined as the difference of (i) the sum since December 31, 1995, of (a) $5 million and (b) 50% of consolidated net earnings of the Company in any calendar year and (ii) any restricted payments made since June 1996). At December 31, 1997, the cumulative amount available for restricted payments was approximately $58 million. In addition to the cumulative restriction, the Credit Facility further limits these general open market stock repurchases and cash dividends to a maximum of $5 million annually. The Credit Facility also permits the Company to repurchase a limited amount of Common Stock, up to $10 million annually, specifically for oddlot buyback programs and employee benefit or compensation plans.

  Marine Services Loan Facility

     In January 1998, the Company terminated a $10 million loan facility which had provided a three-year line of credit to the Marine Services segment at the bank's prime rate. The outstanding balance of $5.6 million at December 31, 1997 was repaid subsequent to year-end.

  Hydrocracker Loan

     In October 1997, the National Bank of Alaska ("NBA") and the Alaska Industrial Development and Export Authority ("AIDEA"), under a loan agreement ("Hydrocracker Loan") entered into between the Company and NBA, provided a $16.2 million loan to the Company towards the cost of its refinery hydrocracker expansion (see Note C). One-half of the loan was funded by NBA and the other half was funded by AIDEA. The Hydrocracker Loan matures on or before April 1, 2005 and requires 28 equal quarterly principal payments beginning April 1998 together with interest at the unsecured 90-day commercial paper rate (5.55% at December 31, 1997) adjusted quarterly plus (i) 2.6% per annum on 50% of the amount borrowed and (ii) 2.35% per annum on the other 50% borrowed. The Hydrocracker Loan is collateralized by a second lien on the refinery. Under the terms of the Hydrocracker Loan, the Company is required to maintain specified levels of working capital and tangible net worth.

  Vacuum Unit Loan

     In 1994, the NBA and the AIDEA provided a $15 million loan to the Company towards the cost of the Company's refinery vacuum unit ("Vacuum Unit Loan"). The Vacuum Unit Loan matures January 1, 2002, requires equal quarterly payments of approximately $536,000 and bears interest at the unsecured 90-day commercial paper rate, adjusted quarterly, plus 2.6% per annum (8.11% at December 31, 1997) for two-thirds of the amount borrowed and at the National Bank of Alaska floating prime rate plus one-fourth of 1% per annum (8.75% at December 31, 1997) for the remainder. The Vacuum Unit Loan is collateralized by a first lien on the Company's refinery. Under the terms of the Vacuum Unit Loan, as amended, the Company is required to maintain specified levels of working capital and tangible net worth.

  Department of Energy

     A Consent Order entered into by the Company with the Department of Energy ("DOE") in 1989 settled all issues relating to the Company's compliance with federal petroleum price and allocation regulations from 1973 through decontrol in 1981. At December 31, 1997, the Company's remaining obligation is to pay the DOE $9.2 million, exclusive of interest at 6%, over the next five years.

  Repurchase of Debentures and Notes

     In November 1996, the Company fully redeemed its two public debt issues, totaling approximately $74 million, at a price equal to 100% of the principal amount, plus accrued interest to the redemption date. The redemption of debt was comprised of $44.1 million of outstanding 13% Exchange Notes and $30 million of outstanding 12 3/4% Subordinated Debentures ("Subordinated Debentures"). The redemption was

                          TESORO PETROLEUM CORPORATION
accounted for as an early extinguishment of debt in the 1996 third quarter, resulting in a pretax charge of $3.2 million ($2.3 million aftertax) which represented a write-off of unamortized bond discount and issue costs. The extraordinary loss on debt extinguishments of $2.9 million in 1995 related to the redemption of $34.6 million principal amount of Subordinated Debentures in December 1995.

NOTE J -- BENEFIT PLANS

  Retirement Plan

     For all eligible employees, the Company provides a qualified noncontributory retirement plan. Plan benefits are based on years of service and compensation. The Company's funding policy is to make contributions at a minimum in accordance with the requirements of applicable laws and regulations, but no more than the amount deductible for income tax purposes. The components of net pension expense for the Company's retirement plan for the years ended December 31, 1997, 1996 and 1995 are presented below (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Service Costs.........................................  $ 1,502    $ 1,306    $ 1,147
Interest Cost.........................................    3,696      3,536      3,549
Actual Return on Plan Assets..........................   (8,817)    (6,212)    (8,299)
Net Amortization and Deferral.........................    4,105      1,687      4,288
                                                        -------    -------    -------
  Net Pension Expense.................................  $   486    $   317    $   685
                                                        =======    =======    =======

     The funded status of the Company's retirement plan and amounts included in the Company's Consolidated Balance Sheets at December 31, 1997 and 1996 are set forth in the following table (in thousands):

                                                               1997       1996
                                                              -------    -------
Actuarial Present Value of Benefit Obligation:
  Vested benefit obligation.................................  $41,601    $40,539
                                                              =======    =======
  Accumulated benefit obligation............................  $44,877    $43,404
                                                              =======    =======
Plan Assets at Fair Value...................................  $50,982    $46,356
Projected Benefit Obligation................................   52,685     50,163
                                                              -------    -------
Plan Assets Less Than Projected Benefit Obligation..........   (1,703)    (3,807)
Unrecognized Net Loss.......................................    2,003      5,903
Unrecognized Prior Service Costs............................     (267)      (341)
Unrecognized Net Transition Asset...........................   (1,940)    (3,176)
                                                              -------    -------
  Accrued Pension Liability.................................  $(1,907)   $(1,421)
                                                              =======    =======

     Retirement plan assets are primarily comprised of common stock and bond funds. Actuarial assumptions used to measure the projected benefit obligations included a discount rate of 7 1/2% and a compensation increase rate of 5% for December 31, 1997, 1996 and 1995. The expected long-term rate of return on assets was 8 1/2% for 1997, 1996 and 1995.

                          TESORO PETROLEUM CORPORATION

  Executive Security Plan

     The Company's executive security plan ("ESP") provides executive officers and other key personnel with supplemental death or retirement benefits in addition to those benefits available under the Company's group life insurance and retirement plans. These supplemental retirement benefits are provided by a nonqualified, noncontributory plan and are based on years of service and compensation. Contributions are made by the Company based upon the estimated requirements of the plan. The components of net pension expense for the ESP for the years ended December 31, 1997, 1996 and 1995 are presented below (in thousands):

                                                             1997     1996     1995
                                                            ------    -----    -----
Service Costs.............................................  $  521    $ 354    $ 364
Interest Cost.............................................     363      204      205
Actual Return on Plan Assets..............................    (596)    (439)    (325)
Net Amortization and Deferral.............................   1,196      751      471
                                                            ------    -----    -----
  Net Pension Expense.....................................  $1,484    $ 870    $ 715
                                                            ======    =====    =====

     During 1997, 1996 and 1995, the Company incurred additional ESP expense of $1.2 million, $0.9 million and $1.5 million, respectively, for settlements, curtailments and other benefits resulting from employee terminations.

     The funded status of the ESP and amounts included in the Company's Consolidated Balance Sheets at December 31, 1997 and 1996 are set forth in the following table (in thousands):

                                                               1997      1996
                                                              ------    ------
Actuarial Present Value of Benefit Obligation:
  Vested benefit obligation.................................  $4,885    $3,300
                                                              ======    ======
  Accumulated benefit obligation............................  $5,585    $4,434
                                                              ======    ======
Plan Assets at Fair Value...................................  $7,732    $7,139
Projected Benefit Obligation................................   8,683     6,467
                                                              ------    ------
Plan Assets in Excess of (Less Than) Projected Benefit
  Obligation................................................    (951)      672
Unrecognized Net Loss.......................................   6,442     4,532
Unrecognized Prior Service Costs............................     895       537
Unrecognized Net Transition Obligation......................     314       417
                                                              ------    ------
  Prepaid Pension Asset.....................................  $6,700    $6,158
                                                              ======    ======

     Assets of the ESP consist of a group annuity contract. Actuarial assumptions used to measure the projected benefit obligation at December 31, 1997, 1996 and 1995 included a discount rate of 7 1/2% and a compensation increase rate of 5%. The expected long-term rate of return on assets was 7% for 1997 and 8% for 1996 and 1995.

  Retiree Health Care and Life Insurance Benefits

     The Company provides health care and life insurance benefits to retirees who were participating in the Company's group insurance program at retirement. Health care is also provided to qualified dependents of participating retirees. These benefits are provided through unfunded, defined benefit plans. The health care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plan is noncontributory. The Company funds its share of the cost of postretirement health care and life insurance benefits on a pay-as-you-go basis. The components

                          TESORO PETROLEUM CORPORATION
of net periodic postretirement benefits expense, other than pensions, for the years ended December 31, 1997, 1996 and 1995 included the following (in thousands):

                                                            1997      1996      1995
                                                           ------    ------    ------
Health Care:
  Service costs..........................................  $  676    $  558    $  447
  Interest costs.........................................   1,304     1,294     1,399
                                                           ------    ------    ------
     Net Periodic Postretirement Expense.................  $1,980    $1,852    $1,846
                                                           ======    ======    ======
Life Insurance:
  Service costs..........................................  $  190    $  158    $  174
  Interest costs.........................................     580       548       584
                                                           ------    ------    ------
     Net Periodic Postretirement Expense.................  $  770    $  706    $  758
                                                           ======    ======    ======

     The following tables show the status of the plans reconciled with the amounts in the Company's Consolidated Balance Sheets at December 31, 1997 and 1996 (in thousands):

                                                               1997       1996
                                                              -------    -------
Health Care:
Accumulated Postretirement Benefit Obligation --
  Retirees..................................................  $12,591    $12,549
  Active participants eligible to retire....................    1,638      1,203
  Other active participants.................................    4,584      4,181
                                                              -------    -------
                                                               18,813     17,933
Unrecognized Net Gain.......................................    3,211      2,621
                                                              -------    -------
     Accrued Postretirement Benefit Liability...............  $22,024    $20,554
                                                              =======    =======
Life Insurance:
Accumulated Postretirement Benefit Obligation --
  Retirees..................................................  $ 6,393    $ 6,274
  Active participants eligible to retire....................      608        484
  Other active participants.................................    1,299      1,205
                                                              -------    -------
                                                                8,300      7,963
Unrecognized Net Loss.......................................     (380)      (115)
                                                              -------    -------
     Accrued Postretirement Benefit Liability...............  $ 7,920    $ 7,848
                                                              =======    =======

     The weighted average annual rate of increase in the per capita cost of covered health care benefits is assumed to be 8% for 1998, decreasing gradually to 6% by the year 2005 and remaining at that level thereafter. This health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. For example, an increase in the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement obligation at December 31, 1997 by $3.8 million and the aggregate of service cost and interest cost components of net periodic postretirement benefits for the year then ended by $0.5 million. Actuarial assumptions used to measure the accumulated postretirement benefit obligation at December 31, 1997, 1996 and 1995 included a discount rate of 7 1/2% and a compensation rate increase of 5%.

  Thrift Plan

     The Company sponsors an employee thrift plan which provides for contributions by eligible employees into designated investment funds with a matching contribution by the Company. Employees may contribute

                          TESORO PETROLEUM CORPORATION
up to 10% of their compensation, subject to certain limitations, and may elect tax deferred treatment in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Effective October 1, 1996, the thrift plan was amended to change the Company's matching contribution from 50% (of up to 6% of the employee's eligible contribution) to 100% (of up to 4% of the employee's eligible contributions), with at least 50% of the Company's match invested in Common Stock of the Company. The Company's contributions amounted to $1.2 million, $0.8 million and $0.4 million during 1997, 1996 and 1995, respectively.

  Non-Employee Director Retirement Plan and Phantom Stock Plan

     The Company had previously established an unfunded Non-Employee Director Retirement Plan ("Director Retirement Plan"), which provided that any eligible non-employee director who had served on the Company's Board of Directors for at least three full years would be entitled to a retirement payment in cash beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ended. However, to more closely align director compensation with shareholders' interests, in March 1997, the Board of Directors amended the Director Retirement Plan to freeze the plan and convert all of the accrued benefits of the current directors under the plan to a lump-sum present value which was transferred to and became the initial account balance of the directors in the Tesoro Petroleum Corporation Board of Directors Deferred Phantom Stock Plan ("Phantom Stock Plan"). After the amendment and transfer, only those retired directors or beneficiaries who had begun receiving benefits remained participants in the Director Retirement Plan. At December 31, 1997 and 1996, the projected benefit obligation and present value of the vested and accumulated benefit obligations, discounted at 7 1/2%, of the Director Retirement Plan were estimated to be $0.4 million and $0.8 million, respectively. The Company's Consolidated Balance Sheets at December 31, 1997 and 1996 included $0.4 million and $0.7 million, respectively, in other liabilities related to the Director Retirement Plan.

     Upon establishment of the Phantom Stock Plan, the lump-sum accrued benefit of each of the current non-employee directors was transferred from the Director Retirement Plan into an account ("Account") in the Phantom Stock Plan. Under the Phantom Stock Plan, a yearly credit of $7,250 (prorated to $6,042 for 1997) is made to the Account of each director in units, based upon the closing market price of the Company's Common Stock on the date of credit. In addition, a director may elect to have the value of his cash retainer fee deposited quarterly into the Account in units. The value of each Account balance, which is a function of the amount, if any, by which the market value of the Company's Common Stock changes, is payable in cash at retirement, death, disability or termination, if vested. In 1997, the Company incurred expenses of approximately $127,000 related to the Phantom Stock Plan due to the increase in the market price of the Company's Common Stock.

NOTE K -- STOCKHOLDERS' EQUITY

  Stock Repurchase Program

     On May 7, 1997, the Company's Board of Directors authorized the repurchase of up to 3 million shares (approximately 11% of current outstanding shares) of Tesoro Common Stock in a buyback program that will extend through the end of 1998. Under the program, subject to certain conditions, the Company may repurchase from time to time Tesoro Common Stock in the open market and through privately negotiated transactions. Purchases will depend on price, market conditions and other factors and will be made primarily from cash flows. The repurchased Common Stock is accounted for as treasury stock and may be used for employee benefit plan requirements and other corporate purposes. During 1997, the Company used cash flows of $3.7 million to repurchase 236,800 shares of Common Stock, of which 20,347 shares have been reissued for an employee benefit plan. For information related to restrictions under the Credit Facility, see
Note I.

                          TESORO PETROLEUM CORPORATION

  Stock Plans and Incentive Compensation Strategy

     The Company has two employee incentive stock plans, the Amended and Restated Executive Long-Term Incentive Plan ("1993 Plan") and Amended Incentive Stock Plan of 1982 ("1982 Plan"), and the 1995 Non-Employee Director Stock Option Plan ("1995 Plan") (collectively, the "Plans"). Shares of unissued Common Stock reserved for the Plans were 2,717,611 at December 31, 1997.

     The 1993 Plan provides for the grant of up to 2,650,000 shares of the Company's Common Stock in a variety of forms, including restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights and performance share and performance unit awards. Stock options may be granted at exercise prices not less than the fair market value on the date the options are granted. The options granted generally become exercisable after one year in 20%, 25% or 33% increments per year and expire ten years from date of grant. The 1993 Plan will expire, unless earlier terminated, as to the issuance of awards in the year 2003. At December 31, 1997, the Company had 66,420 shares available for future grants under the 1993 Plan.

     In 1997, the Compensation Committee of the Board of Directors granted 175,000 phantom stock options to an executive officer of the Company. These phantom stock options, which were granted at 100% of the fair market value of the Company's Common Stock on the grant date, vest in 15% increments in each of the first three years and the remaining 55% increment vests in the fourth year. Upon exercise, the executive officer would be entitled to receive in cash the difference between the fair market value of the Common Stock on the date of the phantom stock option grant and the fair market value of Common Stock on the date of exercise. At the discretion of the Compensation Committee, these phantom stock options may be converted to traditional stock options upon sufficient shares becoming available under the 1993 Plan.

     The 1982 Plan expired in 1994 as to issuance of stock appreciation rights, stock options and stock awards; however, grants made before the expiration date that have not been fully exercised remain outstanding pursuant to their terms.

     The 1995 Plan provides for the grant of up to an aggregate of 150,000 nonqualified stock options to eligible non-employee directors of the Company. The option price per share is equal to the fair market value per share of the Company's Common Stock on the date of grant. The term of each option is ten years, and an option first becomes exercisable six months after the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995 or elected thereafter, initially received an option to purchase 5,000 shares of Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, will be granted an option to purchase 1,000 shares of Common Stock on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting is held. At December 31, 1997, the Company had 68,000 options outstanding and 77,000 shares available for future grants under the 1995 Plan.

     In June 1996, the Company's Board of Directors unanimously approved a special incentive compensation strategy in order to encourage a longer-term focus for all employees to perform at an outstanding level. The strategy provides eligible employees with incentives to achieve a significant increase in the market price of the Company's Common Stock. Under the strategy, awards would be earned only if the market price of the Company's Common Stock reaches an average price per share of $20 or higher over any 20 consecutive trading days after June 30, 1997 and before December 31, 1998 (the "Performance Target"). In connection with this strategy, non-executive employees will be able to earn cash bonuses equal to 25% of their individual payroll amounts for the previous twelve complete months and certain executives have been granted, from the 1993 Plan, a total of 340,000 stock options at an exercise price of $11.375 per share, the fair market value (as defined in the 1993 Plan) of a share of the Company's Common Stock on the date of grant, and 350,000 shares of restricted Common Stock, all of which vest only upon achieving the Performance Target.

                          TESORO PETROLEUM CORPORATION

     A summary of stock option activity in the Plans is set forth below:

                                                            NUMBER OF
                                                             OPTIONS      WEIGHTED-AVERAGE
                                                           OUTSTANDING     EXERCISE PRICE
                                                           -----------    ----------------
Outstanding December 31, 1994............................   1,496,293          $ 6.37
  Granted................................................     450,000            8.34
  Exercised..............................................    (507,467)           4.85
  Forfeited and expired..................................    (266,745)           9.10
                                                            ---------
Outstanding December 31, 1995............................   1,172,081            7.16
  Granted................................................   1,095,500           13.45
  Exercised..............................................    (315,664)           5.67
  Forfeited and expired..................................     (95,171)           8.50
                                                            ---------
Outstanding December 31, 1996............................   1,856,746           11.05
  Granted................................................     431,000           16.73
  Exercised..............................................     (43,800)           8.45
  Forfeited and expired..................................     (36,013)           8.40
                                                            ---------
Outstanding December 31, 1997............................   2,207,933           12.26
                                                            =========

     At December 31, 1997, 1996 and 1995, exercisable stock options totaled 0.7 million, 0.4 million and 0.4 million, respectively.

     The following table summarizes information about stock options outstanding under the Plans at December 31, 1997:

                                  OPTIONS OUTSTANDING
                   -------------------------------------------------        OPTIONS EXERCISABLE
                                 WEIGHTED-AVERAGE                      ------------------------------
    RANGE OF         NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
 EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
 ---------------   -----------   ----------------   ----------------   -----------   ----------------
$ 3.92 to $ 7.19      179,740        5.2 years           $ 4.52           159,272         $ 4.42
$ 7.20 to $10.45      551,100        7.5 years             8.65           279,300           8.84
$10.46 to $13.72      398,593        8.4 years            11.41            31,593          11.68
$13.73 to $16.98    1,078,500        9.2 years            15.72           210,173          14.94
                    ---------                                           ---------
$ 3.92 to $16.98    2,207,933        8.3 years            12.26           680,338           9.82
                    =========                                           =========

     The Company applies APB No. 25 and related interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized for stock option transactions or the incentive compensation strategy discussed above. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards (granted after January 1, 1995) in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings in 1997, 1996 and 1995 would have been approximately $28.5 million ($1.08 per basic share, $1.06 per diluted share), $72.6 million ($2.79 per basic share, $2.74 per diluted share), and $53.8 million ($2.19 per basic share, $2.15 per diluted share), respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 32%, 30% and 45%; risk free interest rates of 6.7%, 6.6% and 6.1%; expected lives of seven years; and no dividend yields for 1997, 1996 and 1995, respectively. The estimated fair value per share of options granted during 1997, 1996 and 1995 were $5.96, $4.26 and $3.65, respectively, and the fair value per share of restricted stock awards in 1996 was $0.95 per share.

                          TESORO PETROLEUM CORPORATION

NOTE L -- COMMITMENTS AND CONTINGENCIES

 Operating Leases

     The Company has various noncancellable operating leases related to buildings, equipment, property and other facilities. These long-term leases have remaining primary terms generally up to ten years, with terms of certain rights-of-way extending up to 34 years, and generally contain multiple renewal options. Future minimum annual lease payments as of December 31, 1997, for operating leases having initial or remaining noncancelable lease terms in excess of one year, excluding marine charters, were as follows (in thousands):

1998........................................................  $ 6,135
1999........................................................    3,378
2000........................................................    2,907
2001........................................................    2,514
2002........................................................    2,272
Remainder...................................................   13,962
                                                              -------
  Total Minimum Lease Payments..............................  $31,168
                                                              =======

     In addition to the long-term lease commitments above, the Company has leases for two vessels that are primarily used to transport crude oil and refined products to and from the Company's refinery. At December 31, 1997, future minimum annual lease payments remaining for these two vessels, which include operating costs, are approximately $28 million for each of the years 1998 and 1999 and $16 million for the year 2000. Operating costs related to these vessels, which may vary from year to year, comprised approximately 30% of the total minimum payments during 1997. The Company also enters into various month-to-month and other short-term rentals, including a charter of a vessel primarily used to transport refined products from the Company's refinery to the Far East.

     Total rental expense for short-term and long-term leases, excluding marine charters, amounted to approximately $11 million, $12 million and $10 million for 1997, 1996 and 1995, respectively. In addition, expenses related to charters of marine vessels were approximately $34 million, $30 million and $26 million for 1997, 1996 and 1995, respectively.

 Environmental

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved with a waste disposal site near Abbeville, Louisiana, at which it has been named a potentially responsible party under the Federal Superfund law. Although this law might impose joint and several liability upon each party at the site, the extent of the Company's allocated financial contributions to the cleanup of the site is expected to be limited based upon the number of companies, volumes of waste involved, and an estimated total cost of approximately $500,000 among all of the parties to close the site. The Company is currently involved in settlement discussions with the Environmental Protection Agency ("EPA") and other potentially responsible parties at the Abbeville, Louisiana site. The Company expects, based on these discussions, that its liability will not exceed $25,000. The Company is also involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties.

     At December 31, 1997, the Company's accruals for environmental expenses amounted to $8.5 million, which included a noncurrent liability of $2.7 million for remediation of the Kenai Pipe Line Company's

                          TESORO PETROLEUM CORPORATION

("KPL") properties that has been funded by the former owners of KPL through a restricted escrow deposit. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate.

     To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $7 million in 1998 and $2 million in 1999. In addition, capital expenditures for alternative secondary containment systems for existing storage tank facilities are estimated to be $2 million in 1998 and $2 million in 1999 with a remaining $5 million to be spent by 2002.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refinery, retail gasoline stations (current and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act. The amount of such future expenditures cannot currently be determined by the Company.

  Crude Oil Purchase Contracts

     The Company has a contract with the State of Alaska for the purchase of royalty crude oil covering the period January 1, 1996 through December 31, 1998. The contract provides for the purchase of 30% of the State's ANS royalty crude oil produced from the Prudhoe Bay Unit at prices based on royalty values computed by the State. During 1997, the Company purchased approximately 35,700 barrels per day of ANS crude oil under this contract. The contract contains provisions that, under certain conditions, allow the Company to temporarily or permanently reduce its purchase obligations. Under this contract, the Company is required to utilize in its refinery operations volumes equal to at least 80% of the ANS crude oil purchased from the State. The Company is presently in discussions with the State in regard to extending this contract for an additional year.

     The Company also purchases approximately 6,000 barrels per day of ANS crude oil from a producer under a contract with a term of one year beginning January 1, 1998.

     During October 1997, the Company began purchasing all of the approximately 34,000 barrels per day of Cook Inlet crude oil production from various producers under contracts extending through December 1998. A contract to purchase 4,500 barrels per day, of the 34,000 barrels per day, has been extended through March 31, 2001.

                          TESORO PETROLEUM CORPORATION

NOTE M -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                   QUARTERS
                                                       ---------------------------------    TOTAL
                                                       FIRST    SECOND   THIRD    FOURTH     YEAR
                                                       ------   ------   ------   ------   --------
                                                          (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
1997
  Revenues:
     Gross operating revenues........................  $233.3   $210.7   $251.0   $242.9   $  937.9
     Other income....................................     1.6      2.6      0.4      0.9        5.5
                                                       ------   ------   ------   ------   --------
          Total Revenues.............................  $234.9   $213.3   $251.4   $243.8   $  943.4
                                                       ======   ======   ======   ======   ========
  Operating Profit...................................  $ 15.0   $ 19.9   $ 19.4   $ 18.4   $   72.7
                                                       ======   ======   ======   ======   ========
  Net Earnings.......................................  $  6.1   $  9.7   $  8.0   $  6.9   $   30.7
                                                       ======   ======   ======   ======   ========
  Net Earnings Per Share -- Basic....................  $ 0.23   $ 0.36   $ 0.30   $ 0.26   $   1.16
  Net Earnings Per Share -- Diluted..................  $ 0.23   $ 0.36   $ 0.30   $ 0.26   $   1.14
1996
  Revenues:
     Gross operating revenues........................  $238.6   $233.8   $262.8   $240.2   $  975.4
     Income from settlement of natural gas
       contract......................................      --       --       --     60.0       60.0
     Other income....................................     5.0      0.1     (0.7)      --        4.4
                                                       ------   ------   ------   ------   --------
          Total Revenues.............................  $243.6   $233.9   $262.1   $300.2   $1,039.8
                                                       ======   ======   ======   ======   ========
  Operating Profit...................................  $ 20.7   $ 27.6   $ 25.2   $ 71.3   $  144.8
                                                       ======   ======   ======   ======   ========
  Earnings Before Extraordinary Item.................  $  6.0   $ 12.0   $ 16.2   $ 42.6   $   76.8
  Extraordinary Loss on Debt Extinguishments, Net....      --       --     (2.3)      --       (2.3)
                                                       ------   ------   ------   ------   --------
          Net Earnings...............................  $  6.0   $ 12.0   $ 13.9   $ 42.6   $   74.5
                                                       ======   ======   ======   ======   ========
  Net Earnings Per Share -- Basic....................  $ 0.24   $ 0.46   $ 0.53   $ 1.62   $   2.87
  Net Earnings Per Share -- Diluted..................  $ 0.23   $ 0.45   $ 0.52   $ 1.59   $   2.81

     Pretax other income related to severance tax refunds of $1.6 million and $0.2 million were recorded in the 1997 first and second quarters, respectively. Pretax other income of $2.2 million related to the collection of a Bolivian receivable for prior years production was recorded in the 1997 second quarter.

     The 1996 first quarter included pretax other income of $5 million related to retroactive severance tax refunds. The 1996 third quarter included pretax income of $8 million for interest and reimbursement of costs from Tennessee Gas (see Note D) and an aftertax extraordinary loss of $2.3 million for the early extinguishment of debt (see Note I). The contract with Tennessee Gas was terminated during the 1996 fourth quarter resulting in pretax income of $60 million (see Note D). Operating profit included approximately $8 million pretax in each of the first, second and third quarters of 1996 from the excess of natural gas contract prices over spot market prices.

                          TESORO PETROLEUM CORPORATION

NOTE N -- OIL AND GAS PRODUCING ACTIVITIES

     The information presented below represents the oil and gas producing activities of the Company's Exploration and Production segment, excluding amounts related to its U.S. natural gas transportation operations. Other information pertinent to the Exploration and Production segment is contained in Notes B, C and D.

  Capitalized Costs Relating to Oil and Gas Producing Activities

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Capitalized Costs:
  Proved properties................................  $251,604    $179,433    $119,836
  Unproved properties not being amortized..........    31,918      12,344       5,118
                                                     --------    --------    --------
                                                      283,522     191,777     124,954
  Accumulated depreciation, depletion and
     amortization..................................   112,562      78,222      51,549
                                                     --------    --------    --------
     Net Capitalized Costs.........................  $170,960    $113,555    $ 73,405
                                                     ========    ========    ========

     The Company's investment in oil and gas properties included $31.9 million in unevaluated properties, primarily undeveloped leasehold costs and seismic costs, which have been excluded from the amortization base at December 31, 1997. Of this amount, $26.3 million and $5.6 million of such costs were incurred in 1997 and 1996, respectively. The Company anticipates that the majority of these costs will be included in the amortization base during the next two years.

  Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

                                                         U.S.      BOLIVIA     TOTAL
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
1997
  Property acquisitions --
     Proved...........................................  $14,723    $11,892    $26,615
     Unproved.........................................    7,127      3,370     10,497
  Exploration.........................................   24,584     10,972     35,556
  Development.........................................   17,798      1,279     19,077
                                                        -------    -------    -------
                                                        $64,232    $27,513    $91,745
                                                        =======    =======    =======
1996
  Property acquisitions --
     Proved...........................................  $20,454    $    --    $20,454
     Unproved.........................................    5,216         --      5,216
  Exploration.........................................   11,830      6,704     18,534
  Development.........................................   22,228        149     22,377
                                                        -------    -------    -------
                                                        $59,728    $ 6,853    $66,581
                                                        =======    =======    =======
1995
  Property acquisition, unproved......................  $ 1,432    $    --    $ 1,432
  Exploration.........................................   10,011      2,994     13,005
  Development.........................................   38,003        792     38,795
                                                        -------    -------    -------
                                                        $49,446    $ 3,786    $53,232
                                                        =======    =======    =======

                          TESORO PETROLEUM CORPORATION

  Results of Operations from Oil and Gas Producing Activities

     The following table sets forth the results of operations for oil and gas producing activities, in the aggregate by geographic area, with income tax expense computed using the statutory tax rate for the period adjusted for permanent differences, tax credits and allowances.

                                                        U.S.       BOLIVIA       TOTAL
                                                        ----       --------      -----
                                                      (IN THOUSANDS EXCEPT AS INDICATED)
1997
  Gross revenues -- sales to unaffiliates(a)........  $ 68,843     $11,189     $ 80,032
  Production costs..................................     7,424         932        8,356
  Administrative support and other..................     2,217       2,321        4,538
  Depreciation, depletion and amortization..........    29,350       1,538       30,888
  Other income(b)...................................     3,238       2,184        5,422
                                                      --------     -------     --------
  Pretax results of operations......................    33,090       8,582       41,672
  Income tax expense................................    11,582       4,915       16,497
                                                      --------     -------     --------
  Results of operations from producing
     activities(c)..................................  $ 21,508     $ 3,667     $ 25,175
                                                      ========     =======     ========
  Depletion per net equivalent thousand cubic feet
     ("Mcfe").......................................  $   0.93     $  0.19
                                                      ========     =======
1996
  Gross revenues -- sales to unaffiliates(a)........  $ 88,358     $13,701     $102,059
  Production costs..................................     5,326         837        6,163
  Administrative support and other..................     3,649       2,830        6,479
  Depreciation, depletion and amortization..........    25,235       1,279       26,514
  Income from settlement of a natural gas
     contract(d)....................................    60,000          --       60,000
  Income from severance tax refunds.................     5,000          --        5,000
                                                      --------     -------     --------
  Pretax results of operations......................   119,148       8,755      127,903
  Income tax expense................................    41,702       5,439       47,141
                                                      --------     -------     --------
  Results of operations from producing
     activities(c)..................................  $ 77,446     $ 3,316     $ 80,762
                                                      ========     =======     ========
  Depletion per Mcfe................................  $   0.79     $  0.15
                                                      ========     =======
1995
  Gross revenues -- sales to unaffiliates(a)........  $107,276     $11,707     $118,983
  Production costs..................................    12,005         600       12,605
  Administrative support and other..................     2,842       3,289        6,131
  Gain on sales of assets(e)........................    33,532          --       33,532
  Depreciation, depletion and amortization..........    29,004         250       29,254
                                                      --------     -------     --------
  Pretax results of operations......................    96,957       7,568      104,525
  Income tax expense................................    33,935       4,718       38,653
                                                      --------     -------     --------
  Results of operations from producing
     activities(c)..................................  $ 63,022     $ 2,850     $ 65,872
                                                      ========     =======     ========
  Depletion per Mcfe................................  $   0.69     $  0.03
                                                      ========     =======

---------------

(a) Revenues included the effects of natural gas commodity price agreements which amounted to losses of $1.6 million ($0.05 per thousand cubic feet ("Mcf")) and $3.1 million ($0.11 per Mcf) in 1997 and 1996, respectively, and to a gain of $0.3 million ($0.01 per Mcf) in 1995. The Company had entered into these agreements to reduce risks caused by fluctuations in the prices of natural gas in the spot market. During 1997, 1996 and 1995, the Company used such agreements to set the price of 9%, 30% and 38%,

                          TESORO PETROLEUM CORPORATION
     respectively, of the natural gas that it sold in the spot market. The Company has no remaining natural gas price agreements outstanding at December 31, 1997.

(b) Primarily represents income from retroactive severance tax refunds in the U.S. operations and income related to a collection of a receivable in Bolivian operations.

(c)  Excludes corporate general and administrative expenses and financing costs.

(d)  See Note D.

(e) Represents gain on sale of certain interests in the Bob West Field (see Note C).

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves (Unaudited)

     The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with SFAS No. 69. The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from production of year-end quantities of proved reserves based on year-end prices and any fixed and determinable future escalation provided by contractual arrangements in existence at year-end. Escalation based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to year-end reserves are based on year-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given for the effects of permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows.

     The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. The standardized measure is not intended to be representative of the fair market value of the Company's proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended by the Company.

                                                       U.S.      BOLIVIA      TOTAL
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
DECEMBER 31, 1997
  Future cash inflows..............................  $347,904    $490,337    $838,241
  Future production costs..........................    81,011      86,546     167,557
  Future development costs.........................    29,362      48,860      78,222
                                                     --------    --------    --------
  Future net cash flows before income tax
     expense.......................................   237,531     354,931     592,462
  10% annual discount factor.......................    70,036     148,461     218,497
                                                     --------    --------    --------
  Discounted future net cash flows before income
     taxes.........................................   167,495     206,470     373,965
  Discounted future income tax expense(a)..........    32,284     107,318     139,602
                                                     --------    --------    --------
  Standardized measure of discounted future net
     cash flows(b).................................  $135,211    $ 99,152    $234,363
                                                     ========    ========    ========

                          TESORO PETROLEUM CORPORATION

                                                       U.S.      BOLIVIA      TOTAL
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
DECEMBER 31, 1996
  Future cash inflows..............................  $376,103    $368,119    $744,222
  Future production costs..........................    66,524      72,766     139,290
  Future development costs.........................    13,156      30,632      43,788
                                                     --------    --------    --------
  Future net cash flows before income tax
     expense.......................................   296,423     264,721     561,144
  10% annual discount factor.......................    73,687     130,915     204,602
                                                     --------    --------    --------
  Discounted future net cash flows before income
     taxes.........................................   222,736     133,806     356,542
  Discounted future income tax expense (a).........    70,251      80,102     150,353
                                                     --------    --------    --------
  Standardized measure of discounted future net
     cash flows....................................  $152,485    $ 53,704    $206,189
                                                     ========    ========    ========
DECEMBER 31, 1995
  Future cash inflows..............................  $265,379    $120,510    $385,889
  Future production costs..........................    53,095      32,005      85,100
  Future development costs.........................     8,625       7,548      16,173
                                                     --------    --------    --------
  Future net cash flows before income tax
     expense.......................................   203,659      80,957     284,616
  10% annual discount factor.......................    34,920      32,231      67,151
                                                     --------    --------    --------
  Discounted future net cash flows before income
     taxes.........................................   168,739      48,726     217,465
  Discounted future income tax expense(a)..........    45,939      25,897      71,836
                                                     --------    --------    --------
  Standardized measure of discounted future net
     cash flows....................................  $122,800    $ 22,829    $145,629
                                                     ========    ========    ========

---------------

(a) For Bolivia, the discounted future income tax expense includes Bolivian taxes of $105.0 million, $69.4 million and $21.6 million as of December 31, 1997, 1996 and 1995, respectively, and U.S. income taxes of $2.3 million, $10.7 million and $4.3 million at December 31, 1997, 1996 and 1995, respectively.

(b) Gross rates for the Company's Bolivian production were increased from 40 million cubic feet ("MMcf") per day to 120 MMcf per day in the year 2000 due to the anticipated completion of the Bolivia-Brazil pipeline during early 1999 as discussed in Note B. This increase accounted for approximately $57 million of the standardized measure of discounted future net cash flows for Bolivia at December 31, 1997.

  Changes in Standardized Measure of Discounted Future Net Cash Flows
(Unaudited)

                                                        1997       1996       1995
                                                      --------   --------   ---------
                                                              (IN THOUSANDS)
Sales of oil and gas produced, net of production
  costs.............................................  $(69,567)  $(93,275)  $(106,378)
Net changes in prices and production costs..........   (88,473)    39,409     (32,931)
Extensions, discoveries and improved recovery.......    42,191     81,201      83,045
Changes in future development costs.................    (7,495)   (17,704)     19,221
Revisions of previous quantity estimates............    15,819     (7,244)     60,800
Purchases (sales) of minerals in-place..............    79,024     55,484     (48,698)
Changes in timing of Bolivian production............    10,271         --          --
Extension of Bolivian contract terms................        --     26,564          --
Other changes in Bolivian Hydrocarbons Law..........        --     32,894          --
Accretion of discount...............................    20,619     14,563      14,878
Net changes in income taxes.........................    25,785    (71,332)      6,917
                                                      --------   --------   ---------
Net increase (decrease).............................    28,174     60,560      (3,146)
Beginning of period.................................   206,189    145,629     148,775
                                                      --------   --------   ---------
End of period.......................................  $234,363   $206,189   $ 145,629
                                                      ========   ========   =========

                          TESORO PETROLEUM CORPORATION

  Reserve Information (Unaudited)

     The following estimates of the Company's net proved oil and gas reserves are based on evaluations prepared by Netherland, Sewell & Associates, Inc., except for U.S. net reserves at December 31, 1997 which were prepared by in-house engineers and audited by Netherland, Sewell & Associates, Inc. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.

                                                               U.S.      BOLIVIA    TOTAL
                                                              -------    -------   -------
NET PROVED GAS RESERVES (millions of cubic feet)(a)
  December 31, 1994.........................................  129,099     95,756   224,855
     Revisions of previous estimates........................   46,239       (553)   45,686
     Extensions, discoveries and other additions............   50,201         --    50,201
     Production.............................................  (41,789)    (6,807)  (48,596)
     Sales of minerals in-place.............................  (77,373)        --   (77,373)
                                                              -------    -------   -------
  December 31, 1995.........................................  106,377     88,396   194,773
     Extension of Bolivian contract terms(b)................       --     32,998    32,998
     Other changes in Bolivian Hydrocarbons Law(b)..........       --     56,704    56,704
     Revisions of previous estimates........................   (4,792)      (149)   (4,941)
     Extensions, discoveries and other additions............   22,977     59,964    82,941
     Production.............................................  (32,081)    (7,412)  (39,493)
     Purchases of minerals in-place.........................   24,309         --    24,309
                                                              -------    -------   -------
  December 31, 1996.........................................  116,790    230,501   347,291
     Revisions of previous estimates........................   (3,063)    30,567    27,504
     Extensions and discoveries.............................   33,648         --    33,648
     Production.............................................  (31,409)    (7,131)  (38,540)
     Purchases of minerals in-place.........................   30,527     81,229   111,756
                                                              -------    -------   -------
  December 31, 1997 (c).....................................  146,493    335,166   481,659
                                                              =======    =======   =======
NET PROVED DEVELOPED GAS RESERVES (millions of cubic feet)
  December 31, 1994.........................................  110,071     81,558   191,629
  December 31, 1995.........................................   95,930     72,500   168,430
  December 31, 1996.........................................  107,509    123,154   230,663
  December 31, 1997 (c).....................................  112,385    181,402   293,787

                          TESORO PETROLEUM CORPORATION

                                                               U.S.      BOLIVIA    TOTAL
                                                              -------    -------   -------
NET PROVED OIL RESERVES (thousands of barrels)(a)
  December 31, 1994.........................................       --      1,793     1,793
     Revisions of previous estimates........................        1         10        11
     Extensions, discoveries and other additions............        8         --         8
     Production.............................................       (1)      (207)     (208)
                                                              -------    -------   -------
  December 31, 1995.........................................        8      1,596     1,604
     Extension of Bolivian contract terms(b)................       --        459       459
     Other changes in Bolivian Hydrocarbons Law(b)..........       --        913       913
     Revisions of previous estimates........................       (4)       150       146
     Extensions, discoveries and other additions............       --        840       840
     Production.............................................      (10)      (214)     (224)
     Purchases of minerals in-place.........................      188         --       188
                                                              -------    -------   -------
  December 31, 1996.........................................      182      3,744     3,926
     Revisions of previous estimates........................       (5)       349       344
     Extensions and discoveries.............................       87         --        87
     Production.............................................      (43)      (189)     (232)
     Purchases of minerals in-place.........................      430      1,301     1,731
                                                              -------    -------   -------
  December 31, 1997 (c).....................................      651      5,205     5,856
                                                              =======    =======   =======
NET PROVED DEVELOPED OIL RESERVES (thousands of barrels)
  December 31, 1994.........................................       --      1,627     1,627
  December 31, 1995.........................................        4      1,407     1,411
  December 31, 1996.........................................      126      2,291     2,417
  December 31, 1997 (c).....................................      296      3,137     3,433

---------------

(a) The Company is required to file annual estimates of its proved reserves with the Department of Energy. Such filings have been consistent with the information presented herein.

(b) Under a new Hydrocarbons Law passed by the Bolivian government in 1996, the Company converted its Contracts of Operation for Block 18 and Block 20 into four Shared Risk Contracts, which, among other matters, extend the Company's term of operation, provide more favorable acreage relinquishment terms and provide for a more favorable royalty and tax structure.

(c) No major discovery or adverse event has occurred since December 31, 1997 that would cause a significant change in net proved reserve volumes.

NOTE O -- SUBSEQUENT EVENT (UNAUDITED)

     On March 18, 1998, the Company entered into a stock sale agreement with BHP Hawaii Inc. and BHP Petroleum Pacific Islands Inc., subsidiaries of The Broken Hill Proprietary Company Limited ("BHP"), whereby Tesoro will purchase all of the outstanding stock of BHP Petroleum Americas Refining Inc. ("BHP Refining") and BHP Petroleum South Pacific Inc. ("BHP South Pacific"). The primary assets of BHP Refining and BHP South Pacific include a 95,000-barrel per day refinery and 32 retail gasoline stations located in Hawaii. In addition, Tesoro and a BHP affiliate will enter into a two-year crude supply agreement pursuant to which the BHP affiliate will assist Tesoro in acquiring crude oil feedstock sourced outside of North America and arrange for the transportation of such crude oil to the Hawaiian refinery. The acquisition is expected to close by the end of May 1998, subject to regulatory review and other customary conditions. Under the terms of the stock sale agreement, the Company has deposited $5 million into an escrow account for this acquisition. The purchase price to be paid at closing includes $275 million in cash, less the amount of the escrow deposit. After closing, the cash purchase price will be increased by an amount that net working capital acquired

                          TESORO PETROLEUM CORPORATION
exceeds $100 million or reduced by an amount that the net working capital acquired is less than $100 million. In addition, Tesoro will issue an unsecured, non-interest bearing, promissory note for the purchase in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning in 2009. The note will provide for early payment to the extent of one-half of the amount by which earnings from the acquired assets, before interest expense, income taxes and depreciation, depletion and amortization, as specified in the note, exceed $50 million in any calendar year. Upon acceleration due to an event of default, the amount outstanding to be paid under the note will be reduced to present value using a discount rate of 9%. The acquisition, which significantly increases the scope of the Company's refining and marketing operations, will be accounted for as a purchase whereby the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company is currently in discussions with its investment bankers to arrange for financing of the acquisition and associated working capital and letter of credit requirements.

                          TESORO PETROLEUM CORPORATION

                                  THRIFT PLAN

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 29, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned participant in the TESORO PETROLEUM CORPORATION THRIFT PLAN (the "Plan") hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Wednesday, July 29, 1998, at 10:00 A.M. Central time, and directs the Fidelity Management Trust Company, Trustee, to vote (or cause to be voted) all shares of Tesoro Common Stock allocated to the undersigned's account under the Plan and held in the Trustee's name on June 9, 1998, at said meeting and at any adjournment thereof. Said Trustee is authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided below), as indicated below upon the following proposals, more fully set forth in the Proxy Statement, and in its discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

                 PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK [X]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2, ITEM 3 AND ITEM 4.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

   [ ]  FOR all nominees          [ ]   WITHHELD for all nominees

Nominees: Steven H. Grapstein; William J. Johnson; Alan J. Kaufman; Raymond K. Mason, Sr.; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

ITEM 2 - Proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000.

   [ ]  FOR                      [ ]  AGAINST                       [ ]  ABSTAIN

ITEM 3 - Proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan and increase the limit on the number of shares of restricted stock which can be granted under such plan.

   [ ]  FOR                      [ ]  AGAINST                       [ ]  ABSTAIN

ITEM 4 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998.

   [ ]  FOR                      [ ]  AGAINST                       [ ]  ABSTAIN

ITEM 5 - To transact such other business as may properly come before the meeting or any adjournment thereof.





                                        Dated:                            , 1998
                                               ---------------------------
                                        Signature:
                                                  ------------------------------






PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                          TESORO PETROLEUM CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 29, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

          The undersigned hereby appoints BRUCE A. SMITH and JAMES C. REED, JR., and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of Tesoro Petroleum Corporation held in the name of the undersigned at the close of business on June 9, 1998, at the Annual Meeting of Stockholders to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Wednesday, July 29, 1998, at 10:00 A.M. Central time, and at any adjournment thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence. Said proxies are authorized to vote in accordance with the Proxy Statement for the election of the persons nominated pursuant thereto as directors (unless authority is withheld as provided below), as indicated below upon the following proposals, more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

                (Continued and to be signed on the reverse side)
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                  PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK  [X]


THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2, ITEM 3 AND ITEM 4.

ITEM 1 - Election of 7 directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

    [ ]  FOR all nominees             [ ]  WITHHELD for all nominees

Nominees: Steven H. Grapstein; William J. Johnson; Alan J. Kaufman; Raymond K. Mason, Sr.; Bruce A. Smith; Patrick J. Ward; and Murray L. Weidenbaum.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

ITEM 2 - Proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 50,000,000 to 100,000,000.

    [ ]  FOR                 [ ]  AGAINST              [ ]  ABSTAIN

ITEM 3 - Proposal to increase the number of shares which can be granted under the Amended and Restated Executive Long-Term Incentive Plan and increase the limit on the number of shares of restricted stock which can be granted under such plan.

    [ ]  FOR                 [ ]  AGAINST              [ ]  ABSTAIN

ITEM 4 - Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998.

    [ ]  FOR                 [ ]  AGAINST              [ ]  ABSTAIN

ITEM 5 - To transact such other business as may properly come before the meeting or any adjournment thereof.






                                      THIS PROXY WHEN PROPERLY EXECUTED AND
                                      RETURNED WILL BE VOTED IN THE MANNER
                                      DIRECTED BY THE UNDERSIGNED STOCKHOLDER.
                                      IF NO DIRECTION IS GIVEN, THIS PROXY WILL
                                      BE VOTED FOR THE NOMINEES LISTED IN ITEM
                                      1 AND FOR ITEMS 2, 3 AND 4.


                                      Dated:                              , 1998
                                            ------------------------------

                                      Signature:
                                                 -------------------------------

                                      Signature:
                                                 -------------------------------


PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATION NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.